Exhibit 10.2

EXECUTION COPY

Published CUSIP Number: 36828CAA5

CREDIT AGREEMENT

dated as of March 10, 2004

among

GCA HOLDINGS, L.L.C.,

GLOBAL CASH ACCESS, L.L.C.,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Administrative Agent, L/C Issuer and Swing Line Lender

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

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-iii-

Schedules:

Schedule 2.01	-	Lenders and Commitments
Schedule 4.01(n)	-	Adjustments to Consolidated EBITDA
Schedule 5.03	-	Required Consents, Authorizations, Notices and Filings
Schedule 5.13	-	Subsidiaries
Schedule 5.22	-	Ownership of Holdings
Schedule 7.09	-	Transactions with Affiliates
Schedule 10.02	-	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits:

Exhibit A-1	-	Form of Notice of Borrowing
Exhibit A-2	-	Form of Notice of Extension/Conversion
Exhibit A-3	-	Form of Letter of Credit Request
Exhibit A-4	-	Form of Swing Line Loan Request

Exhibit B-1	-	Form of Revolving Note
Exhibit B-2	-	Form of Term B Note
Exhibit B-3	-	Form of Swing Line Note

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Compliance Certificate

Exhibit E-1	-	Form of Opinion of Counsel for the Borrower and the Other Loan Parties
Exhibit E-2	-	Matters to be Covered in the Opinion of Special Gaming Counsel for the Borrower and the Other Loan Parties

Exhibit F	-	Form of Guaranty

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Exhibit G-1	-	Form of Security Agreement
Exhibit G-2	-	Form of Pledge Agreement
Exhibit G-3	-	Form of Perfection Certificate

Exhibit H	-	Form of Intercompany Note

Exhibit I	-	Form of Intercompany Note Subordination Provisions

Exhibit J	-	Form of Loan Party Accession Agreement

Exhibit K	-	Form of OFAC/Anti-Terrorism Compliance Certificate

Exhibit L	-	Form of Solvency Certificate

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CREDIT AGREEMENT

This Credit Agreement is entered into as of March 10, 2004 and is among GCA HOLDINGS, L.L.C., a Delaware limited liability company (“Holdings”), GLOBAL CASH ACCESS, L.L.C., a Delaware limited liability company (the “Borrower”), the banks and other financial institutions from time to time party hereto (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Holdings and the Borrower have requested the Lenders to provide credit facilities to the Borrower in the aggregate principal amount of up to $280,000,000 for the purposes described herein. The Lenders are willing to make the requested credit facilities available on the terms and conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. Terms defined in the introductory section hereof have the respective meanings set forth therein. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accession Agreement” means a Loan Party Accession Agreement, substantially in the form of Exhibit J hereto, executed and delivered by an Additional Subsidiary Guarantor after the Closing Date in accordance with Section 6.12(a) or (d).

“Acquired Capital Lease Obligations” means Capital Lease Obligations of a Person (i) existing at the time such Person becomes a Subsidiary of the Borrower or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Capital Lease Obligations incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Borrower or such acquisition, as the case may be.

“Acquired Purchase Money Indebtedness” means Purchase Money Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary of the Borrower or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Purchase Money Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Borrower or such acquisition, as the case may be.

“Additional Collateral Documents” has the meaning set forth in Section 6.12.

“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of an Accession Agreement as provided in Section 6.12(b).

“Adjusted Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same Group of Loans, the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Finance Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. As used herein, the term “Control” means (i) with respect to any Person having voting shares or their equivalent and elected directors, managers or Persons performing similar functions, the possession, directly or indirectly, of the power to vote 10% or more of the Equity Interests having ordinary voting power of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or their equivalent, by contract or otherwise. Notwithstanding the foregoing, in no event shall the Bank of America or any of its affiliates be, or be deemed to be, an Affiliate of any Loan Party.

“Agent” means the Administrative Agent or the Collateral Agent and any successors and assigns in such capacity, and “Agents” means both of them.

“Agent-Related Persons” means the Administrative Agent or the Collateral Agent, together with their respective Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Credit Agreement, as amended, modified or supplemented from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money-laundering, including, without limitation, (i) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (ii) the U.S. Patriot Act, (iii) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., (iv) the Bank Secrecy Act, (v) the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. and (vi) any related rules and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control or any other Governmental Authority, in each case as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Applicable Capital Gains Tax Rate” means, (A) with respect to a Tax Year and an Ultimate Member that is an individual, a rate equal to the sum of: (i) the highest marginal federal capital gain tax rate applicable in such Tax Year to an individual who is a citizen of the United States, plus (ii) an amount equal to the sum of the highest marginal state and local capital gain tax rates applicable in such Tax Year to an individual who is a resident of the City of San-Francisco in the State of California, multiplied by a factor equal to 1 minus the highest marginal federal capital gain tax rate described in clause (i) above; and (B) with respect to an Ultimate Member that is a corporation (or is an entity taxable as a corporation) for federal income tax purposes, the Applicable Ordinary Tax Rate.

“Applicable Ordinary Tax Rate” means, with respect to a Tax Year, a rate equal to the sum of: (i) the highest marginal federal ordinary income tax rate applicable in such Tax Year to an individual who is a citizen of the United States, plus (ii) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable in such Tax Year to an individual who is a resident of the City of San Francisco in the State of California, multiplied by a factor equal to 1 minus the highest marginal federal income tax rate described in clause (i) above; provided, however, that if the highest marginal federal corporate income tax rate applicable in such Tax Year exceeds the highest marginal federal ordinary income tax rate applicable in such Tax Year to an individual who is a citizen of the United States, then, solely for purposes of determining Permitted Tax Distributions with respect to an Ultimate Member that is a corporation (or is an entity taxable as a corporation) for federal income tax purposes, the rate described in clause (i) above shall be the highest marginal federal corporate income tax rate applicable in such Tax Year.

“Applicable Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Applicable Margin” means (i) for purposes of calculating (A) the applicable interest rate for any day for any Revolving Loan or any Swing Line Loan or (B) the applicable rate of the Letter of Credit Fee for any day for purposes of Section 2.11(b), the appropriate applicable margin set forth below corresponding to the Leverage Ratio as of the most recent Calculation Date and (ii) for purposes of calculating the applicable interest rate for any day for any Term B Loans, 2.75%, in the case of Eurodollar Loans, and 1.75%, in the case of Base Rate Loans:

REVOLVING LOANS, SWING LINE LOANS AND FEES
Pricing Level	Leverage Ratio	Applicable Margin For Eurodollar Loans	Applicable Margin For Base Rate Loans	Applicable Margin For Standby Letter of Credit Fee
I	≥ 4.75 to 1.0	3.00%	2.00%	3.00%
II	< 4.75 to 1.0	2.75%	1.75%	2.75%

Each Applicable Margin for Revolving Loans, Swing Line Loans and Letter of Credit Fees shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five Business Days after the date by which the Borrower is required to provide the consolidated financial information required by Section 6.01(a) or (b) and the Compliance Certificate required by Section 6.02(b) for the fiscal quarter or year of the Borrower most recently ended prior to the Calculation Date; provided, however, that: (i) each initial Applicable Margin for Revolving Loans, Swing Line Loans and Letter of Credit Fees shall be based on Pricing Level I (as shown above) and shall remain at Pricing Level I until the first Calculation Date occurring after the end of the first two fiscal quarters of the Borrower subsequent to the Closing Date and, thereafter, each Applicable Margin with respect to Revolving Loans, Swing Line Loans and Letter of Credit Fees shall be based on the Pricing Level (as shown above) corresponding to the Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of the Borrower preceding the applicable Calculation Date; (ii) if the Borrower fails to provide the consolidated financial information required by Section 6.01(a) or (b) or the Compliance Certificate required by Section 6.02(b) for the most recently ended fiscal quarter or year of the Borrower preceding any applicable Calculation Date, each such Applicable Margin for Revolving Loans, Swing Line Loans and Letter of Credit Fees from such Calculation Date shall be based on Pricing Level I (as shown above)

until such time as such consolidated financial information and an appropriate officer’s certificate is provided, whereupon each Applicable Margin shall be based on the Pricing Level (as shown above) corresponding to the Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of the Borrower preceding such Calculation Date and (iii) if and for so long as any Default or Event of Default shall have occurred and be continuing, each Applicable Margin for Revolving Loans, Swing Line Loans and Letter of Credit Fees shall be based on Pricing Level I (as shown above). Each Applicable Margin with respect to Revolving Loans, Swing Line Loans and Letter of Credit Fees shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margins shall be applicable to all Loans and Letters of Credit then existing or subsequently made or issued.

“Approved Fund” has the meaning set forth in Section 10.07(g).

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Asset Disposition” means any sale, lease (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), transfer or other disposition (including any such transaction effected by way of merger or consolidation and including any sale or other disposition of Equity Interests of a Subsidiary, but excluding any sale or other disposition by way of Casualty or Condemnation) by any Group Company of any asset.

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit C hereto.

“ATMs” has the meaning set forth in Section 7.01(ix).

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, at any date (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction described in Section 7.13, the lesser of (A) the present value, discounted in accordance with GAAP at the debt rate implicit in the related lease, of the obligations of the lessee for rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (B) the fair market value of the assets subject to such transaction.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries for the fiscal years ended 2001, 2002 and 2003, and the related consolidated statements of income or operations, members’ equity and cash flows for such fiscal year of the Borrower and its Consolidated Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Revolving Termination Date, (ii) the date of the termination of the Commitments pursuant to Section 2.10 and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 2.02.

“Bank of America” means Bank of America, N.A., a national banking association, and its successors.

“Bank Secrecy Act” means the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970, 31 U.S.C. 1051, et seq., as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Federal Funds Rate plus ½ of 1% and (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” means Global Cash Access, L.L.C., a Delaware limited liability company, and its successors.

“Borrowing” has the meaning set forth in Section 1.08.

“Business Acquisition” means the acquisition by the Borrower or one or more of its Subsidiaries of Equity Interests of, or all (or any substantial part for which audited financial statements or other financial information satisfactory to the Administrative Agent is available) of the assets or property of, another Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Nevada or the state where the Administrative Agent’s Office is located, except that (i) when used in Section 2.05 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Applicable Lending Office is located, and (ii) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the L/C Issuers and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers.

“Cash Equivalents” means:

(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three months from the date of acquisition;

(ii) Dollar-denominated certificates of deposit of (A) any Lender, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 90 days from the date of acquisition;

(iii) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation not an Affiliate of the Borrower rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within three months of the date of acquisition;

(iv) repurchase agreements with a term of not more than seven days with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(v) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (i) through (iv).

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements or from business interruption.

“Casualty Insurance Policy” means any insurance policy maintained by any Group Company covering losses with respect to Casualties.

“Change of Control” means the occurrence of any of the following events:

(i) Prior to a Qualifying IPO, (A) Holdings shall cease to own directly 100% of the Equity Interests of the Borrower, on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable), (B) M&C International shall cease to own beneficially, directly or indirectly, at least 51% of the Equity Interests of Holdings on a fully-diluted basis as set forth above, (C) the Permitted Investors shall cease to own beneficially, directly or indirectly, at least 51% of the Equity Interests of M&C International on a fully-diluted basis as set forth above or (D) the failure at any time of the Permitted Investors to control, whether through the ownership of voting securities, by contract or otherwise, a majority of the seats on the board of directors (or Persons performing similar functions) of Holdings; or

(ii) after a Qualifying IPO, (A) Holdings shall cease to own directly 100% of the Equity Interests of the Borrower on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable), (B) (x) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than M&C International) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 35% or more of the Equity Interests of Holdings on a fully-diluted basis as set forth above, and (y) such Person or group is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Equity Interests of Holdings, calculated on a fully-diluted basis as set forth above, than the percentage of the voting power of the Equity Interests of Holdings having ordinary voting power owned by M&C International or (c) the Permitted Investors shall cease to own beneficially, directly or indirectly, at least 51% of the Equity Interests of M&C International on a fully-diluted basis as set forth above; or

(iii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors (or persons performing similar functions) of Holdings together with any new members of such board of directors (A) whose elections by such board of directors or whose nominations for election by the members of Holdings was approved by a vote a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) elected by the Equity Investor Group, cease for any reason to constitute a majority of the directors of Holdings still in office; or

(iv) a “change of control” (as defined in the Senior Subordinated Note Indenture) occurs.

“Class” has the meaning set forth in Section 1.08.

“Closing Date” means the date on or after the Effective Date when the first Credit Extension occurs in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.

“Collateral Agent” means Bank of America, in its capacity as collateral agent for the Finance Parties under the Collateral Documents, and its successor or successors in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Depositary Bank Agreements, any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages required to be delivered pursuant to the Finance Documents and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Commitment” means (i) with respect to each Lender, its Revolving Commitment and/or Term B Commitment, as and to the extent applicable, (ii) with respect to each L/C Issuer, its L/C Commitment and (iii) with respect to the Swing Line Lender, the Swing Line Commitment, in each case as set forth on Schedule 2.01 or in the applicable Assignment and Assumption as its Commitment of the applicable Class, as any such amount may be increased or decreased from time to time pursuant to this Agreement.

“Commitment Fee” has the meaning set forth in Section 2.11(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Condemnation” means any taking of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Consolidated Adjusted Working Capital” means at any date the excess of (i) Consolidated Current Assets (excluding cash and Cash Equivalents classified as such in accordance with GAAP) over (ii) Consolidated Current Liabilities (excluding the current portion of any Consolidated Funded Indebtedness).

“Consolidated Capital Expenditures” means for any period the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability) that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures of the Borrower and its Consolidated Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for such period (including the amount of assets leased under any Capital Lease).

“Consolidated Cash Taxes” means for any period the aggregate amount of all taxes of the Borrower and its Consolidated Subsidiaries for such period to the extent the same are paid directly in cash by the Borrower or any Consolidated Subsidiary of Holdings during such period or indirectly in cash by the Borrower during such period through Permitted Tax Distributions; provided that Consolidated Cash Taxes for any period of four fiscal quarters ending on the last day of the first, second or third fiscal quarters of Holdings ending after the Closing Date shall be deemed equal to the product of (i) Consolidated Cash Taxes computed in accordance with the requirements of this definition for such one, two or three quarter period multiplied by (ii) a fraction, the numerator of which is four and the denominator of which is the number of such fiscal quarters ended after the Closing Date.

“Consolidated Current Assets” means at any date the consolidated current assets of the Borrower and its Consolidated Subsidiaries determined as of such date, excluding receivables arising out of the Overnight Settlements but only to the extent reflected on the balance sheet of the Borrower and its Consolidated Subsidiaries.

“Consolidated Current Liabilities” means at any date (i) the consolidated current liabilities of the Borrower and its Consolidated Subsidiaries, excluding liabilities arising out of the

Overnight Settlements but only to the extent reflected on the balance sheet of the Borrower and its Consolidated Subsidiaries, plus (ii) all Guaranty Obligations of the Borrower or any Consolidated Subsidiary of the Borrower in respect of the current liabilities of any Person (other than the Borrower or a Consolidated Subsidiary of the Borrower), all determined as of such date.

“Consolidated EBITDA” means for any period the sum of (i) Consolidated Net Income for such period (excluding therefrom (x) any extraordinary items of gain or loss and (y) any gain or loss from discontinued operations) plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes, if applicable, (C) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-recurring non-cash charges (excluding any such non-cash charge to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period) and (D) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower incurred as a result of the Transaction and deducted from net income during the period ending December 31, 2004, all determined in accordance with GAAP minus (iii) any amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and (B) any non-cash income or non-cash gains, all as determined in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, the Senior Leverage Ratio and the Fixed Charge Coverage Ratio, (a) if during such Reference Period (or in the case of pro-forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) any Group Company shall have made a Permitted Business Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro-Forma Basis, without giving effect to projected or anticipated cost savings and (b) Consolidated EBITDA for the Reference Period ending on each of March 31, 2004, June 30, 2004 and September 30, 2004 shall be increased (without duplication) by the adjustments arising out of the cost-saving initiatives of the Borrower in the applicable amount set forth in the table below for such Reference Period:

Reference Period Ending	Adjustment
March 31, 2004	$7,500,000
June 30, 2004	$5,000,000
September 30, 2004	$2,500,000

“Consolidated Fixed Charges” means, for any period, the sum of (i) Consolidated Interest Expense for such period plus (ii) Consolidated Scheduled Debt Payments for such period plus (iii) Consolidated Cash Taxes for such period.

“Consolidated Funded Indebtedness” means at any date the Funded Indebtedness of the Borrower and its Consolidated Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means at any date the Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of such date.

“Consolidated Interest Expense” means, for any period, the total interest expense, whether paid or accrued and whether or not capitalized, (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases and the implied interest component of Synthetic Leases (regardless of whether accounted for as interest expense under GAAP), fees payable by the Borrower to a Vault Cash Provider pursuant to Article VII (or a successor provision) of the Vault Cash Agreement (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Swap Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrower and its Consolidated Subsidiaries), determined on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Borrower and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (i) the income (or loss) of any Person in which any other Person (other than the Borrower or any of its Wholly-Owned Consolidated Subsidiaries) has an ownership interest, except to the extent that any such income is actually received in cash by the Borrower or such Wholly-Owned Consolidated Subsidiary in the form of Restricted Payments during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any of its Consolidated Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Consolidated Subsidiaries, except as provided in the definition of “Pro-Forma Basis” herein and (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Scheduled Debt Payments” means, for any period, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness (including, without limitation, the principal component of Capital Lease Obligations and Purchase Money Indebtedness paid or payable during such period), but excluding payments due on Revolving Loans and Swing Line Loans during such period; provided that Consolidated Scheduled Debt Payments for any period shall not include voluntary prepayments of Consolidated Funded Indebtedness, mandatory prepayments of the Term B Loans pursuant to Section 2.09(b) or other mandatory prepayments (other than by virtue of scheduled amortization) of Consolidated Funded Indebtedness.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Assets” means at any date the total consolidated assets of the Borrower and its Consolidated Subsidiaries determined as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate” in this Section 1.01.

“Credit Exposure” has the meaning set forth in the definition of “Required Lenders” in this Section 1.01.

“Credit Extension” means a Borrowing or the issuance, renewal or extension of a Letter of Credit.

“Debt Equivalents” of any Person means (i) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Indebtedness or Debt Equivalents or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the latest of the Revolving Termination Date or the Term B Maturity Date and (ii) if such Person is a Subsidiary of the Borrower, any Preferred Stock of such Person.

“Debt Issuance” means the issuance by any Group Company of any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time any Lender that, within one Business Day of when due, (i) has failed to make a Loan or purchase a Participation Interest in a Swing Line Loan or an L/C Obligation required pursuant to the terms of this Agreement, (ii) other than as set forth in clause (i) above, has failed to pay to any Agent or any Lender an amount owed by such Lender pursuant to the terms of the Agreement or any other Finance Document unless such amount is subject to a good faith dispute or (iii) has been deemed insolvent or has become subject to a receivership or insolvency event.

“Depositary Bank Agreement” means an agreement between a Loan Party and any bank or other depositary institution, substantially in the form of Exhibit D to the Security Agreement, as the same may be amended, modified or supplemented from time to time.

“Disregarded Entity” means an entity described in clause (a)(ii) of the definition of Flow-Through Entity.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person that is organized under the laws of the United States or any political subdivision or any territory thereof, and “Domestic Subsidiaries” means any two or more of them.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 10.21.

“Eligible Assignee” has the meaning set forth in Section 10.07(g).

“Employee Benefit Arrangements” means in any jurisdiction the benefit schemes or arrangements in respect of any employees or past employees operated by any Group Company or in which any Group Company participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits.

“Engagement Letter” means the letter agreement dated January 27, 2004 among Banc of America Securities LLC, Bank of America, N.A. and M&C International.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“Equity Issuance” means (i) any sale or issuance by any Group Company to any Person other than Holdings or a Wholly-Owned Subsidiary of Holdings of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Indebtedness) and (ii) the receipt by any Group Company of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of any Group Company, from any Person other than Holdings or a Wholly-Owned Subsidiary of Holdings.

“Equity Investor Group” means M&C International and one or more other investors reasonably acceptable to the Arranger.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with a Group Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with a Group Company under Section 414(o) of the Code or is under “common control” with a Group Company, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(i) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(d) of the Code), the application for a minimum funding waiver under Section 303 of ERISA with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan;

(iv) the incurrence of any material liability (or the reasonable expectation thereof) by a Group Company or any ERISA Affiliate as the result of the violation of any provision of Title I of ERISA or Section 4975 of the Code or pursuant to Title IV of ERISA relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such liability by a Group Company or any ERISA Affiliate, or in the imposition of any lien on any of the rights, properties or assets of a Group Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or Section 4975 of the Code or to Section 401(a)(29) or 412 of the Code;

(v) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(vi) the withdrawal of a Group Company or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by a Group Company or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(vii) the imposition of liability (or the reasonable expectation thereof) on a Group Company or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(viii) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against a Group Company or ERISA Affiliate in connection with any Plan;

(ix) the receipt from the United States Internal Revenue Service of notice of the failure of any Plan (or any other Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code; or

(x) the establishment or amendment by a Group Company or ERISA Affiliate of any Welfare Plan that provides post-employment welfare benefits in a manner that would materially increase the liability of a Group Company.

“Eurodollar Loan” means at any date a Loan which bears interest at a Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Loan:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; or

(ii) if the rate referred to in clause (i) above does not appear on such page or service or such page or service not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate or such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. two Business Days prior to the first day of such Interest Period; or

(iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upwards to the next 1/16th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period as would be offered by Bank of America, N.A.’s London branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 P.M. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents), whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for prorations, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means for any period an amount equal to (i) Consolidated EBITDA for such period plus (ii) all cash non-recurring and extraordinary gains, if any, during such period (whether or not accrued in such period), all business interruption insurance proceeds, if any, and (without duplication) cash gains attributable to Asset Dispositions out of the ordinary course of business, if any, of the Borrower and its Consolidated Subsidiaries during such period to the extent not otherwise included in Consolidated EBITDA for such period and not required to be utilized in connection with a repayment or prepayment of the Loans made or to be made pursuant to Section 2.09(b)(iii), plus (iii) (x) the net decrease, if any, in Consolidated Adjusted Working Capital less (y) the decrease, if any, in the principal amount of Revolving Loans and Swing Line Loans, in each case from the first day to the last day of such period, minus (iv) the amount, if any, which, in the determination of Consolidated Net Income for such period, has been included in respect of income or gain from Asset Dispositions of the Borrower and its Consolidated Subsidiaries to the extent utilized or repay or prepay Loans pursuant to Section 2.09(b)(iii), minus (v) the aggregate amount of Consolidated Capital Expenditures during such period (net of the amount of Capital Lease Obligations and Purchase Money Indebtedness (excluding Loans) incurred by the Borrower or any Subsidiary to finance any such Capital Expenditures), minus (vi) Consolidated Interest Expense actually paid in cash by the Borrower and its Consolidated Subsidiaries during such period, minus (vii) Consolidated Cash Taxes (including Permitted Tax Distributions) actually paid during such period, minus (viii) Consolidated Scheduled Debt Payments actually paid by the Borrower and its Consolidated Subsidiaries during such period, minus (ix) optional prepayments of the Term B Loans during such period minus (x) to the extent not included in clause (iv) above, repayments or prepayments of the Revolving Loans and Swing Line Loans to the extent the Revolving Commitments and the Swing Line Commitment are permanently reduced at the time of such payment, minus (xi) the net increase, if any, in Consolidated Adjusted Working Capital less (y) the net increase, if any, in the principal amount of Revolving Loans and Swing Line Loans, in each case from the first day to the last day of such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Asset Disposition” means an Asset Disposition permitted pursuant to any one or more of clauses (i) through (vii) of Section 7.05.

“Excluded Equity Issuance” means (i) any issuance by any Subsidiary of the Borrower of its Equity Interests to the Borrower or any other Wholly-Owned Domestic Subsidiary of the Borrower, (ii) the receipt by any Wholly-Owned Subsidiary of the Borrower of a capital contribution from the Borrower or a Subsidiary of the Borrower and (iii) any issuance by Holdings of its Equity Interests to Bank of America or one or more of its affiliates.

“Extraordinary Receipts” means tax refunds received as a rebate or refund relating to any federal or state income taxes paid, indemnity payments or proceeds received under any business interruption or casualty insurance policy in respect of a covered loss thereunder, any reduction after the Closing Date of the cash consideration paid to the Seller under the Recapitalization Agreement (including as a result of any indemnity payment by the Seller to Holdings or the Borrower), any other payments under the Recapitalization Agreement or other agreements for the Transaction, pension reversions resulting from any surplus assets of any Pension Plan, certain insurance proceeds and other payment amounts not received or expected in the ordinary course of business.

“Failed Loan” has the meaning set forth in Section 2.03(e).

“Federal Funds Rate” means for any day the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent.

“Finance Document” means each Senior Finance Document and each Swap Agreement between one or more Loan Parties and a Swap Creditor entered into in accordance with Section 7.01(v), and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, (i) all Senior Obligations and (ii) all Swap Obligations of a Loan Party owed or owing to any Swap Creditor under one or more Finance Documents.

“Finance Party” means each Lender, the Swing Line Lender, each L/C Issuer, each Swap Creditor, each Agent and each Indemnitee and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDA less the aggregate amount of Consolidated Capital Expenditures for such period (exclusive of the portion thereof financed with Capital Leases or Purchase Money Indebtedness (exclusive of Loans) permitted by Section 7.01(iii) incurred during such period) to (ii) Consolidated Fixed Charges for such period.

“Flow-Through Entity” means an entity that (a) for federal income tax purposes (i) constitutes a “partnership” (within the meaning of Section 7701(a)(2) of the Code), other than a publicly traded partnership treated as a corporation under Section 7704 of the Code or (ii) constitutes a business entity that is disregarded as an entity separate from its single beneficial owner under the Code, Treasury Regulations or any published administrative guidance of the Internal Revenue Service (each of the entities described in (i) or (ii), a “Federal Flow-Through Entity”), and (b) for state and local jurisdictions in respect of which Permitted Tax Distributions are being made to Ultimate Members that are individuals, i.e., the State of California and the City of San Francisco, is subject to treatment on a basis substantially similar to a Federal Flow-Through Entity under the applicable state and local income tax laws.

“Foreign Lender” has the meaning set forth in Section 10.15(a)(i).

“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fund” has the meaning set forth in Section 10.07(g).

“Funded Indebtedness” means, with respect to any Person and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (xi) of the definition of “Indebtedness” in this Section 1.01, (ii) all Indebtedness of others of the type referred to in clause (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not the obligations secured thereby have been assumed by such Person, (iii) all Guaranty Obligations of such Person with respect to Indebtedness of others of the type referred to in clause (i) above and (iv) all Indebtedness of the type referred to in clause (i) above of any other Person (including any Partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under any applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person shall not be liable therefor.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, with authority to regulate any gaming-related operations of the Borrower or any of its Subsidiaries.

“GameCash Litigation” means an action commenced in April of 2003 against the Borrower and First Data Corporation in the District Court of the State of Minnesota (Hennepin County) by Game Finance Corporation and its ultimate parent, Viad Corporation, alleging breach of a confidentiality agreement between Viad Corporation and First Data Corporation, interference with contract relations and interference with prospective economic advantage arising from a competitive bidding situation in which a gaming establishment entered into a contract with the Borrower rather than Game Finance Corporation.

“Gaming License” means any license, permit, franchise or other authorization from any Gaming Authority necessary on the date of this Agreement or at any time thereafter to own, lease or operate the assets of or otherwise conduct the business of the Borrower or any of its Subsidiaries.

“Gaming Contract” means any contract, undertaking, agreement, instrument or other arrangement, whether written or oral.

“GCA Finance” means Global Cash Access Finance Corporation, a Delaware corporation and a Wholly-Owned Domestic Subsidiary of the Borrower, and its successors.

“Government Acts” has the meaning set forth in Section 2.05(p)(i).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Company” means any of Holdings, the Borrower or their respective Subsidiaries (regardless of whether or not consolidated with Holdings or the Borrower for purposes of GAAP), and “Group Companies” means all of them, collectively.

“Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Eurodollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base

Rate Loan pursuant to Article III, such Loan shall be included in the same Group or Group of Loans from time to time as it would have been had it not been so converted or made.

“Guaranty” means the Guaranty, substantially in the form of Exhibit F hereto, dated as of the Closing Date among Holdings, the Subsidiary Guarantors and the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Indebtedness or other obligation of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness or other obligation of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation or (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness or other obligation in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environment Law.

“Holdings” means GCA Holdings, L.L.C., a Delaware limited liability company, and its successors.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and due within six months of the incurrence thereof), (v) the Attributable Indebtedness of such Person in respect of Capital Lease Obligations and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP), (vi) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) all non-contingent obligations (and, for purposes of Section 7.01 and Section 8.01(e), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument, (viii) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person, (ix) all Guaranty Obligations of such Person, (x) all Debt Equivalents of such Person (xi) all

Swap Obligations of such Person (determined at their then respective Swap Termination Values) and (xii) the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person shall not be liable therefor.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intellectual Property Licenses” has the meaning set forth in Section 4.01(v).

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

“Intercompany Note” means a promissory note contemplated by Section 7.06(a)(ix) or (x), substantially in the form of Exhibit H hereto, and “Intercompany Notes” means any two or more of them.

“Interest Payment Date” means (i) as to Base Rate Loans, the last Business Day of each fiscal quarter of the Borrower and the Maturity Date for Loans of the applicable Class and (ii) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date for Loans of the applicable Class, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

“Interest Period” means with respect to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (v) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) no Interest Period in respect of Term B Loans may be selected which extends beyond a Principal Amortization Payment Date for such Loans unless, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term B Loans which are comprised of Base Rate Loans together with such Term B Loans comprised of Eurodollar Loans with Interest Periods expiring on or prior to such Principal Amortization Payment Date are at least equal to the aggregate principal amount of Term B Loans due on such date;

(iv) no Interest Period may be elected at any time when a Default or an Event of Default is then in existence; and

(v) no Interest Period shall be elected which would end after the Maturity Date for Loans of the applicable Class.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, time deposits or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or in the case of any Subsidiary of the Borrower, any release, cancellation, compromise or forgiveness in whole or in part of any Indebtedness owing by such Person.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Cash Collateral Account” has the meaning set forth in the Security Agreement.

“L/C Commitment” means the commitment of one or more L/C Issuers to issue Letters of Credit in an aggregate face amount at any one time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the L/C Sublimit.

“L/C Disbursement” means a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Documents” means, with respect to any Letter of Credit, the related Letter of Credit Request, any application therefor and any other agreements, instruments, Guaranties or other documents (whether general in application or applicable only to such Letter of Credit) entered into by the L/C Issuer and the Borrower or any of its Subsidiaries in favor of the L/C Issuer and relating to any such Letter of Credit or governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“L/C Issuer” means (i) Bank of America, in its capacity as issuer of Letters of Credit under Section 2.05(a), and its successor or successors in such capacity and (ii) any other Lender which the Borrower shall have designated as an “L/C Issuer” by notice to the Administrative Agent.

“L/C Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all L/C Disbursements not yet reimbursed by the Borrower as provided in Section 2.05(f) to the applicable L/C Issuers in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.05(g). For purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby

Practices, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $10,000,000. The L/C Sublimit is a part of, and not in addition to, the Revolving Committed Amount.

“Leaseholds” means with respect to any Person all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” means each bank or other lending institution listed on Schedule 2.01, each Eligible Assignee that becomes a Lender pursuant to Section 10.07(b) and their respective successors and shall include, as the context may require, the Swing Line Lender in such capacity and each L/C Issuer in such capacity.

“Letter of Credit” means a Standby Letter of Credit or a Trade Letter of Credit, and “Letters of Credit” means any combination of the foregoing.

“Letter of Credit Fee” has the meaning set forth in Section 2.11(b).

“Letter of Credit Request” has the meaning set forth in Section 2.05(b).

“Leverage Ratio” means on any day the ratio of (i) Consolidated Indebtedness as of such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of Holdings ended on, or most recently preceding, such day.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of March 10, 2004, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Loan” means a Revolving Loan, a Term B Loan or a Swing Line Loan (or a portion of any Revolving Loans, Term B Loans or Swing Line Loans), individually or collectively as appropriate; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Extension/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Party” means each of Holdings, the Borrower and each Subsidiary Guarantor, and “Loan Parties” means any combination of the foregoing.

“M&C International” means M&C International, Inc., a Nevada corporation, and its successors.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (i) any material adverse effect upon the operations, business, properties or condition (financial or otherwise) of the Borrower and its Consolidated Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of a Loan Party to consummate the transactions contemplated hereby to occur on the Closing Date, (iii) a material impairment of the ability of any Loan Party to perform any of its obligations under any Finance Document to which it is a party or (iv) a material impairment of the rights and benefits of the Lenders under any Finance Document.

“Maturity Date” means (i) as to Revolving Loans and Swing Line Loans, the Revolving Termination Date and (ii) as to Term B Loans, the Term B Maturity Date.

“Member” means, with respect to each Tax Year in which Holdings qualifies as a Flow-Through Entity, each Person that is a direct member of Holdings

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(i) with respect to any Asset Disposition, Casualty or Condemnation, (A) the gross amount of cash proceeds (including Insurance Proceeds and Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds or unless such Insurance Proceeds or Condemnation Awards are to be used for repair, restoration or replacement pursuant to plans approved by the Required Lenders, which consent shall not be unreasonably withheld) actually paid to or actually received by any Group Company in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any non-cash proceeds of any Asset Disposition, Casualty or Condemnation as and when received), less (B) the sum of (w) the amount, if any, of all taxes (other than income taxes) and all income taxes or Permitted Tax Distributions (as estimated in good faith by a senior financial or senior accounting officer of the Borrower in accordance with the provisions of Section 7.07(iii) giving effect to the overall tax position of Holdings and its Subsidiaries) (to the extent that the amount of such taxes or Permitted Tax Distributions shall have been set aside for the purpose of paying such taxes or Permitted Tax Distributions when due), and customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Group Company or Affiliates) that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by the seller or the transferor of the assets or property to which such Asset Disposition, Casualty or Condemnation relates, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, (x) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition, Casualty or Condemnation, (y) if applicable, the amount of any Indebtedness secured by a Permitted Lien that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation, and (z) any payments to be made by any Group Company as agreed between such Group Company and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith; and

(ii) with respect to any Equity Issuance or Debt Issuance, the gross amount of cash proceeds paid to or received by any Group Company in respect of such Equity Issuance or

Debt Issuance as the case may be (including cash proceeds subsequently as and when received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by any Group Company in connection therewith (other than those payable to any Group Company or any Affiliate of any Group Company).

“Net Capital Gain” means, with respect to any Tax Year, the sum of (i) any net capital gain (i.e., net long-term capital gain over net short-term capital loss) and (ii) any dividend income that is treated as net capital gain under Section 1(h)(11) of the Code or for California income tax purposes, of the Borrower that is allocated (or otherwise flows through) to the Ultimate Members for tax purposes for such Tax Year.

“Net Ordinary Income” means, with respect to any Tax Year, the excess of (A) all items of taxable income or gain (other than capital gain and, for purposes of determining Permitted Tax Distributions with respect to Ultimate Members that are individuals, any dividend income that is treated as net capital gain under Section 1(h)(11) of the Code or for California income tax purposes) of the Borrower that are allocated (or otherwise flow through) to the Ultimate Members for tax purposes for such Tax Year over (B) all items of taxable deduction or loss (other than capital loss) of the Borrower that are allocated (or otherwise flow through) to the Ultimate Members for tax purposes for such Tax Year.

“Net Short Term Capital Gain” means, with respect to any Tax Year, any net short-term capital gain (i.e., net short-term capital gain in excess of net long-term capital loss) of the Borrower that is allocated (or otherwise flows through) to the Ultimate Members for tax purposes for such Tax Year.

“Note” means a Revolving Note, a Term B Note or a Swing Line Note, and “Notes” means any combination of the foregoing.

“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1 hereto.

“Notice of Extension/Conversion” has the meaning set forth in Section 2.07(a).

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organization Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Overnight Settlement” means a settlement by a Loan Party with a credit or debit card association, an ATM network or a provider of money order instruments, as the case may be, of an ATM withdrawal by, or a cash advance (whether through the disbursement of cash or issuance of a negotiable instrument, as the case may be, by such Loan Party) to, a patron of a gaming establishment; provided that such settlement is made (i) in the ordinary course of such Loan Party’s business consistent with past practices and (ii) within not more than three Business Days following such ATM withdrawal or such cash advance is made.

“Participation Interest” means a Credit Extension by a Lender by way of a purchase of a participation interest in Letters of Credit or L/C Obligations as provided in Section 2.05(d), in Swing Line Loans as provided in Section 2.01(c)(vi) or in any Loans as provided in Section 2.13.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means with respect to any Loan Party a certificate, substantially in the form of Exhibit G-3 to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Collateral Agent and duly executed by the chief executive officer and the chief legal officer of such Loan Party.

“Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.

“Permitted Business Acquisition” means a Business Acquisition; provided that:

(i) the Equity Interests or property or assets acquired in such acquisition relate to a line of business similar to the business of the Borrower or any of its Subsidiaries (other than GCA Finance) engaged in on the Closing Date;

(ii) the representations and warranties made by the Loan Parties in each Finance Document shall be true and correct in all material respects at and as of the date of such acquisition (as if made on such date after giving effect to such acquisition), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier date);

(iii) the Administrative Agent shall have received all items in respect of the Equity Interests or property or assets acquired in such acquisition (and/or the seller thereof) required to be delivered by Section 6.12;

(iv) in the case of an acquisition of the Equity Interests of another Person, (A) except in the case of the incorporation of a new Subsidiary, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (B) the Equity Interests acquired shall constitute at least a majority of the total Equity Interests of the issuer thereof;

(v) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition, and the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro-Forma Basis (with pro-forma adjustments satisfactory to the Administrative Agent), (A) the Borrower shall be in compliance with all of the financial covenants set forth in Section 7.18 hereof as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such acquisition and with respect to which the Administrative Agent has received the consolidated financial information required under Sections 6.01(a) and (b) and the Compliance Certificate required by Section 6.02(b) and (B) the Leverage Ratio as of the last day of such period shall not exceed 4.75 to 1.0;

(vi) the liabilities (determined in accordance with GAAP but in any event including contingent obligations) acquired by the Borrower and its Subsidiaries on a consolidated basis in such acquisition and the Indebtedness issued by the Borrower and its Subsidiaries on a consolidated basis from such acquisition shall not exceed in the aggregate 20% of the purchase price paid for the related Equity Interests or assets;

(vii) after giving effect to such acquisition, the Revolving Committed Amount shall be at least $10,000,000 greater than the total Revolving Outstandings; and

(viii) the aggregate consideration (including cash, earn-out payments, assumption of indebtedness and non-cash consideration) for all such acquisitions occurring after the Closing Date shall, when taken together with the aggregate amount of all Investments theretofor made since the Closing Date pursuant to Section 7.06(a)(ix), not exceed (x)$25,000,000 or (y) if, upon giving effect to such acquisition on a Pro-Forma Basis (with pro-forma adjustments satisfactory to the Administrative Agent), the Leverage Ratio as of as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such acquisition and with respect to which the Administrative Agent has received the consolidated financial information required under Sections 6.01(a) and (b) does not exceed 3.75 to 1.0, $40,000,000.

“Permitted C-Corp Reorganization” means a transaction resulting in the Borrower or any of its Subsidiaries becoming a subchapter “C” corporation under the Code; provided that in connection with any such transaction (i) the resulting entity will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and, in the case of the Borrower, such Person expressly assumes all of the Finance Obligations pursuant to the documentation satisfactory to the Administrative Agent and becomes the Borrower for all purposes under this Agreement or under any other Finance Document; (ii) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction; (iii) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction; (iv) the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect on a Pro-Forma Basis to such transaction, the Loan Parties will be in compliance with all of the financial covenants set forth in Section 7.18 as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the consolidated financial information required under Section 6.01(a) or (b) and the Compliance Certificate required by Section 6.02(b); (v) such transaction would not result in the loss, suspension or material impairment of any Gaming License of the Borrower or any of its Subsidiaries unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment; (vi) such transaction would not require any Lender to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdictions; (vii) prior to such transaction, the Borrower shall have delivered to the Administrative Agent an opinion of independent counsel in the United States stating that (A) the Lenders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred, and (B) the Borrower will not recognize income, gain or loss for federal and state income (and franchise) tax purposes as a result of such transaction; and (viii) at the time of the transaction, the Borrower shall have delivered, or caused to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, an officers’ certificate and an opinion of counsel, each to the effect that such transaction and the supplemental indenture in respect thereof comply with this Agreement and that all conditions precedent therein provided for relating to such transaction have been complied with.

“Permitted Investors” means Karim Maskatiya, Robert Cucinotta and one or more trusts, the sole beneficiaries of which, or corporations or partnerships, the sole stockholders or partners of which, are Karim Maskatiya, Robert Cucinotta or their respective spouses, parents, immediate family members or descendants.

“Permitted Liens” has the meaning set forth in Section 7.02.

“Permitted Tax Distribution” means, with respect to each Tax Year, a distribution of cash to Holdings (for distribution to the Members and Ultimate Members) in an amount equal to (A) the sum of (x) the product of Net Ordinary Income and the Applicable Ordinary Tax Rate, (y) the product of Net Capital Gain and the Applicable Capital Gains Tax Rate, and (z) the product of Net Short-Term Capital Gain and the Applicable Ordinary Tax Rate, minus (B) the sum of the Tax Loss Amount and Tax Credits. For purposes of calculating the amount of Permitted Tax Distributions (including the Tax Loss Amount and Tax Credits), (i) any elections made by Holdings, the Borrower or any Subsidiary of the Borrower under Section 754 of the Code shall be taken into account, (ii) the proportionate part of the items of taxable income, gain (including capital gain), deduction, loss (including capital loss) and credits of any Subsidiary of the Borrower that is a Flow-Through Entity (but only for such periods in which such Subsidiary is a Flow-Through Entity) shall be included in determining the taxable income, gain (including capital gain), deduction, loss (including capital loss) and credits of the Borrower, and (iii) notwithstanding the immediately preceding clause (ii), any income or gain (including capital gain) arising from a Permitted C-Corp Reorganization or a merger of the Borrower with an Affiliate for purposes of reincorporating the Borrower in another jurisdiction to realize tax benefits, shall not be taken into account.

Payments of estimated amounts of Permitted Tax Distributions as are reasonably necessary to enable the Ultimate Members to satisfy their respective liabilities to make estimated tax payments under applicable tax laws may be made within fifteen days following March 31, May 31, August 31, and December 31 of each calendar year (each, an “Estimated Tax Distribution Date”). The determination of the estimated amounts of Permitted Tax Distributions to be paid on the Estimated Tax Distribution Dates shall be based upon a reasonable estimate of the excess of (x) the Permitted Tax Distributions that would be payable for the period beginning on January l of such calendar year and ending on March 31, May 31, August 31, and December 31, respectively, of such calendar year if such period were a taxable year (computed as provided above) over (y) payments of estimated amounts of Permitted Tax Distributions made with respect to all prior periods during such calendar year.

The amount of the Permitted Tax Distributions for a Tax Year shall be re-computed promptly after (i) the filing by Holdings, the Borrower and each Subsidiary of the Borrower that is treated as a Flow-Through Entity of their respective annual income tax returns (if any) and (ii) an appropriate federal, state or local taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss (including capital gain or loss) or credits of or attributable to the Borrower or any such Subsidiary that is treated as a Flow-Through Entity for such Tax Year or the aggregate Tax Loss Amount carried forward to such Tax Year should be changed or adjusted (including by reason of a final determination that the Borrower or such Subsidiary was not a Flow-Through Entity) (each of clauses (i) and (ii), a “Tax Calculation Event”). Promptly after a Tax Calculation Event, the Borrower shall cause a nationally recognized accounting firm to deliver promptly to the Trustee a memorandum by such accounting firm (the “Accountant’s Memorandum”) (a) showing the computation of the Permitted Tax Distributions with respect to the relevant Tax Year, (b) certifying that such computation has been made in accordance with the definition of Permitted Tax Distributions and in a manner consistent with the reporting and treatment of the Borrower’s (including each such Subsidiary’s) items of income, gain, loss, deduction and credit for such Tax Year on Holdings’ and the Borrower’s respective federal, California and San Francisco income tax returns for such Tax Year (if any) and (c) showing the aggregate amount of Permitted Tax Distributions previously distributed to Holdings with respect to such Tax Year and the amount of any Tax Distribution Overage or Tax Distribution Shortfall (each as defined below). To the extent that the estimated amount of Permitted Tax Distributions previously paid with respect to any Tax Year are either greater than (a “Tax Distribution Overage”) or less than (a “Tax Distribution Shortfall”) the Permitted Tax Distributions with respect to such Tax Year, as determined by reference to the computation of the amount of the items of income, gain, deduction, loss and credits of the Borrower and each such Subsidiary and (if applicable) the aggregate Tax Loss Amount carried forward to such Tax Year as shown in the Accountant’s Memorandum in connection with a Tax Calculation Event, the amount of the estimated Permitted Tax Distributions that may be paid on the Estimated Tax Distribution Date immediately following such Tax Calculation Event shall be reduced or increased as appropriate to the extent of the Tax Distribution Overage or the Tax Distribution Shortfall. To the extent that a Tax Distribution Overage remains after the Estimated Tax Distribution Date immediately following such Tax Calculation Event, the amount of the estimated Permitted Tax Distributions that may be paid on the subsequent Estimated Tax Distribution Date shall be reduced to the extent of such Tax Distribution Overage.

Prior to paying any Permitted Tax Distributions, the Borrower shall require Holdings, each Member and each Ultimate Member to agree in writing that promptly after the second Estimated Tax Distribution Date following a Tax Calculation Event, each Member and Ultimate Member shall (without duplication) reimburse to Holdings an amount in cash equal to such Member’s or Ultimate Member’s pro rata share (based on the portion of Permitted Tax Distributions paid to such Member and Ultimate Member for the Tax Year) of any remaining Tax Distribution Overage, and Holdings shall reimburse to the Borrower an amount in cash equal to any such remaining Tax Distribution Overage.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by any Group Company or any ERISA Affiliate.

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit G-2 hereto, dated as of the date hereof among Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, supplemented or modified from time to time.

“Pledged Collateral” has the meaning set forth in the Pledge Agreement.

“Pre-Commitment Information” means, taken as an entirety, (i) information contained in the Preliminary Offering Memorandum dated February 21, 2004 with respect to the Senior Subordinated Notes and (ii) any other written information in respect of the Borrower, any Subsidiary of the Borrower or the Recapitalization provided to any Agent or Lender by or on behalf of M & C International, Holdings or the Borrower prior to the Closing Date.

“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Principal Amortization Payment” means a scheduled principal payment on the Term B Loans pursuant to Section 2.08(b).

“Principal Amortization Payment Date” means (i) the last day of each calendar quarter (or, if such day is not a Business Day, the next succeeding Business Day), commencing with the first such date occurring at least three months after the Closing Date and ending on the Term B Maturity Date and (ii) the Term B Maturity Date.

“Pro-Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof, that the transaction in question shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the financial information for the Borrower and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period. As used in this definition, “transaction” means (i) any incurrence or assumption by a Group Company of Indebtedness under Section 7.01(viii), (ii) any merger or consolidation referred to in Section 7.04(iv), (iii) any Permitted Business Acquisition referred to in Section 7.06(a)(xii) or in clause (iv) of the definition of “Permitted Business Acquisition” set forth in Section 1.01 or (iv) any computation of Consolidated EBITDA under the circumstances contemplated by the second sentence of the definition thereof. In connection with any calculation of the financial covenants set forth in Section 7.18 upon giving effect to a transaction on a “Pro-Forma Basis,” (i) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period) shall be deemed to have been incurred as of the first day of the relevant four fiscal-quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations and (iii) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period, without giving effect to cost savings.

“Pro-Forma Compliance Certificate” means a certificate of the chief financial officer or chief accounting officer of the Borrower delivered to the Administrative Agent in connection with any “transaction” as defined in the definition of “Pro-Forma Basis” above and containing reasonably detailed calculations (with pro-forma adjustments reasonably satisfactory to the Administrative Agent), upon giving effect to the applicable transaction on a Pro-Forma Basis, of the Fixed Charge Coverage Ratio, the Leverage Ratio and the Senior Leverage Ratio as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of the applicable transaction and with respect to which the Administrative Agent shall have received the consolidated financial information for the Borrower and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period.

“Purchase Money Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Borrower or such Subsidiary;

provided that such Indebtedness is incurred within 90 days after such property is acquired or, in the case of improvements, constructed.

“Qualifying IPO” means an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 (or any successor form)) of the common Equity Interests of Holdings (i) pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering) and (ii) resulting in gross proceeds of at least $100,000,000.

“QuikPlay” means QuikPlay, LLC, a Delaware limited liability company, and its successors.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recapitalization” means the transactions contemplated by the Recapitalization Agreement.

“Recapitalization Agreement” means Recapitalization Agreement dated as of December 10, 2003, as amended by the Amendments to the Recapitalization Agreement dated as of January 20, 2004, February 20, 2004 and March 3, 2004, in each case, among M & C International, the Borrower, the Seller and its Subsidiaries, as the same may be further amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Recapitalization Distribution” has the meaning set forth in Section 4.01(g).

“Recapitalization Documents” means the Recapitalization Agreement, including all exhibits and schedules thereto, and all other agreements, documents and instruments relating to the Redemption and Recapitalization Distribution, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Redemption” has the meaning set forth in Section 4.01(g).

“Refunded Swing Line Loan” has the meaning set forth in Section 2.01(c)(iii).

“Register” has the meaning set forth in Section 10.07(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Reinvestment Funds” means, with respect to any Insurance Proceeds or any Condemnation Award, that portion of such funds as shall, according to a certificate of the senior financial officer of the Borrower delivered to the Administrative Agent within 10 days after the occurrence of the Casualty or Condemnation giving rise thereto (and in any case prior to the receipt thereof by any Group Company), be reinvested in the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation; provided that (i) the aggregate amount of such proceeds with respect to any such event or series of related events shall not exceed $3,000,000 without the prior written consent of the Required Lenders, such consent not to be unreasonably withheld, (ii) such certificate shall be accompanied by evidence reasonably satisfactory to the Administrative Agent that any property subject to such Casualty or Condemnation has been or will be substantially repaired, restored or replaced to its condition immediately prior to such Casualty or Condemnation, (iii) pending such reinvestment, the entire amount of such proceeds shall be deposited in an account (referring to the name of the Borrower) with the Collateral Agent for the benefit of the Finance Parties, over which the Collateral Agent shall have sole control and exclusive right of withdrawal (which may include the Reinvestment Funds Account established under the Security Agreement), (iv) from and after the date of delivery of such certificate, the Borrower or one or more of its Subsidiaries shall diligently proceed, in a commercially reasonable manner, to complete the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation as described in such certificate and (v) no Default or Event of Default shall have occurred and be continuing; and provided, further, that, if any of the foregoing conditions shall cease to be satisfied at any time, such funds shall no longer be deemed Reinvestment Funds and such funds shall immediately be applied to prepayment of the Loans in accordance with Section 2.09(b).

“Replacement Date” has the meaning set forth in Section 2.10(d).

“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders such Lender and the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (i) at any time prior to the termination of the Commitments, the sum of (A) the Revolving Commitment Percentage of such Lender multiplied by the Revolving Committed Amount plus (B) the Term B Commitment Percentage of such Lender multiplied by the aggregate principal amount of the Term B Loans outstanding at such time, and (ii) at any time after the termination of the Commitments, the sum of (A) the principal balance of the outstanding Loans of such Lender plus (B) such Lender’s Participation Interests in all L/C Obligations and Swing Line Loans.

“Required Revolving Lenders” means Lenders whose aggregate Revolving Credit Exposure (as hereinafter defined) constitutes more than 50% of the Revolving Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Revolving Lenders such Lender and the aggregate principal amount of Revolving Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Revolving Credit Exposure” as applied to each Lender shall mean (i) at any time prior to the termination of the Revolving Commitments, the Revolving Commitment Percentage of such Lender multiplied by the Revolving Committed Amount, and (ii) at any time after the termination of the Revolving Commitments, the sum of (A) the principal balance of the outstanding Revolving Loans of such Lender plus (B) such Lender’s Participation Interests in all L/C Obligations and Swing Line Loans.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity

Equivalents of any Group Company, now or hereafter outstanding and (iv) any loan, advance, tax sharing payment or indemnification payment to, or investment in, any Affiliate of Holdings (other than Subsidiaries of Holdings).

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans and identified as such in the Notice of Borrowing with respect thereto.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.01(a) and (ii) to purchase Participation Interests in Swing Line Loans in accordance with the provisions of Section 2.01(c) and (iii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.05(d).

“Revolving Commitment Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) identified as its Revolving Commitment Percentage on Schedule 2.01 hereto, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.07(b).

“Revolving Committed Amount” means $20,000,000 or such lesser amount to which the Revolving Committed Amount may be reduced pursuant to Section 2.10.

“Revolving Credit Exposure” has the meaning set forth in the definition of “Required Revolving Lenders” in this Section 1.01.

“Revolving Lender” means each Lender identified in Schedule 2.01 as having a Revolving Commitment and each Eligible Assignee which acquires a Revolving Commitment or Revolving Loan pursuant to Section 10.07(b) and their respective successors.

“Revolving Loan” means a Loan made under Section 2.01(a).

“Revolving Note” means a promissory note, substantially in the form of Exhibit B-1 hereto, evidencing the obligation of the Borrower to repay outstanding Revolving Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Outstandings” means at any date the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans plus the aggregate outstanding amount of all L/C Obligations.

“Revolving Termination Date” means the fifth anniversary of the Closing Date (or, if such day is not a Business Day, the next preceding Business Day) or such later date to which the Revolving Termination Date may have been extended pursuant to Section 2.07 or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement.

“Sale/Leaseback Transaction” means any direct or indirect arrangement or agreement with any Person providing for the leasing to Holdings or any of its Subsidiaries of any property, whether owned by Holdings or any of its Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by Holdings or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successor or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 7.06(a)(ix) Amount” means (x) $15,000,000, if upon giving effect to the making of an Investment pursuant to Section 7.06(a)(ix), the Leverage Ratio as of as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such Investment and with respect to which the Administrative Agent has received the consolidated financial information required under Sections 6.01(a) and (b) does not exceed 4.75 to 1.0, and otherwise (y) $10,000,000.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit G-1 hereto, dated as of the date hereof among Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Seller” means FDFS Holdings, LLC, a Delaware limited liability company and its successors.

“Senior Finance Documents” means this Agreement, the Notes, the Guaranty, the Collateral Documents, each Perfection Certificate, the Intercompany Notes and each L/C Document, collectively, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as the same may be amended, modified or supplemented from time to time.

“Senior Leverage Ratio” means on any date the ratio of (i) Consolidated Indebtedness (exclusive of Subordinated Indebtedness) as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings ending on, or most recently preceding, such date.

“Senior Obligations” means, without duplication:

(i) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on any Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Senior Finance Document;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by any Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Senior Finance Document;

(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement under Section 10.04 of this Agreement or under any other similar provision of any other Senior Finance Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 10.05 of this Agreement or under any other similar provision of any other Senior Finance Document; and

(v) in the case of Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, Holdings or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of Holdings or such Subsidiary Guarantor pursuant to this Agreement, the Guaranty or any other Senior Finance Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Senior Subordinated Note” means any one of the 8¾% senior subordinated notes due 2012 issued by the Borrower and GCA Finance in favor of the Senior Subordinated Noteholders pursuant to the Senior Subordinated Note Indenture, as such Senior Subordinated Notes may be amended, modified or supplemented from time to time in accordance with the limitations set forth herein, and “Senior Subordinated Notes” means any two or more of them, collectively.

“Senior Subordinated Note Documents” means the Senior Subordinated Note Indenture, the Purchase Agreement among the Borrower and the initial Senior Subordinated Noteholders, in each case including all exhibits and schedules thereto, and all other agreements, documents and instruments relating to the Senior Subordinated Notes, in each case as the same may be amended, modified or supplemented form time to time in accordance with the provisions thereof and of this Agreement.

“Senior Subordinated Note Indenture” means the Indenture dated as of the Closing Date between the Borrower and The Bank of New York, a national banking association, as trustee, as such Senior Subordinated Note Indenture may be amended, modified or supplemented from time to time.

“Senior Subordinated Noteholder” means any one of the holders from time to time of the Senior Subordinated Notes.

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the aggregate fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed its debts and other liabilities (including contingent, subordinated, unmatured and unliquidated debts and liabilities). For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“SPC” has the meaning set forth in Section 10.07(h).

“Standby Letter of Credit” has the meaning set forth in Section 2.05(a).

“Subordinated Indebtedness” of any Person means (i) the Senior Subordinated Notes and (ii) all other Indebtedness which (A) by its terms is not required to be repaid, in whole or in part, before the first anniversary of the latest of the Revolving Termination Date and the Term B Maturity Date, (B) is subordinated in right of payment to such Person’s indebtedness, obligations and liabilities to the Lenders under the Finance Documents pursuant to payment and subordination provisions satisfactory in form and substance to the Administrative Agent and (C) is issued pursuant to credit documents having (x) covenants that are reasonably satisfactory in form and substance to the Administrative Agent and (y) subordination provisions and events of default that are satisfactory in form and substance to the Administrative Agent but, in any event in the case of the foregoing clauses (x) and (y), that in no event are less favorable, including with respect to rights of acceleration, to such Person than the terms hereof.

“Subsidiary” means with respect to any Person any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of Holdings on the Closing Date (other than a Foreign Subsidiary and other than QuikPlay) and each Subsidiary of Holdings (other than a Foreign Subsidiary, except to the extent otherwise provided in Section 6.12(d)) that becomes a party to the Guaranty after the Closing Date by execution of an Accession Agreement, and “Subsidiary Guarantors” means any two or more of them.

“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and

(ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Creditor” means any Lender or any Affiliate of any Lender from time to time party to one or more Swap Agreements with a Loan Party (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Swap Creditors” means any two or more of them, collectively.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

“Swap Termination Value” means, at any date and in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include any Lender).

“Swing Line Commitment” means the agreement of the Swing Line Lender to make Loans pursuant to Section 2.01(c). The Swing Line Commitment is a part of, and not in addition to, the Revolving Committed Amount.

“Swing Line Committed Amount” means $5,000,000, as such Swing Line Committed Amount may be reduced pursuant to Section 2.10.

“Swing Line Lender” means Bank of America, N.A., in its capacity as the Swing Line Lender under Section 2.01(c), and its successor or successors in such capacity.

“Swing Line Loan” means a Base Rate Loan made by the Swing Line Lender pursuant to Section 2.01(c), and “Swing Line Loans” means any two or more of such Base Rate Loans.

“Swing Line Loan Request” has the meaning set forth in Section 2.02(b).

“Swing Line Note” means a promissory note, substantially in the form of Exhibit B-3 hereto, evidencing the obligation of the Borrower to repay outstanding Swing Line Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Swing Line Termination Date” means the earlier of (i) the fifth anniversary of the Closing Date (or, if such day is not a Business Day, the next preceding Business Day) or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement and (ii) the date on which the Swing Line Commitment is terminated in its entirety in accordance with this Agreement.

“Syndication Date” means the earlier of (i) the date which is 5 days after the Closing Date and (ii) the date on which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resulting addition of Lenders pursuant to Section 10.07(b)) has been completed.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Taxes” has the meaning set forth in Section 3.01(a).

“Tax Credits” means, with respect to any Tax Year, items of credit of the Borrower that are allocated (or otherwise flow through) to the Ultimate Members for tax purposes for such Tax Year.

“Tax Loss Amount” means, with respect to any Tax Year, the amount by which Permitted Tax Distributions would be reduced were a net operating loss or net capital loss of or attributable to the Borrower that was allocated (or otherwise flowed through) to the Ultimate Members for tax purposes in a prior Tax Year, carried forward to such Tax Year and treated as if it were actually incurred by the Borrower in such Tax Year; provided, however, that, for such purposes, the amount of any such net operating loss or net capital loss shall be utilized only once and in each case shall be carried forward to the next succeeding Tax Year until so utilized.

“Tax Year” has the meaning set forth in Section 7.07(iii)(B).

“Term B Borrowing” means a Borrowing comprised of Term B Loans and identified as such in the Notice of Borrowing with respect thereto.

“Term B Commitment” means, with respect to any Lender, the commitment of such Lender to make a Term B Loan on the Closing Date in a principal amount equal to such Lender’s Term B Commitment Percentage of the Term B Committed Amount.

“Term B Commitment Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) identified as its Term B Commitment Percentage on Schedule 2.01, as such percentage may be (i) reduced pursuant to Section 2.10(b) and (ii) modified in connection with any assignment made in accordance with the provisions of Section 10.07(b).

“Term B Committed Amount” means $260,000,000.

“Term B Eurodollar Loan” has the meaning set forth in Section 1.08.

“Term B Lender” means each Lender identified on Schedule 2.01 as having a Term B Commitment and each Eligible Assignee which acquires a Term B Loan pursuant to Section 10.07(b) and their respective successors.

“Term B Loan” means a Loan made under Section 2.01(b).

“Term B Maturity Date” means the sixth anniversary of the Closing Date (or if such day is not a Business Day, the next preceding Business Day).

“Term B Note” means a promissory note, substantially in the form of Exhibit B-2 hereto, evidencing the obligation of the Borrower to repay outstanding Term B Loans, as such note may be amended, modified or supplemented from time to time.

“Threshold Amount” means $5,000,000.

“Trade Letter of Credit” has the meaning set forth in Section 2.05(a).

“Transaction” means the events contemplated by the Transaction Documents.

“Transaction Documents” means the Senior Subordinated Note Documents, the Recapitalization Documents and the Finance Documents, collectively, and “Transaction Document” means any one of them.

“Type” has the meaning set forth in Section 1.08.

“Unfunded Liabilities” means with respect to each Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using applicable PBGC plan termination actuarial assumptions (the terms “present value” and “current value” shall have the same meanings specified in Section 3 of ERISA).

“Ultimate Member” means, with respect to each Tax Year in which Holdings qualifies as a Flow-Through Entity, (i) a Member that is subject to tax on a net income basis on the items of taxable income, gain, deduction and loss of the Borrower and its Subsidiaries that are Flow-Through Entities that are allocated (or otherwise flow through) to such Member for tax purposes, and (ii) a Person (other than a Member) that is subject to tax on a net income basis on the items of taxable income, gain, deduction and loss of the Borrower and its Subsidiaries that are Flow-Through Entities that are allocated (or otherwise flow through) to such Person for tax purposes.

“United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Unused Revolving Commitment Amount” means, for any period, the amount by which (i) the then applicable Revolving Committed Amount exceeds (ii) the daily average sum for such period of (A) the aggregate principal amount of all outstanding Revolving Loans plus (B) the aggregate amount of all outstanding L/C Obligations. For the avoidance of doubt, no deduction shall be made on account of outstanding Swing Line Loans in calculating the Unused Revolving Commitment Amount.

“Vault Cash Agreement” means the Vault Cash Custody Agreement, dated as of November 17, 2003, by and between the Borrower and Wells Fargo Bank, National Association, and its bank Affiliates listed on Exhibit A of such Vault Cash Agreement, as such Vault Cash Agreement may be amended, modified or supplemented from time to time. The term “Vault Cash Agreement” shall include a substitute facility (such as a line of credit) with a Vault Cash Provider, which may replace the Vault Cash Agreement pursuant to Section XI.2.a. of the Vault Cash Agreement and any successor vault cash custody agreement acceptable to the Administrative Agent with the same or another Vault Cash Provider.

“Vault Cash Provider” means Wells Fargo, National Association, any of its bank Affiliates listed on Exhibit A of the Vault Cash Agreement or another banking institution acceptable to the Administrative Agent, in each case, as a provider of vault cash under the Vault Cash Agreement or other person under a bailment arrangement acceptable to the Administrative Agent.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

Section 1.02 Other Interpretative Provisions. With reference to this Agreement and each other Finance Document, unless otherwise specified herein or in such other Finance Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Finance Document shall refer to such Finance Document as a whole and not to any particular provision thereof. Article, Section, Exhibit and Schedule references are to the Finance Document in which such reference appears. The term “including” is by way of example and not limitation. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(d) Section headings herein and in the other Finance Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Finance Document.

Section 1.03 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All financial statements delivered to the Lenders hereunder shall be accompanied by a statement from the Borrower that GAAP has not changed since the most recent financial statements delivered by the Borrower to the Lenders or if GAAP has changed describing such changes in detail and explaining how such changes affect the financial statements. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.01 (or, prior to the delivery of the first financial statements pursuant to Section 6.01, consistent with the financial statements described in Section 5.05(a)); provided, however, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) either the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made, and the

Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations made before and after giving effect to such change in GAAP; and provided, further, that all calculations made for the purposes of the definition of “Excess Cash Flow” set forth in Section 1.01 and of determining compliance with the covenants set forth in Section 7.14 and Section 7.18 shall be made as if QuikPlay were not a Consolidated Subsidiary of the Borrower.

Section 1.04 Annualization; Rounding. If any determination hereunder is required by the terms hereof to be made for a period of four consecutive fiscal quarters at a time at which fewer than four full fiscal quarters have elapsed since the Closing Date, such determination shall (except as otherwise expressly provided herein) be made for the period elapsed from the Closing Date through the most recent fiscal quarter then ended (annualized on a simple arithmetic basis, if such determination is to be used in a ratio with a balance sheet item). Any financial ratios required to be maintained by any Group Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (i) references to Organization Documents, agreements (including the Finance Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Finance Document; and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

Section 1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Request therefor, whether or not such maximum face amount is in effect at such time.

Section 1.08 Classes and Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Class and Type (subject to Article III) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by “Class” and “Type.” The “Class” of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to whether such Loan is a Revolving Loan or a Term B Loan. The “Type” of a Loan refers to whether such Loan is a Eurodollar Loan or a Base Rate Loan. Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a “Term B Eurodollar Loan”) indicates that such Loan is a Loan of both such Class and such Type (e.g., both a Term B Loan and a Eurodollar Loan) or that such Borrowing is comprised of such Loans.

ARTICLE II

THE CREDIT FACILITIES

Section 2.01 Commitments to Lend.

(a) Revolving Loans. Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower pursuant to this Section 2.01(a) from time to time during the Availability Period in amounts such that its Revolving Outstandings shall not exceed (after giving effect to all Revolving Loans repaid, all reimbursements of L/C Disbursements made, and all Refunded Swing Line Loans paid concurrently with the making of any Revolving Loans) its Revolving Commitment; provided that, immediately after giving effect to each such Revolving Loan, (i) the aggregate Revolving Outstandings shall not exceed the Revolving Committed Amount and (ii) with respect to each Revolving Lender individually, such Lender’s outstanding Revolving Loans plus its (other than the Swing Line Lender’s in its capacity as such) Participation Interests in outstanding Swing Line Loans plus its Participation Interests in outstanding L/C Obligations shall not exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount. Each Revolving Borrowing comprised of Eurodollar Loans shall be in an aggregate principal amount of $2,000,000 or any larger multiple of $1,000,000, and each Revolving Borrowing comprised of Base Rate Loans shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Commitments) and shall be made from the several Revolving Lenders ratably in proportion to their respective Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay, or, to the extent permitted by Section 2.09, prepay, Revolving Loans and reborrow under this Section 2.01(a).

(b) Term B Loans. Each Term B Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Term B Loan to the Borrower on the Closing Date in a principal amount not exceeding its Term B Commitment. The Term B Borrowing may be made from the several Term B Lenders ratably in proportion to their respective Term B Commitments. The Term B Commitments are not revolving in nature, and amounts repaid or prepaid prior to the Term B Maturity Date may not be reborrowed.

(c) Swing Line Loans.

(i) The Swing Line Lender agrees, on the terms and subject to the conditions set forth herein and in the other Finance Documents, to make a portion of the Revolving Commitments available to the Borrower from time to time during the Availability Period by making Swing Line Loans to the Borrower in Dollars (each such loan, a “Swing Line Loan” and, collectively, the “Swing Line Loans”); provided that (A) the aggregate principal amount of the Swing Line Loans outstanding at any one time shall not exceed the Swing Line Committed Amount, (B) with regard to each Lender individually (other than the Swing Line Lender in its capacity as such), such Lender’s outstanding Revolving Loans plus its Participation Interests in outstanding Swing Line Loans plus its Participation Interests in outstanding L/C Obligations shall not at any time exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (C) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of Swing Line Loans outstanding plus the aggregate amount of Revolving Loans outstanding plus the aggregate amount of L/C Obligations outstanding shall not exceed the Revolving Committed Amount and (D) the Swing Line Committed Amount shall not exceed the aggregate of the Revolving Commitments then in effect. Swing Line Loans shall be made and maintained as Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof prior to the Swing Line Termination Date. Swing Line Loans may be made notwithstanding the fact that such Swing Line Loans, when aggregated with the Swing Line Lender’s other Revolving Outstandings, exceeds its Revolving Commitment. The proceeds of a Swing Line Borrowing may not be used, in whole or in part, to refund any prior Swing Line Borrowing.

(ii) The principal amount of all Swing Line Loans shall be due and payable on the earliest of (A) the maturity date agreed to by the Swing Line Lender and the Borrower with respect to such Swing Line Loan (which maturity date shall not be more than ten Business Days from the date of advance thereof); (B) the Swing Line Termination Date, (C) the occurrence of any proceeding with respect to the Borrower under any Debtor Relief Law or (D) the acceleration of any Loan or the termination of the Revolving Commitments pursuant to Section 8.02.

(iii) With respect to any Swing Line Loans that have not been voluntarily prepaid by the Borrower or paid by the Borrower when due under clause (ii) above, the Swing Line Lender (by request to the Administrative Agent) or the Administrative Agent at any time may, and shall at any time Swing Line Loans in an amount of $1,000,000 or more shall have been outstanding for more than seven days, on one Business Day’s notice, require each Revolving Lender, including the Swing Line Lender, and each such Lender hereby agrees, subject to the provisions of this Section 2.01(c), to make a Revolving Loan (which shall be initially funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date notice is given.

(iv) In the case of Revolving Loans made by Lenders other than the Swing Line Lender under clause (iii) above, each such Revolving Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in same day funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately delivered to the Swing Line Lender (and not to the Borrower) and applied to repay the Refunded Swing Line Loans. On the day such Revolving Loans are made, the Swing Line Lender’s Revolving Commitment Percentage of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall instead be outstanding as Revolving Loans. The Borrower authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s account with the Administrative Agent (up to the amount available in such account) in order to pay immediately to the Swing Line Lender the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Lenders, including amounts deemed to be received from the Swing Line Lender, are not sufficient to repay in full such Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by Section 2.13.

(v) A copy of each notice given by the Swing Line Lender pursuant to this Section 2.01(c) shall be promptly delivered by the Swing Line Lender to the Administrative Agent and the Borrower. Upon the making of a Revolving Loan by a Revolving Lender pursuant to this Section 2.01(c), the amount so funded shall no longer be owed in respect of its Participation Interest in the related Refunded Swing Line Loans.

(vi) If as a result of any proceeding under any Debtor Relief Law, Revolving Loans are not made pursuant to this Section 2.01(c) sufficient to repay any amounts owed to the Swing Line Lender as a result of a nonpayment of outstanding Swing Line Loans, each Revolving Lender agrees to purchase, and shall be deemed to have purchased, a participation in such outstanding Swing Line Loans in an amount equal to its Revolving Commitment Percentage of the unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Revolving Lender shall deliver to the Swing Line Lender an amount equal to its respective Participation Interest in such Swing Line Loans in same day funds at the office of the Swing Line Lender specified or referred to in Section 10.02. In order to evidence such Participation Interest each Revolving Lender agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to all parties. In the event any Revolving Lender fails to make available to the Swing Line Lender the amount of such Revolving Lender’s Participation Interest as provided in this Section 2.01(c)(vi), the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the customary rate set by the Swing Line Lender for correction of errors among banks in New York City for one Business Day and thereafter at the Base Rate plus the then Applicable Margin for Base Rate Loans.

(vii) Each Revolving Lender’s obligation to make Revolving Loans pursuant to clause (iv) above and to purchase Participation Interests in outstanding Swing Line Loans pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including (without limitation) (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against the Swing Line Lender, the Borrower, Holdings or any other Loan Party, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction in the amount of the Revolving Commitments after any such Swing Line Loans were made, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement or any other Finance Document by the Borrower or any other Lender, (v) whether any condition specified in Article IV is then satisfied or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the forgoing. If such Lender does not pay such amount forthwith upon the Swing Line Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swing Line Lender shall be deemed to continue to have outstanding Swing Line Loans in the amount of such unpaid Participation Interest for all purposes of the Finance Documents other than those provisions requiring the other Lenders to purchase a participation therein. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Swing Line Lender to fund Swing Line Loans in the amount of the Participation Interest in Swing Line Loans that such Lender failed to purchase pursuant to this Section 2.01(c)(vii) until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.02 Notice of Borrowings.

(a) Borrowings Other Than Swing Line Loans. Except in the case of Swing Line Loans, the Borrower shall give the Administrative Agent a Notice of Borrowing not later than 10:00 A.M. on (i) the Business Day immediately preceding each Base Rate Borrowing and (ii) the third Business Day before each Eurodollar Borrowing, specifying:

(A) the date of such Borrowing, which shall be a Business Day;

(B) the aggregate amount of such Borrowing;

(C) the Class and initial Type of the Loans comprising such Borrowing; and

(D) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and to Section 2.06(a).

If the duration of the initial Interest Period is not specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an initial Interest Period of one month, subject to the provisions of the definition of Interest Period and to Section 2.06(a).

(b) Swing Line Borrowings. The Borrower shall request a Swing Line Loan by written notice (or telephone notice promptly confirmed in writing) substantially in the form of Exhibit A-4 hereto (a “Swing Line Loan Request”) to the Swing Line Lender and the Administrative Agent not later than 12:00 P.M. on the Business Day of the requested Swing Line Loan. Each such notice shall be irrevocable and shall specify (i) that a Swing Line Loan is requested, (ii) the date of the requested Swing Line Loan (which shall be a Business Day) and (iii) the principal amount of the Swing Line Loan requested. Each Swing Line Loan shall be made as a Base Rate Loan and, subject to Section 2.01(c)(ii), shall have such maturity date as agreed to by the Swing Line Lender and the Borrower upon receipt by the Swing Line Lender of the Swing Line Loan Request from the Borrower.

Section 2.03 Notice to Lenders; Funding of Loans.

(a) Notice to Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to therein, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Funding of Loans.

(i) Not later than 12:00 P.M. on the date of each Borrowing (other than a Swing Line Borrowing), each Lender participating therein shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall make the funds so received available to the Borrower not later than 2:00 P.M. on the date of such Borrowing (other than a Swing Line Borrowing) in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower or, if a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds, without interest.

(ii) Not later than 3:00 P.M. on the date of each Swing Line Borrowing, the Swing Line Lender shall, unless the Administrative Agent shall have notified the Swing Line Lender that any applicable condition specified in Article IV has not been satisfied, make available the amount of such Swing Line Borrowing, in Federal or other immediately available funds, to the Borrower at the Swing Line Lender’s address referred to in Section 10.02.

(c) Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (except in the case of a Base Rate Borrowing, in which case prior to the time of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06, in the case of the Borrower, and (ii) the Federal Funds Rate, in the case of such Lender. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to purchase Participation Interests in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder or to fund any Participation Interest shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing or fund any such Participation Interest, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing or fund its Participation Interest.

(e) Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (e)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower or, if the Administrative Agent has previously made such amount available to the Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Borrower); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Borrower or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any law, rule, regulation or requirement applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan of the same Class as the Failed Loan to the Borrower in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

Section 2.04 Evidence of Loans.

(a) Lender Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) Administrative Agent Records. The Administrative Agent shall maintain the Register, in which it will record (i) the amount of each Loan made hereunder, the Class and Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) Evidence of Indebtedness. The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d) Notes. Notwithstanding any other provision of this Agreement, if any Lender shall request and receive a Note or Notes as provided in Section 10.07 or otherwise, then the Loans of such Lender shall be evidenced by a single Revolving Note or Term B Note, as applicable, in each case, substantially in the form of Exhibit B-1 or B-2, as applicable, payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Revolving or Term B Loans, as applicable. If requested by the Swing Line Lender, the Swing Line Loans shall be evidenced by a single Swing Line Note, substantially in the form of Exhibit B-3, payable to the order of the Swing Line Lender in an amount equal to the aggregate unpaid principal amount of the Swing Line Loans.

(e) Notes for Loans of Different Types. Each Lender may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular Type be evidenced by separate Notes in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit B-1, B-2 or B-3 hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type. Each reference in this Agreement to such Lender’s “Note” of a particular Class shall be deemed to refer to and include any or all of such Notes, as the context may require.

(f) Note Endorsements. Each Lender having one or more Notes shall record the date, amount, Class and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.05 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions set forth herein, each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit from time to time before the 30th day prior to the Revolving Termination Date for the account, and upon the request, of the Borrower and in support of (i) trade obligations of the Borrower and/or its Subsidiaries, which shall be payable at sight in Dollars (each such letter of credit, a “Trade Letter of Credit” and, collectively, the “Trade Letters of Credit”) and (ii) such other obligations of the Borrower that are acceptable to the Revolving Lenders (each such letter of credit, a “Standby Letter of Credit” and, collectively, the “Standby Letters of Credit”); provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the L/C Obligations shall not exceed the L/C Sublimit, (ii) the Revolving Outstandings shall not exceed the Revolving Committed Amount and (iii) with respect to each individual Revolving Lender, the aggregate outstanding principal amount of the Revolving Lender’s Revolving Loans plus its Participation Interests in outstanding L/C

Obligations plus its (other than the Swing Line Lender’s) Participation Interests in outstanding Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

(b) Method of Issuance of Letters of Credit. The Borrower shall give the applicable L/C Issuer notice (with a copy to the Administrative Agent) substantially in the form of Exhibit A-3 hereto (a “Letter of Credit Request”) of the requested issuance or amendment of a Letter of Credit prior to 11:00 A.M. at least two Business Days before the proposed date of the issuance or amendment of Trade Letters of Credit (which shall be a Business Day) and at least three Business Days before the proposed date of issuance or extension of Standby Letters of Credit (which shall be a Business Day) (or such shorter period as may be agreed by the applicable L/C Issuer in any particular instance). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the L/C Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the L/C Issuer: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the L/C Issuer may require. If requested by the applicable L/C Issuer, the Borrower shall also submit a letter of credit application or such L/C Issuer’s standard form in connection with any request for a letter of credit. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit. No Letter of Credit shall have a term of more than one year or shall have a term extending or be extendible beyond the fifth Business Day before the Revolving Termination Date.

Promptly after receipt of any Letter of Credit Request, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions thereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Conditions to Issuance of Letters of Credit. The issuance by an L/C Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 4.02, be subject to the conditions precedent that (i) such Letter of Credit shall be satisfactory in form and substance to the applicable L/C Issuer, (ii) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the L/C Issuer shall have reasonably requested, (iii) the L/C Issuer shall have confirmed with the Administrative Agent on the date of (and after giving effect to) such issuance that (A) the aggregate amount of all L/C Obligations will not exceed the L/C Committed Amount and (B) the aggregate Revolving Outstandings will not exceed the aggregate amount of the Revolving Commitments and (iv) the L/C Issuer shall not have been notified by the Administrative Agent that any condition specified in Section 4.02(b) or (c) is not satisfied on the date such Letter of Credit is to be issued. Notwithstanding any other provision of this Section 2.05, no L/C Issuer shall be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having a force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it; or (ii) the issuance of such Letter of Credit shall violate any applicable general policies of such L/C Issuer.

(d) Purchase and Sale of Letter of Credit Participations. Upon the issuance by an L/C Issuer of an Letter of Credit, such L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from such L/C Issuer, without recourse or warranty, an undivided participation interest in such Letter of Credit and the related L/C Obligations in the proportion its Revolving Commitment Percentage bears to the Revolving Committed Amount (although any fronting fee payable under Section 2.11 shall be payable directly to the Administrative Agent for the account of the applicable L/C Issuer, and the Lenders (other than such L/C Issuer) shall have no right to receive any portion of any such fronting fee) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments pursuant to Section 10.07, there shall be an automatic adjustment to the Participation Interests in all outstanding Letters of Credit and all L/C Obligations to reflect the adjusted Revolving Commitments of the assigning and assignee Lenders or of all Lenders having Revolving Commitments, as the case may be.

(e) Drawings under Letters of Credit. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall determine in accordance with the terms of such Letter of Credit whether such drawing should be honored. If the L/C Issuer determines that any such drawing shall be honored, such L/C Issuer shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing and shall notify the Borrower and the Administrative Agent as to the amount to be paid as a result of such drawing and the payment date.

(f) Reimbursement Obligations. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse each L/C Issuer for any amounts paid by such L/C Issuer upon any drawing under any Letter of Credit, together with any and all reasonable charges and expenses which the L/C Issuer may pay or incur relative to such drawing and interest on the amount drawn at the rate applicable to Revolving Base Rate Loans for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable. Such reimbursement payment shall be due and payable (i) at or before 1:00 P.M. on the date the L/C Issuer notifies the Borrower of such drawing, if such notice is given at or before 10:00 A.M. on such date or (ii) at or before 10:00 A.M. on the next succeeding Business Day if such notice if given after 10:00 A.M. on such date. In addition, the Borrower agrees to pay to the L/C Issuer interest, payable on demand, on any and all amounts not paid by the Borrower to the L/C Issuer when due under this subsection (f), for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the sum of 2% plus the rate applicable to Revolving Base Rate Loans for such day. Subject to the satisfaction of all applicable conditions set forth in Article IV, the Borrower may, at its option, utilize the Swing Line Commitment or the Revolving Commitments, or make other arrangements for payment satisfactory to the L/C Issuer, for the reimbursement of all L/C Disbursements as required by this subsection (f). Each reimbursement payment to be made by the Borrower pursuant to this subsection (f) shall be made to the L/C Issuer in Federal or other funds immediately available to it at its address referred to in Section 10.02.

(g) Obligations of Revolving Lenders to Reimburse L/C Issuer for Unpaid L/C Disbursements. If the Borrower shall not have reimbursed an L/C Issuer in full for any L/C Disbursement as required pursuant to subsection (f) of this Section 2.05, the L/C Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender (other than the relevant L/C Issuer), and each such Revolving Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such L/C Issuer, such Revolving Lender’s pro-rata share of such unreimbursed L/C Disbursement (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount) in Dollars in Federal or other immediately available funds. Such payment from the Revolving Lender shall be due (i) at or before 1:00 P.M. on the date the Administrative Agent so notifies a Revolving Lender, if such notice is given at or before 10:00 A.M. on such date or (ii) at or before 10:00 A.M. on the next succeeding Business Day, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Revolving Lender at the Federal Funds Rate for such day (which funds the Administrative Agent shall promptly remit to the applicable L/C Issuer). The failure of any Revolving Lender to make available to the Administrative Agent for the account of an L/C Issuer its pro-rata share of any unreimbursed L/C Disbursement shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such L/C Issuer its pro-rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the L/C Issuer such other Lender’s pro-rata share of any such payment. Upon payment in full of all amounts payable by a Lender under this subsection (g), such Lender shall be subrogated to the rights of the L/C Issuer against the Borrower to the extent of such Lender’s pro-rata share of the related L/C Obligation so paid (including interest accrued thereon). If any Revolving Lender fails to pay any amount required to be paid by it pursuant to this subsection (g) on the date on which such payment is due, interest shall accrue on such Lender’s obligation to make such payment, for each day from and including the date such payment became due to but excluding the date such Lender makes such payment, whether before or after judgment, at a rate per annum equal to (i) for each day from the date such payment is due to the third succeeding Business Day, inclusive, the Federal Funds Rate for such day as determined by the relevant L/C Issuer and (ii) for each day thereafter, the sum of 2% plus the rate applicable to its Revolving Base Rate Loans for such day. Any payment made by any Lender after 3:00 P.M. on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day.

(h) Funds Received from the Borrower in Respect of Drawn Letters of Credit. Whenever an L/C Issuer receives a payment of an L/C Obligation as to which the Administrative Agent has received for the account of such L/C Issuer any payments from the Lenders pursuant to subsection (g) above, such L/C Issuer shall pay the amount of such payment to the Administrative Agent, and the Administrative Agent shall promptly pay to each Lender which has paid its pro-rata share thereof, in Dollars in Federal or other immediately available funds, an amount equal to such Lender’s pro-rata share of the principal amount thereof and interest thereon for each day after relevant date of payment at the Federal Funds Rate.

(i) Obligations in Respect of Letters of Credit Unconditional. The obligations of the Borrower under Section 2.05(f) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any other Letter of Credit or any document related hereto or thereto;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against a beneficiary or any transferee of a Letter of Credit (or any Person for whom the beneficiary or transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any draft, demand, certificate, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(vi) any payment by the L/C Issuer under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; provided that the relevant L/C Issuer’s determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of such L/C Issuer;

(vii) any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other act or omission to act or delay of any kind by any L/C Issuer or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(j) Role of L/C Issuers; Reliance. Each Revolving Lender and the Borrower agree that, in determining whether to pay under any Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C

Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Request. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of subsection (i) of this Section 2.05; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer shall be entitled (but not obligated) to rely, and shall be fully protected in relying, on the representation and warranty by the Borrower set forth in the last sentence of Section 4.02 to establish whether the conditions specified in paragraphs (b) and (c) of Section 4.02 are met in connection with any issuance or extension of a Letter of Credit. Each L/C Issuer shall be entitled to rely, and shall be fully protected in relying, upon advice and statements of legal counsel, independent accountants and other experts selected by such L/C Issuer and upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopier, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the beneficiary and the Borrower shall have notified such L/C Issuer that such documents do not comply with the terms and conditions of the Letter of Credit. Notwithstanding any other provision of this Section 2.05, each L/C Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Section 2.05 in respect of any Letter of Credit in accordance with a request of the Required Revolving Lenders, and such request and any action taken or failure to act pursuant hereto shall be binding upon all Revolving Lenders and all future holders of participations in such Letter of Credit.

(k) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower (other than GCA Finance); provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(l) Modification and Extension. The issuance of any supplement, modification, amendment, renewal, or extensions to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as a Credit Extension hereunder.

(m) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each Trade Letter of Credit.

(n) Responsibility of L/C Issuers. It is expressly understood and agreed that the obligations of the L/C Issuers hereunder to the Revolving Lenders are only those expressly set forth in this Agreement and that each L/C Issuer shall be entitled to assume that the conditions precedent set forth in Section 4.02 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied.

(o) Conflict with L/C Documents. In the event of any conflict between this Agreement and any L/C Document, this Agreement shall govern.

(p) Indemnification of L/C Issuers.

(i) In addition to its other obligations under this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save each L/C Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable Attorney Costs) that such L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such L/C Issuer to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii) As between the Borrower and each L/C Issuer, the Borrower shall assume all risks of the acts or omissions of or the misuse of any Letter of Credit by the beneficiary thereof. The L/C Issuer shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the L/C Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the L/C Issuer’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an L/C Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the L/C Issuer under any resulting liability to the Borrower or any other Loan Party. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the L/C Issuers against any and all risks involved in the issuance of any Letter of Credit, all of which risks are hereby assumed by the Loan Parties, including, without limitation, any and all risks, whether rightful or wrongful, of any present or future Government Acts. The L/C Issuers shall not, in any way, be liable for any failure by the L/C Issuers or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the L/C Issuers.

(iv) Nothing in this subsection (p) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.05. The obligations of the Borrower under this subsection (p) shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of any L/C Issuer to enforce any right, power or benefit under this Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (p), the Borrower shall have no obligation to indemnify any L/C Issuer in respect of any liability incurred by the L/C Issuer arising solely out of the gross negligence or willful misconduct of the L/C Issuer, as determined by a court of competent jurisdiction. Nothing in this Agreement shall relieve any L/C Issuer of any liability to the Borrower in respect of any action taken by the L/C Issuer which action constitutes gross negligence or willful misconduct of the L/C Issuer or a violation of the UCP or Uniform Commercial Code, as applicable, as determined by a court of competent jurisdiction.

(q) Cash Collateral. If the Borrower is required pursuant to the terms of this Agreement or any other Finance Document to Cash Collateralize any L/C Obligations, the Borrower shall deposit in an account (which may be the L/C Cash Collateral Account under the Security Agreement) with the Collateral Agent an amount in cash equal to 105% of such L/C Obligations. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the L/C Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Collateral Agent will, at the request of the Borrower, invest amounts deposited in such account in Cash Equivalents; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Collateral Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent. The Borrower shall indemnify the Collateral Agent for any losses relating to such investments in Cash Equivalents; provided that such indemnity shall not be available to the extent that such losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Collateral Agent. Other than any interest or profits earned on such investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the L/C Issuers immediately for drawings under the applicable Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the L/C Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.09(b)(i), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; provided that, after giving effect to such return, (i) the aggregate Revolving Outstandings would not exceed the Revolving Committed Amount and (ii) no Default or Event of Default shall have occurred and be continuing. If the Borrower is required to deposit an amount of cash collateral hereunder pursuant to Section 2.09(b)(ii), (iii), (iv) or (v), interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the

Borrower after the full amount of such deposit has been applied by the Collateral Agent to reimburse the L/C Issuer for drawings under Letters of Credit. The Borrower hereby pledges and assigns to the Collateral Agent, for its benefit and the benefit of the Finance Parties, the cash collateral account established hereunder (and all monies and investments held therein) to secure the Finance Obligations.

(r) Resignation or Removal of an L/C Issuer. An L/C Issuer may resign at any time by giving 60 days’ notice to the Administrative Agent, the Revolving Lenders and the Borrower. Upon any such resignation, the Borrower shall (within 60 days after such notice of resignation) either appoint a successor, or terminate the unutilized L/C Commitment of such L/C Issuer; provided, however, that, if the Borrower elects to terminate such unutilized L/C Commitment, the Borrower may at any time thereafter that the Revolving Commitments are in effect reinstate such L/C Commitment in connection with the appointment of another L/C Issuer. Subject to subsection (s) below, upon the acceptance of any appointment as an L/C Issuer hereunder by a successor L/C Issuer, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring L/C Issuer and the retiring L/C Issuer shall be discharged from its obligations to issue Letters of Credit hereunder. The acceptance of any appointment as L/C Issuer hereunder by a successor L/C Issuer shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor shall be a party hereto and have all the rights and obligations of an L/C Issuer under this Agreement and the other Finance Documents and (ii) references herein and in the other Finance Documents to the “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require.

(s) Rights with Respect to Outstanding Letters of Credit. After the resignation of an L/C Issuer hereunder the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Finance Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

Section 2.06 Interest.

(a) Rate Options Applicable to Loans. Each Borrowing made prior to the Syndication Date shall be comprised of Base Rate Loans or (except in the case of Swing Line Loans, which shall be made and maintained as Base Rate Loans) Eurodollar Loans with a one-month Interest Period (ending on the same date), as the Borrower may request pursuant to Section 2.02. Each Borrowing made on or after the Syndication Date shall be comprised of Base Rate Loans or (except in the case of Swing Line Loans, which shall be made and maintained as Base Rate Loans) Eurodollar Loans, as the Borrower may request pursuant to Section 2.02. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower may not request any Borrowing that, if made, would result in an aggregate of more than 10 separate Groups of Eurodollar Loans being outstanding hereunder at any one time. For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate Groups. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.

(b) Base Rate Loans. Each Loan of a Class which is made as, or converted into, a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Base Rate for such day plus the then Applicable Margin. Such interest shall be payable in arrears on each Interest Payment Date and, with respect to the principal amount of any Base Rate Loan converted to a Eurodollar Loan, on the date such Base Rate Loan is so converted. Any overdue principal of or, to the extent permitted by law, interest on any Base Rate Loan of any Class shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans of the same Class for such day.

(c) Eurodollar Loans. Each Eurodollar Loan of a Class shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the then Applicable Margin. Such interest shall be payable for each Interest Period on each Interest Payment Date. Any overdue principal of or, to the extent permitted by law, interest on any Eurodollar Loan of any Class shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of (A) the Adjusted Eurodollar Rate applicable to such Loan at the date such payment was due plus (B) the Applicable Margin for Eurodollar Loans of such Class for such day and (ii) the Applicable Margin for Eurodollar Loans of such Class for such day plus the quotient obtained (rounded upward, if necessary, to the nearest 1/100th of 1%) by dividing (A) the Eurodollar Rate for one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment by (B) 1.00 minus the Eurodollar Reserve Percentage (or, if the circumstances described in Section 3.02 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans of the same Class for such day).

(d) Determination and Notice of Interest Rates. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. Any notice with respect to Eurodollar Loans shall, without the necessity of the Administrative Agent so stating in such notice, be subject to the provisions of the definition of “Applicable Margin” providing for adjustments in the Applicable Margin applicable to such Loans after the beginning of the Interest Period applicable thereto. When during an Interest Period any event occurs that causes an adjustment in the Applicable Margin applicable to Loans to which such Interest Period is applicable, the Administrative Agent shall give prompt notice to the Borrower and the Lenders of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

(e) Default Interest. Upon the occurrence and during the continuance of any Default or Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing herein or under the other Finance Documents shall bear interest (without duplication of any amount owing in respect of Base Rate Loans under the third sentence of Section 2.06(b) or in respect of Eurodollar Loans under the third sentence of Section 2.06(c)), payable on demand, at a per annum rate equal to (i) in the case of principal of any Loan, the rate otherwise applicable to such Loan during such period pursuant to this Section 2.06 plus 2.00%, (ii) in the case of interest on any Loan the Base Rate plus the Applicable Margin for Loans of such Class on such day plus 2.00% and (iii) in the case of any other amount, if expressly provided for herein, at the rate so provided and otherwise at the Base Rate plus the Applicable Margin for Revolving Base Rate Loans plus 2.00%.

Section 2.07 Extension and Conversion.

(a) Continuation and Conversion Options. The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower shall have the option, on any Business Day on and after the

Syndication Date, to elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article III and Section 2.07(d)), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii) if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 3.05 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 hereto (a “Notice of Extension/Conversion”) to the Administrative Agent not later than 12:00 Noon on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $2,000,000 or any larger multiple of $500,000.

(b) Contents of Notice of Extension/Conversion. Each Notice of Extension/Conversion shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a) above;

(iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period.” If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Group of Eurodollar Loans, the Borrower shall be deemed to have elected that such Group be converted to Base Rate Loans as of the last day of such Interest Period.

(c) Notification to Lenders. Upon receipt of a Notice of Extension/Conversion from the Borrower pursuant to Section 2.07(a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) Limitation on Conversion/Continuation Options. The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if (i) the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $2,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e) Accrued Interest. Accrued interest on a Loan (or portion thereof) being extended or converted shall be paid by the Borrower (i) with respect to any Base Rate Loan being converted to a Eurodollar Loan, on the last day of the first fiscal quarter of the Borrower ending on or after the date of conversion and (ii) otherwise, on the date of extension or conversion.

Section 2.08 Maturity of Loans.

(a) Maturity of Revolving Loans. The Revolving Loans shall mature on the Revolving Termination Date, and any Revolving Loans, Swing Line Loans and L/C Obligations then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable on such date.

(b) Scheduled Amortization of Term B Loans. The Borrower shall repay, and there shall become due and payable (together with accrued interest thereon) on each Principal Amortization Payment Date, (i) 1.25% of the aggregate initial principal amount of the Term B Loans, in the case of each of the first 20 Principal Amortization Payment Dates, (ii) 18.75% of the initial aggregate principal amount of the Term B Loans, in the case of the 21st, 22nd and 23rd Principal Amortization Payment Dates, and (iii) the remaining outstanding principal amount of all Term B Loans, in the case of the Term B Maturity Date, and in each case the Term B Loans of each Lender shall be ratably repaid.

Section 2.09 Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right voluntarily to prepay Loans in whole or in part from time to time, subject to Section 3.05 but otherwise without premium or penalty; provided, however, that (i) each partial prepayment of Loans shall be in a minimum principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof, in the case of Eurodollar Loans, and $500,000 or a whole multiple of $100,000 in excess thereof, in the case of Base Rate Loans, (ii) the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent, in the case of any Revolving Loan which is a Base Rate Loan or any Swing Line Loan, by 11:00 A.M., on the date of prepayment and, in the case of any other Loan, by 11:00 A.M., at least three Business Days prior to the date of prepayment and (iii) voluntary prepayments of Term B Loans under this Section 2.09(a) shall be applied ratably to the remaining Principal Amortization Payments thereof. Each notice of prepayment shall specify the prepayment date, the principal amount to be prepaid, whether the Loan to be prepaid is a Revolving Loan, Term B Loan or Swing Line Loan, whether the Loan to be prepaid is a Eurodollar Loan or a Base Rate Loan and, in the case of a Eurodollar Loan, the Interest Period of such Loan. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. Subject to the foregoing, amounts prepaid under this Section 2.09(a) shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment, then such prepayment shall be applied first to Revolving Loans, then to Swing Line Loans, then ratably to the remaining Principal Amortization Payments of Term B Loans, in each case first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period. All prepayments under this Section 2.09(a) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment, and in the case of Eurodollar Loans, reimbursement for any funding losses and redeployment costs of the Lenders resulting from the prepayment at a time other than at the end of the applicable interest period.

(b) Mandatory Prepayments.

(i) Revolving Committed Amount. If on any date the aggregate Revolving Outstandings exceed the Revolving Committed Amount, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on such date an aggregate principal amount of Swing Line Loans equal to such excess. If the outstanding Swing Line Loans have been repaid in full, the Borrower shall prepay, and there shall become due and payable (together with accrued interest thereon), Revolving Loans in such amounts as are necessary so that, after giving effect to the repayment of the Swing Line Loans and the repayment of Revolving Loans, the aggregate Revolving Outstandings do not exceed the Revolving Committed Amount. If the outstanding Revolving Loans and Swing Line Revolving Loans have been repaid in full, the Borrower shall Cash Collateralize L/C Obligations so that, after giving effect to the repayment of Swing Line Loans and Revolving Loans and the Cash Collateralization of L/C Obligations pursuant to this subsection (i), the aggregate Revolving Outstandings does not exceed the Revolving Committed Amount. In determining the aggregate Revolving Outstandings for purposes of this subsection (i), L/C Obligations shall be reduced to the extent that they are Cash Collateralized as contemplated by this subsection (i). Each prepayment of Revolving Loans required pursuant to this subsection (i) shall be applied ratably among outstanding Revolving Loans based on the respective amounts of principal then outstanding. Each Cash Collateralization of L/C Obligations required by this subsection (i) shall be applied ratably among L/C Obligations based on the respective amounts thereof then outstanding.

(ii) Excess Cash Flow. Within 100 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2004), the Borrower shall prepay the Loans and/or Cash Collateralize or pay the L/C Obligations in an amount equal to the Applicable Percentage of the Excess Cash Flow for such prior fiscal year. For purposes of this subsection (ii), “Applicable Percentage” shall mean (i) 75%, if the Leverage Ratio as of the last day of the fiscal year with respect to which such prepayment is being made is greater than or equal to 4.0 to 1.0, (ii) 50%, if the Leverage Ratio as of the last day of the fiscal year with respect to which such prepayment is being made is less than 4.0 to 1.0 and is greater than or equal to 3.0 to 1.0 or (iii) 25%, if the Leverage Ratio as of the last day of the fiscal year with respect to which such prepayment is being made is less than 3.0 to 1.0.

(iii) Asset Dispositions, Extraordinary Receipts Casualties and Condemnations, etc. Immediately upon receipt by any Group Company of proceeds from any Asset Disposition (other than any Excluded Asset Disposition), Extraordinary Receipts, Casualty or Condemnation, the Borrower shall prepay the Loans and/or Cash Collateralize or pay the L/C Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition, Casualty or Condemnation or 100% of such Extraordinary Receipts, as applicable.

(iv) Debt Issuances. Immediately upon receipt by any Group Company of proceeds from any Debt Issuance (other than any Debt Issuance permitted pursuant to Section 7.01 of this Agreement as in effect on the date hereof), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(v) Equity Issuances. Immediately upon receipt by any Group Company of proceeds from any Equity Issuance (other than any Excluded Equity Issuance) from the Recapitalization the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance.

(vi) Payments in Respect of Subordinated Indebtedness. Immediately upon receipt by the Administrative Agent or any Lender of any amount so payable pursuant to the subordination provision of the Senior Subordinated Notes or any other Indebtedness of Holdings or any of its Subsidiaries that is subordinate to the Senior Obligations, all proceeds thereof shall be applied as set forth in subsection (vii)(B) below.

(vii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.09(b) shall be applied as follows:

(A) with respect to all amounts paid pursuant to Section 2.09(b)(i), first to Revolving Loans, second to Swing Line Loans and third to Cash Collateralize or pay L/C Obligations; and

(B) with respect to all amounts paid pursuant to Section 2.09(b)(ii), (iii), (iv), (v) or (vi) (1) first, to the Term B Loans (ratably to the remaining Principal Amortization Payments thereof) and (2) second, to (x) the Revolving Loans (with a corresponding reduction in the Revolving Committed Amount to the extent required pursuant to Section 2.10(b)), (y) then to Swing Line Loans (with a corresponding reduction in the Revolving Committed Amount and the Swing Line Committed Amount to the extent required pursuant to Section 2.10(b)) and (z) then to Cash Collateralize or pay L/C Obligations.

(viii) Order of Applications. All amounts allocated to Revolving Outstandings as provided in this Section 2.09(b) shall be applied, first, to Revolving Loans, second, after all Revolving Loans have been repaid, to Swing Line Loans, and third, after all Swing Line Loans have been repaid, to Cash Collateralize or pay the L/C Obligations; provided that any balance of such amounts remaining after all L/C Obligations have been Cash Collateralized or paid shall be applied to the Term B Loans (in each case ratably to the remaining Principal Amortization Payments thereof). Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 2.09(b) shall be subject to Section 3.05. All prepayments under this Section 2.09(b) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(ix) Payments Cumulative. Except or otherwise expressly provided in this Section 2.09, payments required under any subsection or clause of this Section 2.09 are in addition to payments made or required under any other subsection or clause of this Section 2.09.

(x) Notice. The Borrower shall give to the Administrative Agent and the Lenders at least five Business Days’ prior written or telecopy notice of each and every event or occurrence requiring a prepayment under Section 2.09(b)(ii), (iii), (iv), (v) or (vi), including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds; provided, however, that in the case of any prepayment event consisting of a Casualty or Condemnation, the Borrower shall give such notice within five Business Days after the occurrence of such event.

Section 2.10 Adjustment of Commitments.

(a) Optional Termination or Reduction of Commitments (Pro-Rata). The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days’ prior written or telecopy notice to the Administrative Agent; provided, however, that no such termination or reduction shall be made which would cause the Revolving Outstandings to exceed the

Revolving Committed Amount as so reduced, unless, concurrently with such termination or reduction, the Revolving Loans are repaid (and, after the Revolving Loans have been paid in full, the Swing Line Loans are repaid and, after the Swing Line Loans have been paid in full, the L/C Obligations are Cash Collateralized or paid, as the case may be) to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 2.10(a). Any partial reduction of the Revolving Committed Amount pursuant to this Section 2.10(a) shall be applied to the Revolving Commitments of the Lenders pro-rata based upon their respective Revolving Commitment Percentages. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.11, on the date of each termination or reduction of the Revolving Committed Amount, any fees accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

(b) Mandatory Reductions. On any date that any Revolving Loans are required to be prepaid, Swing Line Loans are required to be prepaid and/or L/C Obligations are required to be Cash Collateralized or paid pursuant to the terms of Section 2.09(b)(ii), (iii), (iv), (v) or (vi) (or would be so required if any Revolving Loans or L/C Obligations were outstanding), the Revolving Committed Amount shall be automatically and permanently reduced by the total amount of such required prepayments and cash collateral (and, in the event that the amount of any payment referred to in Section 2.09(b)(ii), (iii), (iv), (v) or (vi) which is allocable to the Revolving Outstandings exceeds the amount of all outstanding Revolving Outstandings, the Revolving Committed Amount shall be further reduced by 100% of such excess); provided that the Revolving Committed Amount shall not be reduced pursuant to this Section 2.10(b) to an amount less than $10,000,000.

(c) Termination. The Revolving Commitments of the Lenders and the L/C Commitments of the L/C Issuers shall terminate automatically on the Revolving Termination Date. The Swing Line Commitment of the Swing Line Lender shall terminate automatically on the Swing Line Termination Date. Term B Commitments of the Lenders shall terminate automatically immediately after the making of the Term B Loans on the Closing Date.

(d) Replacement of Lenders. If (i) any Lender has demanded compensation or indemnification pursuant to Section 3.01 or Section 3.04, (ii) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.02, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.01 or any other provision of any Finance Document requires the consent of all of the Lenders and with respect to which the Required Lenders shall have granted their consent, the Borrower shall have the right, if no Event of Default then exists, to (i) remove such Lender by terminating such Lender’s Commitment in full or (ii) replace such Lender by causing such Lender to assign its Commitment to one or more existing Lenders or Eligible Assignees pursuant to Section 10.07. The replacement of a Lender pursuant to this Section 2.10(d) shall be effective on the tenth Business Day (the “Replacement Date”) following the date of notice of such replacement to the Lenders through the Administrative Agent, subject to the satisfaction of the following conditions:

(i) each replacement Lender and/or Eligible Assignee, and the Administrative Agent acting on behalf of each Lender subject to replacement, shall have satisfied the conditions to an Assignment and Assumption set forth in Section 10.07(b) and, in connection therewith, the replacement Lender(s) and/or Eligible Assignee(s) shall pay:

(A) to each Lender subject to replacement an amount equal in the aggregate to the sum of (x) the principal of, and all accrued but unpaid interest on, its outstanding Loans, (y) all L/C Disbursements that have been funded by (and not reimbursed to) it under Section 2.05, together with all accrued but unpaid interest with respect thereto, and (z) all accrued but unpaid fees owing to it pursuant to Section 2.11; and

(B) to the L/C Issuers an amount equal to the aggregate amount owing by the replaced Lenders to the L/C Issuers as reimbursement pursuant to Section 2.05, to the extent such amount was not theretofore funded by such replaced Lenders; and

(ii) the Borrower shall have paid to the Administrative Agent for the account of each replaced Lender an amount equal to all obligations owing to such replaced Lenders by the Borrower pursuant to this Agreement and the other Finance Documents (other than those obligations of the Borrower referred to in clause (i)(A) above).

In the case of the removal of a Lender pursuant to this Section 2.10(d), upon (i) payment by the Borrower to the Administrative Agent for the account of the Lender subject to such removal of an amount equal to the sum of (A) the aggregate principal amount of all Loans and L/C Obligations held by such Lender and (B) all accrued interest, fees and other amounts owing to such Lender hereunder, including, without limitation, all amounts payable by the Borrower to such Lender under Article III or Sections 10.04 and 10.05, and (ii) provision by the Borrower to each L/C Issuer of appropriate assurances and indemnities (which may include letters of credit) as each may reasonably require with respect to any continuing obligation of such removed Lender to purchase Participation Interests in any L/C Obligations then outstanding, such Lender shall, without any further consent or action by it, cease to constitute a Lender hereunder; provided that the provisions of this Agreement (including, without limitation, the provisions of Article III and Sections 10.04 and 10.05) shall continue to govern the rights and obligations of a removed Lender with respect to any Loans made, any Letters of Credit issued or any other actions taken by such removed Lender while it was a Lender.

(e) General. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of this Section 2.10, on the date of each termination or reduction of the Revolving Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

Section 2.11 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Commitment Fee”) on such Lender’s Revolving Commitment Percentage of the daily Unused Revolving Committed Amount, computed at a per annum rate for each day at a rate equal to 0.50% per annum. The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on each March 31, June 30, September 30 and December 31 (and any date that the Revolving Committed Amount is reduced as provided in Section 2.10(a) or (b) and the Revolving Termination Date) for the quarter or portion thereof ending on each such date, beginning with the first of such dates to occur after the Closing Date.

(b) Letter of Credit Fees.

(i) Letter of Credit Issuance Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Letter of Credit Fee”) on such Lender’s Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin for Letter of

Credit Fees in effect from time to time. The Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the date of issuance of such Letter of Credit, and on the Revolving Termination Date.

(ii) Fronting Fees. The Borrower shall pay directly to each L/C Issuer for its own account (A) a fronting fee in the amount (1) with respect to each Trade Letter of Credit, equal to 1/8 of 1% of the amount of such Trade Letter of Credit, due and payable upon the issuance thereof and (2) with respect to each Standby Letter of Credit; equal to 1/8 of 1% per annum on the daily maximum amount available to be drawn thereunder, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date after the issuance of such Letter of Credit, and on the Revolving Termination Date, and (B) other fees in the amounts and at the times specified in a separate fee letter between the Borrower and the L/C Issuer.

(iii) L/C Issuer Fees. In addition to the Letter of Credit Fee payable pursuant to clause (i) above and any fronting fees payable pursuant to clause (ii) above, the Borrower promises to pay to the L/C Issuer for its own account without sharing by the other Lenders the letter of credit fronting and negotiation fees agreed to by the Borrower and the L/C Issuer from time to time and the customary charges from time to time of the L/C Issuer with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “L/C Issuer Fees”).

(iv) Computation of Certain Fees after Default. Upon the occurrence and during the continuance of a Default or an Event of Default, the Letter of Credit Fee payable under subsection (i) above shall be computed at a rate per annum equal to the relevant “Applicable Margin for Letter of Credit Fee” as set forth in the applicable table in the definition of “Applicable Margin” in Section 1.01 (based on Pricing Level I) hereof plus 2.00%.

(c) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall pay to the Administrative Agent and/or the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.12 Pro-rata Treatment. Except to the extent otherwise provided herein:

(a) Loans. Each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the L/C Issuer Fees retained by an L/C Issuer for its own account and the administrative fees retained by the Agents for their own account), each reduction of the Revolving Committed Amount and each conversion or continuation of any Loan, shall be allocated pro-rata among the relevant Lenders in accordance with the respective Revolving Commitment Percentages or Term B Commitment Percentages, as applicable, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of the applicable Class and Participation Interests of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus 2.00% per annum.

(b) Letters of Credit. Each payment of L/C Obligations shall be allocated to each Revolving Lender pro-rata in accordance with its Revolving Commitment Percentage; provided that, if any Revolving Lender shall have failed to pay its applicable pro-rata share of any L/C Disbursement, then any amount to which such Revolving Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the L/C Issuer; provided, further, that in the event any amount paid to any Revolving Lender pursuant to this subsection (b) is rescinded or must otherwise be returned by the L/C Issuer, each Revolving Lender shall, upon the request of the L/C Issuer, repay to the Administrative Agent for the account of the L/C Issuer the amount so paid to such Revolving Lender, with interest for the period commencing on the date such payment is returned by the L/C Issuer until the date the L/C Issuer receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus 2.00% per annum.

Section 2.13 Sharing of Payments. The Lenders agree among themselves that, except to the extent otherwise provided herein, if any Lender shall obtain payment in respect of any Loan, unreimbursed L/C Disbursements or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code of the United States or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Laws or otherwise, or by any other means, in excess of its pro-rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, unreimbursed L/C Disbursements and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement; provided that nothing in this Section 2.13 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrower other than its indebtedness hereunder. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. Holdings and the Borrower agree that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, L/C Obligation or other obligation in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan, L/C Obligation or other obligation purchased to the same extent as though the purchasing Lender were the original owner of the obligations purchased. Except as otherwise expressly provided in this Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon if paid within two Business Days of the date when such amount is due at a per annum rate equal to the Federal Funds Rate and thereafter, at a per annum rate equal to the Base Rate until the date such amount is paid to the Administrative Agent or such other

Lender. If under any applicable Debtor Relief Law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.13 to share in the benefits of any recovery on such secured claim.

Section 2.14 Payments; Computations.

(a) Payments by the Borrower. Each payment of principal of and interest on Loans, L/C Obligations and fees hereunder (other than fees payable directly to the L/C Issuers) shall be paid not later than 2:00 P.M. on the date when due, in Federal or other funds immediately available to the Administrative Agent at the Administrative Agent’s Office. Each such payment shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and irrespective of any claim or defense to payment which might in the absence of this provision be asserted by the Borrower or any Affiliate against the Administrative Agent or any Lender. Payments received after 2:00 P.M. shall be deemed to have been received on the next Business Day, and any applicable interest or fee shall continue to accrue. The Borrower shall, at the time it makes any payments under this Agreement, specify to the Administrative Agent the Loan, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and if it fails to specify or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 2.12, distribute such payment to the Lenders in such manner as the Administrative Agent may deem appropriate). The Administrative Agent will distribute such payments to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 2:00 P.M.; otherwise the Administrative Agent will distribute such payment to the applicable Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless (in the case of Eurodollar Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. The Borrower hereby authorizes and directs the Administrative Agent to debit any account maintained by the Borrower with the Administrative Agent to pay when due any amounts required to be paid from time to time under this Agreement.

(b) Distributions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c) Computations. Except for Base Rate Loans, in which case interest shall be computed on the basis of a 365 or 366 day year as the case may be (unless the Base Rate is determined by reference to the Federal Funds Rate), all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but excluding the date of payment; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments to Be Free and Clear. Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Senior Finance Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Senior Finance Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Senior Finance Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Senior Finance Document (hereinafter referred to as “Other Taxes”).

(c) Gross-Up. If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Senior Finance Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Borrower Indemnification. The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(e) Without limiting the obligations of the Lenders under Section 10.15 regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the

Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

Section 3.02 Illegality. If, on or after the date of this Agreement, the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund any of its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to convert outstanding Loans into Eurodollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 3.02, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Eurodollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan, if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately, if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03 Inability to Determine Rates. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(i) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period; or

(ii) Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in the same aggregate amount as the requested Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Revolving Base Rate Loans for such day.

Section 3.04 Increased Costs and Reduced Return; Capital Adequacy.

(a) If on or after the date hereof, the adoption of or any change in any applicable Law or in the interpretation or application thereof applicable to any Lender (or its Applicable Lending Office), or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

(i) shall subject such Lender (or its Applicable Lending Office) to any tax of any kind whatsoever with respect to any Letter of Credit, any Eurodollar Loans made by it or any of its Notes or its obligation to make Eurodollar Loans or to participate in Letters of Credit, or change the basis of taxation of payments to such Lender (or its Applicable Lending Office) in respect thereof (except for (A) Taxes and Other Taxes covered by Section 3.01 and (B) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its Applicable Lending Office, branch or any affiliate thereof);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (or its Applicable Lending Office) which is not otherwise included in the determination of the Adjusted Eurodollar Rate hereunder; or

(iii) shall impose on such Lender (or its Applicable Lending Office) any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, continuing or maintaining any Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable Law regarding capital adequacy, or compliance by such Lender, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction. Each determination by any such Lender of amounts owing under this Section 3.04 shall, absent manifest error, be conclusive and binding on the parties hereto.

(c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender or the L/C Issuer the amount shown as due on any such certificate delivered by it within 30 days after receipt of the same.

(d) Promptly (but in no event more than 90 days) after any Lender becomes aware of any circumstance that will, in its sole judgment, result in a request for increased compensation pursuant to this Section 3.04, such Lender shall notify the Borrower thereof. Failure on the part of any Lender so to notify the Borrower or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to any other period. The protection of this Section 3.04 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

Section 3.05 Funding Losses. The Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (i) any failure by any Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (ii) any failure by the Borrower to borrow or to refinance, convert or continue any Eurodollar Loan hereunder after irrevocable notice of such Borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.02 or 2.07, (iii) any payment, prepayment or conversion of a Eurodollar Loan, whether voluntary or involuntary, upon occurrence of an Event of Default or otherwise, pursuant to any other provision of this Agreement or otherwise made on a date other than the last day of the Interest period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise), or (v) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.10(d), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted, not borrowed or assigned (based on the applicable London Interbank Offered Rate), for the period from the date of such payment, prepayment, conversion, failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow, convert or continue) or assignment over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted, not borrowed, converted or continued for such period or Interest Period or assignment, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 3.06 Base Rate Loans Substituted for Affected Eurodollar Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurodollar Loans has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.01 or 3.04 with respect to its Eurodollar Loans, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Lenders.

Section 3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Finance Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to make a Loan or issue a Letter of Credit on the Closing Date is subject to the satisfaction of the following conditions:

(a) Executed Finance Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Agreement; (ii) the Notes; (iii) the Guaranty; (iv) the Collateral Documents; and (v) all other Senior Finance Documents, each in form and substance satisfactory to the Lenders in their sole discretion.

(b) Legal Matters. All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Administrative Agent and to Fried Frank Harris Shriver & Jacobson LLP, counsel for the Administrative Agent.

(c) Organization Documents; Other Agreements. After giving effect to the transactions contemplated by the Transaction Documents, the ownership, capital, corporate, organizational and legal structure and shareholder or member, as the case may be, arrangements of each Loan Party shall be reasonably satisfactory to the Lenders, and the Administrative Agent shall have received: (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of its respective state of organization, and a certificate as to the good standing of each Loan Party from such Secretary of State, as of a recent date; (ii) a certificate as to the good standing of each Loan Party, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization and from each other state in which such Loan Party is qualified or is required to be qualified to do business, together in each case, to the extent generally available, with a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each such jurisdiction; (iii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Loan Party, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Finance Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Finance Document or any other document delivered in connection herewith on behalf of such Loan Party; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (v) such other documents as the Administrative Agent or Fried Frank Harris Shriver & Jacobson LLP, counsel for the Administrative Agent, may reasonably request.

(d) Officer’s Certificates. The Administrative Agent shall have received (i) a certificate, dated the Closing Date and signed by a Responsible Officer of each of Holdings and the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.02 and (ii) a certificate, dated the Closing Date signed by a Responsible Officer of each other Loan Party, confirming compliance as to such Loan Party with the condition precedent set forth in paragraph (b) of Section 4.02.

(e) Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received:

(i) a satisfactory written opinion of Morrison & Foerster LLP, special counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, dated the Closing Date, substantially in the form of Exhibit E-1 hereto and covering such additional matters incident to the transactions and perfection of the liens granted thereunder in the Collateral contemplated hereby as the Administrative Agent or the Required Lenders may reasonably request;

(ii) from special gaming counsel to the Borrower and the other Loan Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each Lender, dated the Closing Date, as to the matters referred to in Exhibit E-2 hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or the Required Lenders may reasonably request;

(iii) from Morrison & Foerster LLP, special counsel to the Borrower, copies of the opinions delivered by them under the underwriting or purchase agreement for the Senior Subordinated Notes, accompanied in each case by a letter from such counsel stating that the Agents and the Lenders are entitled to rely on such opinions as if they were addressed to the Agents and Lenders;

(iv) from Morrison & Foerster LLP, special counsel to the Borrower, copies of the opinions delivered by them to the Seller under the Recapitalization Agreement, accompanied in each case by a letter from such counsel stating that the Agents and the Lenders are entitled to rely on such opinions as if they were addressed to the Agents and Lenders; and

(v) from counsel to the Seller in respect of the Recapitalization, copies of the opinion delivered by them as required under the Recapitalization Agreement, accompanied in each case by a letter from such counsel stating that the Agents and the Lenders are entitled to rely on such opinions as if they were addressed to the Agents and the Lenders.

(f) Issuance of the Senior Subordinated Notes. On or prior to the Closing Date, (i) the Borrower shall have entered into the Senior Subordinated Note Indenture on terms that are satisfactory to the Administrative Agent, (ii) the Borrower shall have issued, executed and delivered the Senior Subordinated Notes, (iii) the Administrative Agent shall have received true and correct copies, certified as such by an appropriate officer of the Borrower, of the Senior Subordinated Note Indenture and each of the Senior Subordinated Notes as originally executed and delivered, each of which shall be in full force and effect, (iv) the Borrower shall have received gross cash proceeds of at least $235,000,000 from the issuance of the Senior Subordinated Notes (it being understood that such cash proceeds shall include all amounts directly applied to pay underwriting and placement commissions and discounts and related fees) and (v) the Borrower shall have utilized the full amount of such cash proceeds to make payments owing in connection with the Transaction prior to or concurrently with the utilization of any proceeds of the Loans for such purpose.

(g) Consummation of the Recapitalization. On or prior to the Closing Date, there shall have been delivered to the Administrative Agent true and correct copies of all Recapitalization Documents, certified as such by an appropriate officer of the Borrower, and all terms and conditions of the Recapitalization Documents shall be in form and substance reasonably satisfactory to the Administrative Agent. The Recapitalization, including all of the terms and conditions thereof, shall have been duly approved by the board of directors or management committees, as the case may be, and (if required by applicable law) the shareholders or members, as the case may be, of the Group Companies party thereto, and all Recapitalization Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. The representations and warranties set forth in the Recapitalization Documents shall be true and correct in all material respects as if made on and as of the Closing Date. Each of the conditions precedent to the Group Companies’ obligations to consummate the Recapitalization as set forth in the Recapitalization Documents shall have been satisfied to the reasonable satisfaction of the Administrative Agent or waived with the consent of the Administrative Agent. On or prior to the Closing date, (i) the Equity Investor Group shall have formed Holdings and contributed or caused to be contributed, as the case may be, to the common equity of Holdings 100% of the Equity Interests of the Borrower held by the Equity Investor Group of any of them, (ii) the Borrower shall have redeemed (the “Redemption”) the remaining membership interests in the Borrower held by the Seller, and (iii) after giving effect to the Redemption, the Borrower shall have made a cash distribution (the “Recapitalization Distribution”) to the Equity Investor Group in aggregate amount not exceeding $50,000,000. After giving effect to the Redemption and the Recapitalization Distribution, Holdings will own 100% of the outstanding Equity Interests of the Borrower on a fully diluted basis, and M&C International shall own at least 95% of the outstanding Equity Interests on a fully-diluted basis. The aggregate consideration paid by Holdings, the Borrower and their respective Affiliates to the Seller in connection with the Redemption shall not exceed $436,000,000.

(h) Other Indebtedness. After the consummation of the transactions contemplated by the Recapitalization Agreement on the Closing Date, the Group Companies shall have no material liabilities (actual or contingent) or Preferred Stock, except (i) as disclosed in the most recent interim balance sheet included in the financial statements delivered pursuant to subsection (n) below, (ii) for accounts payable incurred in the ordinary course of business consistent with past practice since the date of the most recent interim balance sheet included in the financial statements delivered pursuant to subsection (n) below and not in violation of the Recapitalization Agreement and (iii) Indebtedness under the Finance Documents and Senior Subordinated Notes.

(i) Perfection of Personal Property Security Interests and Pledges; Search Reports. On or prior to the Closing Date, the Collateral Agent shall have received:

(i) a Perfection Certificate from each Loan Party;

(ii) appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed for filing under the Uniform Commercial Code or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents;

(iii) copies of reports from CT Corporation or another independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements that name the Borrower, any other Loan Party, as such (under its present name and any previous name and, if requested by the Collateral Agent, under any trade names), as debtor or seller that are filed in the jurisdictions referred to in clause (ii) above, together with copies of such financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed for filing);

(iv) searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or advisable to perfect the Lenders’ security interest in intellectual property Collateral;

(v) all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance satisfactory to the Collateral Agent; and

(vi) evidence of the completion of all other filings and recordings of or with respect to the Collateral Documents and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Collateral Documents.

(j) Evidence of Insurance. Receipt by the Collateral Agent of copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Finance Documents, including, but not limited to, naming the Collateral Agent as additional insured and loss payee on behalf of the Lenders.

(k) Consents and Approvals. On the Closing Date, all necessary governmental (domestic or foreign), regulatory, shareholder or member, as the case may be, and third party consents (including, without limitation, with respect to real property leases, license agreements relating to intellectual property and the Vault Cash Agreement) and approvals necessary, or in the opinion of the Arranger, desirable in connection with the transactions contemplated by the Recapitalization Agreement and the other Transaction Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect, and all applicable waiting periods (including any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) shall have expired, in each case without any action being taken by any competent authority which could restrain, prevent or impose any material adverse conditions on any of the transactions, in the reasonable judgment of the Administrative Agent, materially adverse conditions upon the consummation of such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable in the reasonable judgment of the Administrative Agent.

(l) Litigation; Judgments. On the Closing Date, there shall be no actions, suits, proceedings or investigations pending or threatened in any court or before any arbitrator (i) with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or (ii) which could reasonably be expected to have a Material Adverse Effect. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Transaction Documents and otherwise referred to herein or therein.

(m) Solvency Certificate. On or prior to the Closing Date, the Borrower shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate substantially in the form of Exhibit L hereto from the chief financial or chief accounting officer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth the conclusions that, after giving effect to the Recapitalization and the consummation of all financings contemplated herein, Holdings and its Subsidiaries (on a consolidated basis), Holdings (on a stand-alone basis), the Borrower (on a stand-alone basis) and each of the guarantors (on a stand-alone basis) is not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its respective business and will not have incurred debts beyond its ability to pay as such debts mature and become due.

(n) Financial Information. The Administrative Agent shall have received: (i) audited financial statements of the Borrower for the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 and pro forma financial statements as to the Loan Parties giving effect to the Transaction, which in each case, (A) shall be reasonably satisfactory in form and substance to the Administrative Agent, (B) shall not be materially inconsistent with the Pre-Commitment Information and (C) shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder; (ii) forecasts prepared by management of the Loan Parties, each in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Closing Date and on an annual basis for the immediately succeeding five fiscal years thereafter; (iii) evidence reasonably satisfactory to the Administrative Agent that (A) the Consolidated EBITDA of the Borrower and its Subsidiaries for the twelve-month period ended December 31, 2003, adjusted for those items described on Schedule 4.01(n) hereto, was not less than $89,000,000, (B) the pro forma ratio of Consolidated Indebtedness as of December 31, 2003 to the Consolidated EBITDA of the Borrower and its Subsidiaries for the twelve-month period then ended, adjusted for those items described on Schedule 4.01(n) hereto (which pro forma ratio shall be calculated reflecting the Transaction on a pro forma basis and shall be reasonably acceptable to the Administrative Agent), was not greater than 5.65 to 1.00 and (C) the pro forma financial statements delivered pursuant to clause (i) above and the forecasts delivered pursuant to clause (ii) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of then existing conditions, together with a certificate of the chief financial officer of Holdings and the Borrower with respect to the matters set forth in the foregoing clauses (A), (B) and (C); and (iv) written certifications from the chief executive officer and chief financial officer of the Borrower that would be required by Section 906 and Section 302 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(o) Due Diligence. The Administrative Agent shall have been given access to the management, records, books of account, contracts and properties of Holdings and its Subsidiaries and shall have completed, and be satisfied with the results of, its business and legal due diligence review with respect to Holdings and its Subsidiaries, the Recapitalization and the other transactions contemplated hereby, including, without limitation, a due diligence review of the financial statements of Borrower and its Subsidiaries, the tax matters and status of Borrower and its Subsidiaries and possible contingent liabilities, an environmental, employee benefits, customer contracts, related party contracts, collective bargaining agreements, other arrangements with employees and insurance due diligence review. In addition, there shall not have occurred any material adverse change in the business, assets, operations or condition (financial or otherwise) of Borrower and its Subsidiaries since December 31, 2003 or from that included in the Pre-Commitment Information.

(p) Appointment of Agent for Service of Process. The Administrative Agent shall have received a letter from CT Corporation, presently located at 111 Eighth Avenue, New York, New York 10011, indicating its consent to its appointment by Holdings and the Borrower as its agent to receive service of process as specified in Section 10.17 hereof.

(q) Payment of Fees. All costs, fees and expenses due to the Administrative Agent, the Collateral Agent and the Lenders on or before the Closing Date shall have been paid.

(r) Debt Rating. Both the Loans and the Senior Subordinated Notes shall have individually received a debt rating from each of Moody’s and S&P and, as of the Closing Date, each such rating shall be in full force and effect.

(s) Counsel Fees. The Administrative Agent shall have received full payment from the Borrower of all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent; and provided, further, that the aggregate amount of all such Attorney Costs incurred in connection with the negotiation, execution and delivery of the Finance Documents delivered on or prior to the Closing Date shall not exceed the amounts agreed upon in the Engagement Letter).

(t) Revolving Availability. After giving effect to all Credit Extensions occurring on the Closing Date, the aggregate unused Revolving Commitments shall exceed the aggregate amount of all Revolving Outstandings by at least $10,000,000.

(u) OFAC/Anti-Terrorism Compliance Certificate. The Administrative Agent shall have received a certificate substantially in the form of Exhibit K hereto, dated the Closing Date and signed by a Responsible Officer of Holdings, certifying as to the matters set forth in Exhibit K.

(v) Intellectual Property Licenses. The Borrower shall have delivered to Administrative Agent duly executed written licenses to use and exercise any other rights in all third party intellectual property which is material to the Borrower or its Subsidiaries, including without limitation all license agreements with Affiliates (collectively, “Intellectual Property Licenses”), which licenses are satisfactory to Administrative Agent at its sole discretion.

(w) Contribution of Subsidiaries. M&C International shall have contributed all of the capital stock of CashCall Systems, Inc. to the Borrower.

(x) Vault Cash Agreement. The Borrower’s vault cash custody arrangements shall be satisfactory in all respects to the Administrative Agent. Except as otherwise agreed to by the Administrative Agent, (i) the Vault Cash Agreement shall be in full force and effect and shall not have been amended or modified (nor shall any condition thereof have been waived by the Borrower) except for such amendments and modifications satisfactory to the Administrative Agent as are necessary to give effect to the Recapitalization and (ii) no “Automatic Event of Default” or “Notice Event of Default” (each as defined in the Vault Cash Agreement) shall have occurred or be continuing under the Vault Cash Agreement and no event or condition shall exist thereunder that with notice or passage of time, or both, would permit a Vault Cash Provider to terminate the Vault Cash Agreement or retrieve cash from ATMs.

All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement and the other Transaction Documents or in any other document delivered in connection herewith or therewith shall be satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities. The documents referred to in this Section 4.01 shall be delivered to the Administrative Agent no later than the Closing Date. The certificates and opinions referred to in this Section 4.01 shall be dated the Closing Date.

The requirement that any document, agreement, certificate or other writing be satisfactory to the Required Lenders shall be deemed to be satisfied if (i) such document, agreement, certificate or other writing was delivered to the Lenders not less than two Business Days prior to the Closing Date, (ii) such document, agreement, certificate or other writing is satisfactory to the Administrative Agent and (iii) Lenders holding at least 50% of the Commitments have not objected in writing to such document, agreement, certificate or other writing to the Administrative Agent prior to the Closing Date.

Promptly after the Closing occurs, the Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto. If the Closing does not occur before 5:00 P.M. on May 1, 2004, the Commitments shall terminate at the close of business on such date and all unpaid facility fees accrued to such date shall be due and payable on such date.

Section 4.02 Conditions to All Credit Extensions. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of any L/C Issuer to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) Notice. The Borrower shall have delivered (i) in the case of any Revolving Loan, to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.02 and (ii) in the case of any Letter of Credit, to the L/C Issuer, an appropriate Letter of Credit Request duly executed and completed in accordance with the provisions of Section 2.05.

(b) Representations and Warranties. The representations and warranties made by the Loan Parties in any Finance Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date.

(c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d) Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, (i) the sum of the Revolving Loans outstanding plus all L/C Obligations outstanding plus all Swing Line Loans outstanding shall not exceed the Revolving Committed Amount and (ii) the sum of L/C Obligations outstanding shall not exceed the L/C Committed Amount and (iii) the sum of all Swing Line Loans outstanding shall not exceed the Swing Line Committed Amount.

(e) Term Borrowings. In the case of the initial Revolving Borrowing, the fact that prior to, or concurrently with, such Revolving Borrowing, the Borrower has made a Term B Borrowing in the full amount of the Term B Commitments.

The delivery of each Notice of Borrowing, Swing Line Loan Request and each request for a Letter of Credit shall constitute a representation and warranty by the Loan Parties of the correctness of the matters specified in subsections (b), (c) and (d) above.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Group Company (i) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) execute, deliver and perform its obligations under the Finance Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws, except in each case referred to in clause (ii)(A), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Transaction Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, (A) any Contractual Obligation to which such Person is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law.

Section 5.03 Governmental Authorization; Other Consents. Except as set forth on Schedule 5.03, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Transaction Document to which it is a party.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.05 Financial Condition; No Material Adverse Effect.

(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Material Adverse Change. Since December 31, 2003, no event or circumstance has occurred or existed which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c) Pro-Forma Financial Statements. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2003, prepared on a pro-forma basis giving effect to the consummation of the Transactions, has heretofore been furnished to each Lender as part of the Pre-Commitment Information. Such pro-forma balance sheet has been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro-forma financial information contained in the Pre-Commitment Information (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), is based on the best information available to the Borrower as of the date of delivery thereof, accurately reflects all material adjustments required to be made to give effect to the Transactions and presents fairly on a pro-forma basis the estimated consolidated financial position of the Borrower and its Consolidated Subsidiaries as of December 31, 2003, assuming that the Transactions had actually occurred on that date. None of Holdings or any of its Subsidiaries has any reason to believe that such pro-forma balance sheet is misleading in any material respect in light of the circumstances existing at the time of the preparation thereof.

(d) Projections. The projections prepared as part of, and included in, the Pre-Commitment Information have been prepared on a basis consistent with the financial statements referred to in subsection (a) above and are based on good faith estimates and assumptions made by management of the Borrower. On the Closing Date, such management believes that such projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material. There is no fact known to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect which has not been disclosed herein or in the Pre-Commitment Information.

(e) Post-Closing Financial Statements. The financial statements delivered to the Lenders pursuant to Sections 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 6.01(a) and (b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

(f) No Undisclosed Liabilities. Except as fully reflected in the financial statements described in subsection (a) above and the Indebtedness incurred under this Agreement and the Senior Subordinated Notes, (i) there were as of the Closing Date (and after giving effect to any Loans made and Letters of Credit issued on such date), no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to any Group Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments), and (ii) neither Holdings nor the Borrower knows of any basis for the assertion against any Group Company of any such liability or obligation which, either individually or in the aggregate, has or could reasonably be expected to have, a Material Adverse Effect.

(g) Sarbanes-Oxley Act Compliance. Each required form, report and document containing financial statements that has been filed with or submitted to the United States Securities and Exchange Commission by any Group Company (if any), was accompanied by the certifications required to be filed or submitted by the chief executive officer and chief financial officer of any Group Company pursuant to the Sarbanes-Oxley Act of 2002, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. No Group Company nor, to the knowledge of Holdings or the Borrower, any director, officer, employee, auditor, accountant or representative of any Group Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices. No attorney representing any Group Company, whether or not employed by any Group Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any Group Company or any of its officers, directors, employees or agents to the board of directors of any Group Company or any committee thereof or to any director or officer of any Group Company. To the knowledge of Holdings and the Borrower, no employee of any Group Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. No Group Company or any officer, employee, contractor, subcontractor or agent of any Group Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of any Group Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

Section 5.06 Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Loan Party, threatened against or affecting any Group Company in which there is a reasonable possibility of an adverse decision that (i) involve any Finance Document or any of the Transactions or (ii) if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.07 No Default. No Group Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.08 Ownership of Property; Liens. Each Group Company has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted. All such material properties and assets are free and clear of Liens other than Permitted Liens. Each Group Company has complied with all obligations under all leases to which it is a party, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and the violation of which will not result in a Material Adverse Effect, and all such leases are in full force and effect, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to be in full force and effect will not result in a Material Adverse Effect. Each Group Company enjoys peaceful and undisturbed possession under all such leases with respect to which it is the lessee, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to enjoy peaceful and undisturbed possession will not result in a Material Adverse Effect.

Section 5.09 Environmental Compliance. Except as does not and could not reasonably be expected to have a Material Adverse Effect, no Group Company has failed to comply with any Environmental Law or to obtain, maintain, or comply with any permit, license or other approval required under any Environmental Law or is subject to any Environmental Liability or has received notice of any claim with respect to any Environmental Liability, and no Group Company knows of any basis for any Environmental Liability against any Group Company

Section 5.10 Insurance. The properties of each Group Company are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Group Company operates.

Section 5.11 Taxes. Each Group Company has filed, or caused to be filed, all tax returns (including federal, state, local and foreign tax returns) required to be filed and paid (i) all amounts of taxes shown thereon to be due (including interest and penalties) and (ii) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it, except for such taxes (A) which are not yet delinquent or (B) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in accordance with GAAP. There is no pending investigation of any Group Company by any taxing authority or proposed tax assessment against any Group Company that would, if made, have a Material Adverse Effect.

Section 5.12 ERISA Compliance.

(a) There are no Unfunded Liabilities.

(b) Each Plan complies in all respects with the applicable requirements of ERISA and the Code.

(c) No ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan.

(d) No Group Company: (i) is or has been within the last six years a party to any Multiemployer Plan; or (ii) has withdrawn from any Multiemployer Plan.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(f) No Group Company or any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

(g) All liabilities under the Employee Benefit Arrangements are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01(b) hereof or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01(a) hereof.

(h) There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (g) above.

(i) Each Group Company is in material compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements.

Section 5.13 Subsidiaries. Schedule 5.13 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries of Holdings. Schedule 5.13 sets forth as of the Closing Date the jurisdiction of formation of each such Subsidiary, the number of authorized shares of each class of Equity Interests of each such Subsidiary, the number of outstanding shares of each class of Equity Interests, the number and percentage of outstanding shares of each class of Equity Interests of each such Subsidiary owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Capital Stock of each such Subsidiary. All the outstanding Equity Interests of each Subsidiary of Holdings are validly issued, fully paid and non-assessable and were not issued in violation of the preemptive rights of any shareholder or member, as the case may be, and, as of the Closing Date, are owned by Holdings, directly or indirectly, free and clear of all Liens (other than those arising under the Collateral Documents). Other than as set forth on Schedule 5.13, as of the Closing Date, no such Subsidiary has outstanding any Equity Equivalents nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests. Holdings has no Subsidiaries, other than the Borrower and its Subsidiaries.

Section 5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) None of Holdings and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Consolidated Subsidiaries. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the

Loans) will violate or result in a violation of the Securities Act, the Exchange Act or Regulation T, U or X.

(b) None of the Group Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, none of the Group Companies is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, (ii) controlled by such a company, or (iii) a “holding company”, a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1934, as amended.

Section 5.15 Disclosure. No statement, information, report, representation, or warranty made by any Loan Party in any Finance Document or furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Finance Document contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Pre-Commitment Information was, as of the date thereof or the dates otherwise specified therein, accurate in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that (i) the statements therein describing documents and agreements are summary only and as such are qualified in their entirety by reference to such documents and agreements, (ii) to the extent any such information therein was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions, due and careful consideration and the best information known to it at the time in the preparation of such information and (iii) as to the information that is specified as having been supplied by third parties, other than Affiliates of the Borrower or any of its Subsidiaries, the Borrower represents only that it is not aware of any material misstatement or omission therein.

Section 5.16 Compliance with Law. Each Group Company is in compliance with all requirements of Law (including Environmental Laws) applicable to it or to its properties, except for any such failure to comply which could not reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Loan Parties, none of the Group Companies or any of their respective material properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority. None of the Group Companies has received any written communication from any Governmental Authority that alleges that any of the Group Companies is not in compliance in any material respect with any Law, except for allegations that have been satisfactorily resolved and are no longer outstanding.

Section 5.17 Intellectual Property. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, know how, including customer lists, plans, processes, supplier lists, business plans, business methods, prototypes, inventions, discoveries, internet domain names, software, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without, to the best knowledge of the Borrower, conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person.

Section 5.18 Purpose of Loans and Letters of Credit. The proceeds of the Term B Loans and any Revolving Loans made on the Closing Date will be used solely to finance the Recapitalization and pay fees and expenses incurred in connection with the Transaction. The proceeds of the Revolving Loans and Swing Line Loans made after the Closing Date will be used solely to provide for the working capital requirements of the Borrower and its Subsidiaries (other than GCA Finance) and for the general corporate purposes of the Borrower and its Subsidiaries (other than GCA Finance). The Letters of Credit shall be used only for or in connection with obligations relating to transactions entered into by the Borrower and its Subsidiaries (other than GCA Finance) in the ordinary course of business.

Section 5.19 Labor Matters. There are no strikes against Holdings or any of its Subsidiaries, other than any strikes that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements which, individually or in the aggregate, are not material to Holdings and its Subsidiaries taken as a whole.

Section 5.20 Solvency and Surplus. Each Loan Party is and, after consummation of the Transactions, will be Solvent. The total amount of the Recapitalization Distribution and any other distributions paid by the Borrower in connection with the transactions contemplated by the Transaction Documents will not exceed the aggregate amount of funds of the Borrower legally available therefor at the time of consummation of the Recapitalization.

Section 5.21 Collateral Documents.

(a) Article 9 Collateral. Each of the Security Agreement and the Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein and, when financing statements in appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement and the Pledged Collateral is delivered to the Collateral Agent, each of the Security Agreement and the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 8 or 9 of the Uniform Commercial Code, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b) Intellectual Property. When the Assignment of Patents and Trademarks, substantially in the form of Exhibit A to the Security Agreement, is properly filed in the United States Patent and Trademark Office and the Assignment of Copyrights, substantially in the form of Exhibit B to the Security Agreement, is properly filed in the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property covered in such Assignments, in each case prior and superior in right to any other Person except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

(c) Status of Liens. The Collateral Agent, for the benefit of the Finance Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the Uniform Commercial Code, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens. As of the Closing Date, no filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on Schedule 4.01 to the Security Agreement.

Section 5.22 Ownership.

(a) Securities of the Borrower. Holdings owns good, valid and marketable title to all the outstanding common stock of the Borrower, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents. Except as set forth on Schedule 5.22, there are no shareholder or member, as the case may be, agreements or other agreements pertaining to Holdings’ beneficial ownership of the common stock of the Borrower, including any agreement that would restrict Holdings’ right to dispose of such common stock and/or its right to vote such common stock.

(b) Holdings Equity Interests. Schedule 5.22 sets forth a true and accurate list as of the Closing Date of each holder of any Equity Interest or Equity Equivalent of Holdings, indicating the name of each such holder and the Equity Interest or Equity Equivalent held by each such Person. Except as set forth on Schedule 5.22, there are no shareholders or members, as the case may be, agreements or other agreements pertaining to the Equity Investor Group’s beneficial ownership of the common stock of Holdings, including any agreement that would restrict the Equity Investor Group’s right to dispose of such common stock and/or its right to vote such common stock.

Section 5.23 Certain Transactions.

(a) Recapitalization Agreement. On the Closing Date, (i) the Recapitalization Agreement has not been amended or modified, nor has any condition thereof been waived by Holdings or the Borrower, (ii) all conditions to the obligations of Holdings and the Borrower to consummate the transactions contemplated by the Recapitalization Agreement have been satisfied, (iii) all funds advanced on the Closing Date by the Lenders have been used in accordance with Section 5.18 and (iv) the transactions contemplated by the Recapitalization Agreement have been consummated in accordance with the Recapitalization Agreement and all applicable Laws.

(b) Senior Subordinated Notes. On the Closing Date, (i) the Senior Subordinated Note Documents have not been amended or modified, nor has any condition thereof been waived by the Borrower in a manner adverse in any material respect to the rights or interests of the Lenders and (ii) all funds advanced by the Senior Subordinated Noteholders have been used to consummate the transactions contemplated by the Recapitalization Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Obligation or other amount payable hereunder or under any Note or other Senior Finance Document or any L/C Obligation remains unpaid or any Letter of Credit remains in effect:

Section 6.01 Financial Statements. The Borrower will furnish, or cause to be furnished, to the Administrative Agent, with copies for each of the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet and income statement of the Borrower and its Consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated and consolidating statement of operations and retained earnings and consolidated statement of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and (in the case of such consolidated financial statements) audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified or limited in any material respect) to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated and consolidating statement of operations and retained earnings and consolidated statement of cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated and consolidating figures for the corresponding periods of the preceding fiscal year, all such financial statements to be in form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of Holdings to the effect that such quarterly financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or (b) at the times specified therein.

Section 6.02 Certificates; Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent, with copies for each of the Lenders, in form and detail reasonably satisfactory to them:

(a) Auditors’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in the course of the audit upon which their opinion on such financial statements was based (but without any special or additional audit procedures for the purpose), they obtained knowledge of no condition or event relating to financial matters which constitutes a Default or an Event of Default or, if such accountants shall have obtained in the course of such audit knowledge of any such Default or Event of Default, disclosing in such written statement the nature and period of existence thereof, it being understood that such accountants shall be under no liability, directly or indirectly, to the Lenders for failure to obtain knowledge of any such condition or event.

(b) Compliance Certificate. At the time of delivery of the financial statements provided for in Sections 6.01(a) and (b) above, a Compliance Certificate of the chief financial officer of Holdings (i) demonstrating compliance with the financial covenants contained in Section 7.18 by calculation thereof as of the end of the fiscal period covered by such financial statements, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of the Borrower and its Consolidated Subsidiaries, and, if so, describing such change, (iv) identifying all Asset Dispositions, Casualties, Condemnations, Debt Issuances and Equity Issuances that were made since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the Net Cash Proceeds received from all Asset Dispositions (other than Excluded Asset Dispositions), Casualties, Condemnations, Debt Issuances (other than Debt Issuances permitted under Section 7.01) and Equity Issuances (other than Excluded Equity Issuances) that were made since the end of the previous fiscal quarter and (v) reconciling the calculations performed in connection with clause (i) above to the financial statements being delivered with such Compliance Certificate insofar as such calculations treat QuikPlay as other than a Consolidated Subsidiary of the Borrower. At the time such certificate is required to be delivered, the Borrower shall promptly deliver to the Administrative Agent, at the Administrative Agent’s Office, information regarding any change in the Leverage Ratio that would change the then existing Applicable Margin.

(c) Auditor’s Reports. Promptly (but in any event within 5 days) upon receipt thereof, a copy of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Group Company by independent accountants in connection with the accounts or books of any Group Company, or any audit of any of them;

(d) SEC Reports. Promptly (and in any event within 5 days) after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the members of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which any Group Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e) Annual Business Plan and Budgets. At least 30 days prior to the end of each fiscal year of Holdings, beginning with the fiscal year ending December 31, 2004, an annual business plan and budget of the Borrower and its Consolidated Subsidiaries containing, among other things, projected financial statements for the next fiscal year.

(f) Excess Cash Flow. Within 100 days after the end of each fiscal year of Holdings, a certificate of the chief financial officer of Holdings containing information regarding the calculation of Excess Cash Flow for such fiscal year.

(g) ERISA Reports. Promptly (and in any event within 5 days) after the same are available, the most recently prepared actuarial reports in relation to the Plans for the time being operated by Group Companies which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction. If requested by the Administrative Agent, the Borrower will promptly instruct an actuary to prepare such actuarial reports and deliver those to the Administrative Agent, if the Administrative Agent has reasonable grounds for believing that any relevant statutory or auditing requirement within the relevant jurisdiction is not being complied with. Promptly upon request, the Borrower shall also furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, with respect to any Plans, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(h) Additional Patents, Trademarks and Copyrights. At the time of delivery of the financial statements and reports provided for in Section 6.01(a), a report signed by the chief financial officer of the Borrower setting forth (i) a list of domain names, and registration numbers for all patents, trademarks, service marks, tradenames and copyrights awarded to any Group Company since the last day of the immediately preceding fiscal year of Holdings and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Group Company since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

(i) Domestication in Other Jurisdiction. Not less than 30 days prior to any change in the jurisdiction of organization of any Loan Party, a copy of all documents and certificates intended to be filed or otherwise executed to effect such change.

(j) Other Information. With reasonable promptness (and in any event within 5 days) upon request therefor, such other information regarding the business, properties or financial condition of any Group Company as the Administrative Agent or any Finance Party may reasonably request, which may include such information as any Finance Party may reasonably determine is necessary or advisable to enable it either (i) to comply with the policies and procedures adopted by it and its Affiliates (which, for purposes of this subsection (j), shall include only a Lender, the parent holding company of such Lender and any direct or indirect Subsidiary of the parent holding company of such Lender) to comply with the Bank Secrecy Act, the U.S. Patriot Act and all applicable regulations thereunder or (ii) to respond to requests for information concerning Holdings and its Subsidiaries from any governmental, self-regulatory organization or financial institution in connection with its anti-money laundering and anti-terrorism regulatory requirements or its compliance procedures under the U.S. Patriot Act, including in each case information concerning the Borrower’s direct and indirect members and its use of the proceeds of the Credit Extensions hereunder.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent for it or for any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent, which shall notify each Lender, of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03 Notices. The Borrower will promptly (and in any event within 3 days) notify the Administrative Agent and each Lender:

(i) of the occurrence of any Default or Event of Default;

(ii) of any matter that has resulted or may result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, any Contractual

Obligation of Holdings or any of its Subsidiaries; (B) any dispute, litigation, investigation, proceeding or suspension between Holdings or any of its Subsidiaries and any Governmental Authority; (C) the commencement of, or any material development in, any litigation or proceeding affecting Holdings or any of its Subsidiaries, including pursuant to any applicable Environmental Law; or (D) any pending or, to the knowledge of any Loan Party, threatened litigation, investigation or proceeding affecting any Loan Party in which the amount involved exceeds $2,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect;

(iii) of the occurrence of any ERISA Event;

(iv) of any material change in accounting policies or financial reporting practice by Holdings or any of its Subsidiaries; and

(v) of: (A) any event or condition, including any event, that constitutes, or is reasonably likely to lead to, an ERISA Event; or (B) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition or notice and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or the other Finance Documents that have been breached.

Section 6.04 Payment of Obligations. Each of the Group Companies will pay and discharge (i) all taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties and (iii) except as prohibited hereunder or under the terms of the Senior Subordinated Notes, all of its other Indebtedness as it shall become due; provided, however, that no Group Company shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

Section 6.05 Preservation of Existence Etc. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Borrower permitted under Section 7.04 or Section 7.05, each Group Company will: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve, renew or pursue all of its registered patents, trademarks, copyrights, trade names, service marks, and domain names, and any applications for any such registrations, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Each Group Company will: (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.07 Insurance; Certain Proceeds.

(a) Insurance Policies. Each of the Group Companies will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as are otherwise required by the Collateral Documents). The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all such other policies (other than workers’ compensation and employee health policies), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that the insurance carrier shall pay all proceeds in excess of $2,000,000 (or, following receipt of written notice from the Collateral Agent of the occurrence of an Event of Default, all proceeds) otherwise payable to Holdings or one or more of its Subsidiaries under such policies directly to the Collateral Agent (which agreement shall be evidenced by a “standard” or “New York” lender’s loss payable endorsement in the name of the Collateral Agent on Accord Form 27) and that it will give the Collateral Agent thirty days’ prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Group Company or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

(b) Loss Events. In case of any Casualty or Condemnation with respect to any property of any Group Company or any part thereof, the Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage, destruction or taking. In such case, the Borrower shall, or shall cause such Group Company to, promptly repair, restore or replace the property of such Person (or part thereof) which was subject to such Casualty or Condemnation, at such Person’s cost and expense, whether or not the Insurance Proceeds or Condemnation Award, if any, received on account of such event shall be sufficient for that purpose; provided, however, that such property need not be repaired, restored or replaced to the extent the failure to make such repair, restoration or replacement (i)(A) is desirable to the proper conduct of the business of such Person in the ordinary course and otherwise in the best interest of such Person and (B) would not materially impair the rights and benefits of the Collateral Agent or the Finance Parties under the Collateral Documents or any other Finance Document or (ii) the failure to repair, restore or replace the property is attributable to the application of the Insurance Proceeds from such Casualty or the Condemnation Award from such Condemnation to payment of the Senior Obligations in accordance with the following provisions of this Section 6.07(b). If Holdings or any of its Subsidiaries shall receive any Insurance Proceeds from a Casualty or Condemnation Award from a Condemnation, such Person will immediately pay over such proceeds to the Administrative Agent, for payment of the Senior Obligations in accordance with Section 2.09(b) or, if such funds constitute Reinvestment Funds, to be held by the Collateral Agent in the Reinvestment Funds Account established under the Security Agreement. The Administrative Agent agrees to cause the Collateral Agent to release such Insurance Proceeds or Condemnation Awards to the Borrower upon its request and as needed from time to time to pay for the repair, restoration or replacement of the portion of the property subject to such Casualty or Condemnation if, but only if, the conditions set forth in the definition of “Reinvestment Funds” are satisfied at the time of such request.

(c) Certain Rights of the Lenders. In connection with the covenants set forth in this Section 6.07, it is understood and agreed that:

(i) none of the Agents, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07, it being understood that (A) the Group Companies shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees; provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of the Loan Parties hereby agrees to, and to cause each of the Group Companies to, waive its right of recovery, if any, against the Agents, the Lenders and their agents and employees, to the extent permitted by law;

(ii) the Group Companies will permit an insurance consultant retained by the Administrative Agent, at the expense of the Borrower, to review from time to time the insurance policies maintained by the Group Companies annually or upon the occurrence of an Event of Default; and

(iii) the Required Lenders shall have the right from time to time to require the Group Companies to keep other insurance in such form and amount as the Administrative Agent or the Required Lenders may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms; and provided, further, that the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.07 shall in no event be deemed a representation, warranty or advice by any Agent or the Lenders that such insurance is adequate for the purposes of the business of the Group Companies or the protection of their respective properties.

Section 6.08 Compliance with Law. Each of the Group Companies will comply with all requirements of Law applicable to it and its properties to the extent that noncompliance with any such requirement of Law could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Group Companies will do, and cause each of its ERISA Affiliates to do, each of the following: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other applicable Federal or state law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) make all required contributions to any Plan subject to Section 412 of the Code; (iv) ensure that there are no Unfunded Liabilities; (v) ensure that all liabilities under the Employee Benefit Arrangements are either (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements; (B) insured with a reputable insurance company; or (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent under Section 6.01(a) or (b); and (vi) ensure that the contributions or premium payments to or in respect of all Employee Benefit Arrangements are and continue to be promptly paid at no less than the rates required under the rules of such arrangements and in accordance with the most recent actuarial advice received in relation to the Employee Benefit Arrangement and generally in accordance with applicable law.

Section 6.09 Books and Records; Lender Meeting. Each of the Group Companies will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). Unless the Administrative Agent shall notify the Borrower that no meeting is required, within 90 days after the end of each fiscal year of the Borrower, the Borrower will conduct a meeting of the Lenders to discuss such fiscal year’s results and the financial condition of the Borrower and its Consolidated

Subsidiaries. The chief executive officer and the chief financial officer of the Borrower and such other officers of the Borrower as the Borrower’s chief executive officer shall designate shall be present at each such meeting. Such meetings shall be held at times and places convenient to the Lenders and to the Borrower.

Section 6.10 Inspection Rights. Upon reasonable (not less than 24-hour) notice and during normal business hours, each of the Group Companies will permit representatives appointed by the Agents or the Required Lenders, including independent accountants, agents, employees, attorneys and appraisers, to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Agents or such representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees, independent accountants, attorneys and representatives of the Group Companies. At Administrative Agent’s or any other Lender’s request, each of Holdings and the Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by it at any time during the term of this Agreement to exhibit and deliver to the Administrative Agent and the Lenders copies of any of the financial statements, trial balances or other accounting records of any sort of any Group Company in the accountant’s or auditor’s possession, and to disclose to the Administrative Agent and the Lenders any information they may have concerning the financial status and business operations of any Group Company. At Administrative Agent’s or any other Lender’s request, each of Holdings and the Borrower hereby irrevocably authorizes all federal, state and municipal authorities to furnish to the Lenders copies of reports or examinations relating to any Group Company, whether made by the Group Companies or otherwise.

Section 6.11 Use of Proceeds. The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.18.

Section 6.12 Additional Loan Parties; Additional Security.

(a) Additional Subsidiary Guarantors. Each of Holdings and the Borrower will take, and will cause each of its Subsidiaries (other than Foreign Subsidiaries, except to the extent provided in subsection (d) below) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of Holdings (other than the Borrower, QuikPlay and Foreign Subsidiaries, except to the extent provided in subsection (d) below) are Subsidiary Guarantors. Without limiting the generality of the foregoing, if any Group Company shall form or acquire any new Subsidiary, the Borrower, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Subsidiary and will cause such new Subsidiary (other than a Foreign Subsidiary, except to the extent provided in subsection (d) below) to:

(i) within 30 days after such formation or acquisition, execute an Accession Agreement pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the Guaranty, an “Obligor” under the Security Agreement and an “Obligor” under the Pledge Agreement; and

(ii) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Closing Date or as the Administrative Agent, the Collateral Agent or the Required Lenders shall have requested.

(b) Additional Security. Each of Holdings and the Borrower will cause, and will cause each of its Subsidiaries (other than QuikPlay and a Foreign Subsidiary, except to the extent provided in subsection (d) below) to cause, (i) all of its owned Real Properties and personal property located in the United States, (ii) to the extent deemed to be material by the Administrative Agent or the Required Lenders in its or their sole and reasonable discretion, all of its other owned Real Properties and personal property, (iii) all of its leased Real Properties located in the United States (other than immaterial leased properties) and (iv) all other assets and properties of Holdings and its Subsidiaries as are not covered by the original Collateral Documents and as may be requested by the Collateral Agent or the Required Lenders in their sole reasonable discretion to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of Real Property (whether leased or owned), title insured Liens in favor of the Collateral Agent pursuant to the Collateral Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Collateral Agent shall request in its sole reasonable discretion (collectively, the “Additional Collateral Documents”). In furtherance of the foregoing terms of this Section 6.12, the Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by Holdings or any of its Subsidiaries (other than QuikPlay) of any Real Property located in the United States having a market value greater than $500,000 or the entering into a lease by Holdings or any of its Subsidiaries (other than QuikPlay) of any Real Property located in the United States for annual rent of $500,000 or more, setting forth in each case in reasonable detail the location and a description of the asset(s) so acquired or leased. Without limiting the generality of the foregoing, Holdings and the Borrower will cause, and will cause each of their respective Subsidiaries (other than QuikPlay) to cause, 100% of the Equity Interests of each of their respective direct and indirect Subsidiaries (or 65% of such Equity Interests, if such Subsidiary is a direct Foreign Subsidiary, except as provided in subsection (d) below) to be subject at all times to a first priority, perfected Lien (subject only to Permitted Liens) in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents.

If, subsequent to the Closing Date, a Loan Party shall acquire any intellectual property, securities, instruments, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Collateral Documents, the Borrower shall promptly (and in any event within three Business Days after any Responsible Officer of any Loan Party acquires knowledge of the same) notify the Collateral Agent of the same. Each of the Loan Parties shall adhere to the covenants regarding the location of personal property as set forth in the Security Agreement.

All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 6.12(b) has been complied with.

(c) Real Property Appraisals. If the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Group Company constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 34—Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Required Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(d) Foreign Subsidiaries Security. If, following a change in the relevant Sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower acceptable to the Collateral Agent and the Required Lenders does not within 30 days after a request from the Collateral Agent or the Required Lenders deliver evidence, in form and substance mutually satisfactory to the Collateral Agent and the Borrower, with respect to any Foreign Subsidiary of Holdings which has not already had all of the Equity Interests issued by it pledged pursuant to the Pledge Agreement that (i) a pledge (A) of 65.0% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, and (B) of any promissory note issued by such Foreign Subsidiary to the Borrower or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a guaranty in form and substance substantially identical to the Guaranty, (iii) the entering into by such Foreign Subsidiary of a security agreement in form and substance substantially identical to the Security Agreement, and (iv) the entering into by such Foreign Subsidiary of a pledge agreement substantially identical to the Pledge Agreement, in any such case would cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for United States federal income tax purposes, then, (A) in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement, shall be pledged to the Collateral Agent for the benefit of the Finance Parties pursuant to the Pledge Agreement (or another pledge agreement in substantially identical form, if needed); (B) in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Guaranty (or another guaranty in substantially identical form, if needed), guaranteeing the Senior Obligations; (C) in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially identical form, if needed), granting to the Collateral Agent, for the benefit of the Finance Parties, a security interest in all of such Foreign Subsidiary’s assets and securing the Senior Obligations; and (D) in the case of a failure to deliver the evidence described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially identical form, if needed), pledging to the Collateral Agent, for the benefit of the Finance Parties, all of the capital stock and promissory notes owned by such Foreign Subsidiary, in each case to the extent that entering into such Guaranty, Security Agreement or Pledge Agreement is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 6.12(d) to be in form, scope and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.

(e) Each of Holdings and the Borrower agrees that each action required by this Section 6.12 shall be completed as soon as possible, but in no event later than 60 days after such action is either requested to be taken by the Collateral Agent or the Required Lenders or required to be taken by Holdings or any of its Subsidiaries pursuant to the terms of this Section 6.12.

Section 6.13 Contributions. Upon its receipt thereof or, in the event any cash proceeds referred to below are received by Holdings after 1 P.M. on any Business Day, within one Business Day after its received thereof, Holdings will contribute as a common equity contribution to the capital of the Borrower any cash proceeds received by Holdings after the Closing Date from any Asset Disposition, Casualty, Condemnation, Debt Issuance or Equity Issuance or any cash capital contributions received by Holdings after the Closing Date.

Section 6.14 Corporate Governance. Beginning 180 days after the Closing Date, (a) the Management Committee of each of Holdings’ and the Borrower shall include at least two members who are “independent” as such term is defined by either the listing requirements of the New York Stock Exchange or the Nasdaq National Market, (b) no more than three members who are Affiliates of M&C International and/or officers of the Borrower or Holdings shall serve on the Management Committee of either Holdings or the Borrower and (c) the Management Committee of each of Holdings and the Borrower shall have appointed an audit committee, the majority of which shall be independent members of such Management Committee. Holdings’ and the Borrower’s agreements and arrangements related to corporate governance and Management Committee structure shall be satisfactory to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Obligations or other amount payable hereunder or under any Note or other Senior Finance Document or any L/C Obligation remains unpaid or any Letter of Credit remains unexpired:

Section 7.01 Limitation on Indebtedness. None of the Group Companies will incur, create, assume or permit to exist any Indebtedness except:

(i) Indebtedness of the Loan Parties under this Agreement and the other Senior Finance Documents;

(ii) Indebtedness arising under the Senior Subordinated Indenture and the Senior Subordinated Notes (but not including any renewal, refinancing or extension thereof);

(iii) Capital Lease Obligations and Purchase Money Indebtedness of the Borrower and its Subsidiaries (other than GCA Finance) incurred after the Closing Date to finance Capital Expenditures permitted by Section 7.14; provided that (A) the aggregate amount of all such Indebtedness (together with refinancings thereof permitted by clause (iv) below) does not exceed $7,500,000 at any time outstanding; provided, however, that the aggregate amount of all such Indebtedness and the aggregate amount of all refinancings thereof permitted by clause (iv) below (exclusive of Acquired Capital Lease Obligations and Acquired Purchase Money Indebtedness) does not exceed $5,000,000 at any time outstanding, (B) the Indebtedness when incurred shall not be less than 80% or more than 100% of the lesser of the cost or fair market value as of the time of acquisition of the asset financed, (C) such Indebtedness is issued and any Liens securing such Indebtedness are created concurrently with, or within 90 days after, the acquisition of the asset financed and (D) no Lien securing such Indebtedness shall extend to or cover any property or asset of any Group Company other than the asset so financed;

(iv) Indebtedness of the Borrower or its Subsidiaries (other than GCA Finance) representing a refinancing, replacement or refunding of Indebtedness permitted by clause (iii) above or Indebtedness of the Borrower representing a refinancing, replacement or refunding of Indebtedness permitted by clause (ii) above; provided that (A) such Indebtedness (the “Refinancing Indebtedness”) is an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Indebtedness being refinanced, replaced or refunded plus the amount of any premiums required to be paid thereon and fees and expense associated therewith, (B) such Refinancing Indebtedness has a later or equal final maturity and a larger or equal weighted average life than the Indebtedness being refinanced, replaced or refunded, (C) if the Indebtedness being refinanced, replaced or refunded is subordinated to the Senior Obligations, such Refinancing Indebtedness is subordinated to the Senior Obligations on terms no less favorable to the Lenders than the terms of the Indebtedness being refinanced, replaced or refunded, (D) the covenants, events of default and any Guaranty Obligations in respect thereof shall be no less favorable to the Lenders than those contained in the Indebtedness being refinanced, replaced or refunded and (E) at the time of, and after giving effect to, such refinancing, replacement or refunding, no Default or Event of Default shall have occurred and be continuing;

(v) Swap Obligations of the Borrower or any Subsidiary (other than GCA Finance) under Swap Agreements to the extent entered into after the Closing Date and provided that the aggregate notional amount of all Swap Agreements relating to such Swap Obligations shall not exceed $150,000,000 at any time outstanding to manage interest rate or foreign currency exchange rate risks and not for speculative purposes;

(vi) Indebtedness consisting of Guaranty Obligations (A) by the Borrower in respect of Indebtedness and leases permitted to be incurred by Wholly-Owned Domestic Subsidiaries of the Borrower (other than GCA Finance), (B) by Domestic Subsidiaries of the Borrower (other than GCA Finance) of Indebtedness and leases permitted to be incurred by the Borrower or Wholly-Owned Domestic Subsidiaries of the Borrower and (C) by Foreign Subsidiaries of the Borrower of Indebtedness and leases permitted to be incurred by Wholly-Owned Foreign Subsidiaries of the Borrower;

(vii) Indebtedness owing to the Borrower or a Subsidiary of the Borrower to the extent permitted by Section 7.06(a)(viii) or (ix);

(viii) unsecured Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $12,500,000 at any time outstanding; provided that (A) the credit documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to Holdings or any Subsidiary that are more restrictive than the covenants and default provisions contained in the Finance Documents, (B) no Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such incurrence and (C) the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect on a Pro-Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Group Company, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.18; and

(ix) Indebtedness arising solely out of the conversion of “vault cash” supplied pursuant to the Vault Cash Agreement for normal operating requirements of the automated teller machines of the Borrower covered by the Vault Cash Agreement (the “ATMs”) into Indebtedness of the Borrower by operation of Section XI.2.a. of the Vault Cash Agreement (or any successor provision), so long as the proceeds of such Indebtedness are used solely in the ATMs, as provided in Section IV.E of the Vault Cash Agreement and for no other purpose.

Section 7.02 Restriction on Liens. None of the Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary of Holdings) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(i) Liens created by the Collateral Documents;

(ii) Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) for taxes, assessments or governmental charges or levies not yet due or being contested in good faith and by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii) Liens imposed by law securing the charges, claims, demands or levies of landlords, carriers, warehousemen, mechanics, carriers and other like persons which were incurred in the ordinary course of business and which (A) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (B) which are being contested in good faith by appropriate proceedings diligently pursued, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(iv) Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 8.01; provided that no cash or other property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) the fair value of which exceeds $250,000 is deposited or delivered to secure any such judgment, decree or award, or any appeal bond in respect thereof;

(v) Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Indebtedness or Swap Obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the ordinary course of business;

(vi) Liens securing obligations in respect of surety bonds (other than appeal bonds), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; provided that (A) in the case of Liens on cash and Cash Equivalents, the amount of all cash and Cash Equivalents subject to such Liens may at no time exceed $5,000,000 in the aggregate;

(vii) zoning restrictions, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Indebtedness or Swap Obligations which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of Holdings or any of its Subsidiaries or the value of such property for the purpose of such business;

(viii) (A) Liens securing Capital Lease Obligations permitted to be incurred under Section 7.01(iii) and refinancings or replacements thereof permitted to be incurred under Section 7.01(iv) and (B) Liens securing Purchase Money Indebtedness permitted to be incurred under Section 7.01(iii);

(ix) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(x) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;

(xi) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(xii) any Lien securing Refinancing Indebtedness in respect of any Indebtedness of the Borrower or any Subsidiary of the Borrower secured by any Lien permitted by clauses (ix), (x), (xi) or (xii) of this Section 7.02; provided that such Indebtedness is not secured by any additional assets;

(xiii) Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, Operating Leases permitted by this Agreement;

(xiv) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, in each case incurred in the ordinary course of business; and

(xv) licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Group Company.

Section 7.03 Nature of Business. None of the Group Companies will alter the character or conduct of the business conducted by such Person as of the Closing Date.

Section 7.04 Consolidation, Merger and Dissolution. Except in connection with an Asset Disposition permitted by the terms of Section 7.05, none of the Group Companies will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:

(i) any Wholly-Owned Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of such Wholly-Owned Domestic Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

(ii) any Wholly-Owned Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, any other Wholly-Owned Domestic Subsidiary of the Borrower (other than GCA Finance), so long as (A) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of such Wholly-Owned Domestic Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (B) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

(iii) any Foreign Subsidiary of the Borrower may be merged with and into, or be voluntarily dissolved or liquidated into, the Borrower or any Wholly-Owned Subsidiary of the Borrower (other than GCA Finance), so long as (A) the Borrower or such Wholly-Owned Subsidiary, as the case may be, is the surviving corporation of any such merger, dissolution or liquidation and (B) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

(iv) the Borrower or any Subsidiary of the Borrower (other than GCA Finance) may merge with any Person (other than Holdings or any of its Subsidiaries) in connection with a Permitted Business Acquisition if (A) the Borrower or such Subsidiary shall be the continuing or surviving corporation in such merger or consolidation, (B) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions, (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and (D) the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect on a Pro-Forma Basis to such transaction, the Loan Parties will be in compliance with all of the financial covenants set forth in Section 7.18 as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the consolidated financial information required under Section 6.01(a) or (b) and the Compliance Certificate required by Section 6.02(b); and

(v) (A) the Borrower may merge with an Affiliate incorporated or organized in the United States of America, any state thereof or the District of Columbia solely for the purpose of reincorporating the Borrower in another jurisdiction to realize tax or other benefits, provided that prior to and in connection with any such transaction, all conditions set forth in the proviso to the definition of “Permitted C-Corp. Reorganization” shall have been satisfied and (B) the Borrower and any of its Subsidiaries may reorganize pursuant to a Permitted C-Corp Reorganization such that the Borrower becomes classified as a corporation for federal and state tax purposes; provided that such transaction is solely for the purpose of such reincorporation or such reorganization and not for the purpose of evading this provision or any other provision of this Agreement or any other Finance Document.

In the case of any merger or consolidation permitted by this Section 7.04 of any Subsidiary of Holdings which is not a Loan Party into a Loan Party, the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction.

Section 7.05 Asset Dispositions. None of the Group Companies will make any Asset Disposition; provided that:

(i) the Borrower and its Subsidiaries may sell inventory in the ordinary course of business for fair value and on an arms’-length basis;

(ii) the Borrower or any of its Subsidiaries may make any Asset Disposition to the Borrower or any of the Subsidiary Guarantors (other than GCA Finance) if (A) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent or the Collateral Agent may request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such Asset Disposition and (B) after giving effect to such Asset Disposition, no Default or Event of Default exists;

(iii) the Borrower and its Subsidiaries may liquidate or sell Cash Equivalents;

(iv) the Borrower or any of its Subsidiaries may sell, lease, transfer, assign or otherwise dispose of assets (other than in connection with any Casualty or Condemnation) to any other Person to the extent that the aggregate Net Cash Proceeds from such sale, lease, transfer, assignment or other disposition, when combined with all other such dispositions previously made during any fiscal year, does not exceed $1,000,000 in the aggregate;

(v) any Wholly-Owned Domestic Subsidiary of the Borrower may sell, lease or otherwise transfer all or substantially all of its assets to the Borrower, so long as the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer);

(vi) any Wholly-Owned Domestic Subsidiary of the Borrower may sell, lease or otherwise transfer all or substantially all of its assets to any other Wholly-Owned Domestic Subsidiary of the Borrower (other than GCA Finance), so long as the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer);

(vii) any Foreign Subsidiary of the Borrower may sell, lease or otherwise transfer all or substantially all of its assets to the Borrower or any Wholly-Owned Subsidiary of the Borrower (other than GCA Finance); and

(viii) the Borrower or any of its Subsidiaries may make any other Asset Disposition; provided that (A) the consideration therefor is cash or Cash Equivalents; (B) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Group Company; (C) the aggregate net book value of all assets sold or otherwise disposed of by the Group Companies in all such transactions in reliance on this clause (viii) shall not exceed $2,000,000 in any fiscal year of the Borrower or $4,000,000 in the aggregate from and after the Closing Date; and (D) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction.

Upon consummation of an Asset Disposition permitted under this Section 7.05, the Administrative Agent shall (or shall cause the Collateral Agent to) (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of Uniform Commercial Code Financing Statements, if any, the return of stock certificates, if any, and the release of any Subsidiary being disposed of in its entirety from all of its obligations, if any, under the Senior Finance Documents.

Section 7.06 Investments.

(a) Investments. None of the Group Companies will hold, make or acquire, any Investment in any Person, except the following:

(i) Investments existing on the date hereof in Persons which are Subsidiaries on the date hereof;

(ii) the Borrower or any Domestic Subsidiary (other than GCA Finance) of the Borrower may invest in cash and Cash Equivalents;

(iii) the Borrower and any Subsidiary of the Borrower (other than GCA Finance) may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(iv) the Borrower and each Subsidiary (other than GCA Finance) may acquire and own Investments (including Indebtedness obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) loans and advances by the Borrower and its Subsidiaries (other than GCA Finance) to employees of the Borrower and its Subsidiaries (other than GCA Finance) for moving and travel and other similar expenses, in each case in the ordinary course of business, in an aggregate principal amount not to exceed $500,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) deposits by the Borrower or any of its Subsidiaries (other than GCA Finance) made in the ordinary course of business consistent with past practices to secure the performance of leases shall be permitted;

(vii) Holdings may make equity contributions to the capital of the Borrower;

(viii) the Borrower may make Investments in any of its Wholly-Owned Domestic Subsidiaries (other than GCA Finance) and any Subsidiary of the Borrower may make intercompany loans and advances to the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower (other than GCA Finance); provided that (A) each item of intercompany Indebtedness shall be evidenced by a promissory note in the form of Exhibit H hereto, (B) each promissory note evidencing intercompany loans and advances made by a Foreign Subsidiary or a non-Wholly-Owned Domestic Subsidiary to the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower shall contain the subordination provisions set forth in Exhibit I hereto and (C) each promissory note evidencing intercompany loans and advances (other than promissory notes held by Foreign Subsidiaries, except to the extent provided in Section 6.12(d)) shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

(ix) the Borrower and its Subsidiaries (other than GCA Finance) may make Investments in any Foreign Subsidiary or any non-Wholly-Owned Domestic Subsidiary of the Borrower (other than GCA Finance) (A) in the case of Investments by the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower, in an aggregate amount, when taken together with the aggregate consideration theretofore paid since the Closing Date by the Borrower and its Subsidiaries in respect of Permitted Business Acquisitions of Foreign Subsidiaries and non-Wholly-Owned Domestic Subsidiaries pursuant to clause (xii) below, not exceeding the Section 7.06(a)(ix) Amount for all such Investments occurring after the Closing Date, and (B) to the extent such Investments arise from the sale of inventory in the ordinary course of business by the Borrower or such Subsidiary to such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary for resale by such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary

(including any such Investments resulting from the extension of the payment terms with respect to such sales); provided that (A) each item of intercompany Indebtedness shall be evidenced by a promissory note in the form of Exhibit H hereto and (B) each promissory note evidencing intercompany loans and advances (other than promissory notes (x) issued by Foreign Subsidiaries of the Borrower to the Borrower or any of its Domestic Subsidiaries or (y) held by Foreign Subsidiaries of the Borrower, in each case except to the extent provided in Section 6.12(d)) shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

(x) the Borrower and its Subsidiaries (other than GCA Finance) may make Investments in QuikPlay (A) in the case of Investments by the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower, in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Indebtedness) at any one time outstanding not exceeding $10,000,000 and (B) to the extent such Investments arise from the sale of inventory in the ordinary course of business by the Borrower or such Subsidiary to QuikPlay for resale by QuikPlay (including any such Investments resulting from the extension of the payment terms with respect to such sales); provided that (A) each item of intercompany Indebtedness shall be evidenced by a promissory note in the form of Exhibit H hereto and (B) each promissory note evidencing intercompany loans and advances shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

(xi) the Borrower and its Subsidiaries (other than GCA Finance) may purchase inventory, machinery and equipment in the ordinary course of business;

(xii) the Borrower and its Subsidiaries (other than GCA Finance) may make expenditures in respect of Permitted Business Acquisitions; and

(xiii) the Borrower and its Subsidiaries may make Investments which constitute Indebtedness incurred in accordance with Section 7.01(viii);

provided that no Group Company may make or own any Investment in Margin Stock.

(b) Asset Acquisitions. No Group Company will make any acquisition of assets outside the ordinary course of business; provided that the Borrower and its Subsidiaries (other than GCA Finance) may make Permitted Business Acquisitions.

(c) Joint Ventures and Similar Arrangements. No Group Company will enter into any joint venture or partnership agreement or arrangement or any other agreement or arrangement with any Person involving the sharing of profits or joint or coordinated purchasing or distribution.

(d) Limitation on the Creation of Subsidiaries. No Group Company will establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Wholly-Owned Subsidiaries (other than GCA Finance) shall be permitted to establish, create or acquire Subsidiaries so long as (i) at least 30 days’ prior written notice thereof is given to the Administrative Agent, (ii) the capital stock or other equity interests of such new Subsidiary (other than a Foreign Subsidiary, except to the extent otherwise required pursuant to Section 6.12(d)) is pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates representing such interests, together with transfer powers duly executed in blank, are delivered to the Collateral Agent, (iii) such new Subsidiary (other than a Foreign Subsidiary, except to the extent otherwise required pursuant to Section 6.12(d)) executes a counterpart of the Accession Agreement, the Guaranty, the Security Agreement and the Pledge Agreement as provided in Section 6.12(b), and (iv) such new Subsidiary, to the extent requested by the Administrative Agent, takes all other actions required pursuant to Section 6.12.

Section 7.07 Restricted Payments, etc. None of the Group Companies will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Debt Equivalents) of such Person), except that:

(i) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower (other than GCA Finance);

(ii) the Borrower may make the Recapitalization Distribution; and

(iii) so long as no Default or Event of Default has occurred and is continuing, the Borrower may make payments of dividends, other distributions or other amounts for the purposes set forth in clauses (A) through (C) below:

(A) to Holdings in amounts equal to the amounts required for Holdings to pay franchise taxes, accounting, legal and other fees required to maintain its corporate existence and provide for other operating costs, in each case related to the Borrower, of up to $300,000 per fiscal year;

(B) (x) with respect to each taxable year (or portion thereof) of the Borrower (if the Borrower is not a Disregarded Entity) or Holdings (if the Borrower is a Disregarded Entity) in which each of the Borrower and Holdings qualifies as a Flow-Through Entity (each such taxable year or portion thereof, a “Tax Year”), to Holdings in an amount equal to the Permitted Tax Distributions; provided that in the case of the portion, if any, of any Permitted Tax Distribution that is proposed to be distributed for a particular Tax Year, which portion of such Permitted Tax Distribution is attributable to a Flow-Through Entity that is not a Subsidiary, such portion of such proposed Permitted Tax Distribution shall be limited to the excess of (1) the aggregate actual cash distributions received by the Borrower or a Subsidiary from all Flow-Through Entities that are not Subsidiaries of the Borrower during the period commencing with the Closing Date and continuing to and including the last day of the Tax Year in respect of which such proposed Permitted Tax Distribution is being determined over (2) the aggregate amount of such cash distributions described in the immediately preceding clause (1) that (I) have already been taken into account for purposes of making a Permitted Tax Distribution previously made and which was attributable to a Flow-Through Entity that was not a Subsidiary at the time such Permitted Tax Distribution was made or (II) the Borrower previously used to make a Restricted Payment permitted by subsection (iii)(A) above, and (y) with respect to each taxable year (or portion thereof) of Holdings in which Holdings does not qualify as a Flow-Through Entity, to Holdings in amounts equal to amounts required for Holdings to pay Federal, state, local and foreign income taxes to the extent such income taxes are attributable to the taxable income of the Borrower and its Subsidiaries; or

(C) after a Qualifying IPO, to Holdings in amounts equal to amounts expended by Holdings to purchase, repurchase, redeem, retire or otherwise acquire for value Equity Interests of Holdings owned by employees, former employees, directors or former directors, consultants or former consultants of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or foreign consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (C) will not, in the aggregate, exceed $1,000,000 per fiscal year of the Borrower, plus any amounts contributed by Holdings to the Borrower as a result of sales of shares of Equity

Interests to employees, directors and consultants (not including any amounts received by Holdings in connection with the Recapitalization).

Section 7.08 Prepayments of Indebtedness, etc.

(a) Amendments of Indebtedness Agreements. None of the Group Companies will, or will permit any of their respective Subsidiaries to, after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of or applicable to any Indebtedness (other than (A) the Senior Obligations and, (B) in the absence of any Default or Event of Default, (x) Indebtedness permitted by Section 7.01(iii), (y) refinancings or replacements of Capital Lease Obligations and Purchase Money Indebtedness permitted by Section 7.01(iv) and (z) Indebtedness permitted by Section 7.01(viii)) issued by such Group Company if such amendment, waiver or modification would add or change any terms, agreements, covenants or conditions in any manner materially adverse to any Group Company or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof. The Borrower will not amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of the Vault Cash Agreement if such amendment, waiver or modification would add or change any terms, agreements, covenants or conditions in any manner materially adverse to the Borrower.

(b) Prohibition Against Certain Payments of Principal and Interest of Other Indebtedness. Except as provided in subsection (c), none of the Group Companies will (i) directly or indirectly, redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness (other than (A) the Senior Obligations and, (B) in the absence of any Default or Event of Default, (x) Indebtedness permitted by Section 7.01(iii), (y) refinancings or replacements of Capital Lease Obligations and Purchase Money Indebtedness permitted by Section 7.01(iv) and (z) Indebtedness permitted by Section 7.01(viii)), or give any notice of any intent to do any of the foregoing or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Indebtedness, (ii) make any interest payment in respect of the Senior Subordinated Notes or (iii) release, cancel, compromise or forgive in whole or in part any Indebtedness evidenced by any Intercompany Note.

(c) Certain Allowed Payments in Respect of Senior Subordinated Indebtedness. The Borrower and GCA Finance may make regularly scheduled interest payments as and when due in respect of the Senior Subordinated Notes other than any such payments prohibited by the subordination provisions thereof.

Section 7.09 Transactions with Affiliates. None of the Group Companies will engage in any transaction or series of transactions with (i) any officer, director, holder of any Equity Interest in or other Affiliate of Holdings, (ii) any Affiliate of any such officer, director, holder or Affiliate or (iii) any party in the Equity Investor Group or any officer, director, holder of any Equity Interest in or other Affiliate of the Equity Investor Group, other than:

(i) transfers of assets to any Loan Party other than Holdings or GCA Finance permitted by Section 7.05;

(ii) transactions expressly permitted by Section 7.01, Section 7.04, Section 7.06 or Section 7.07;

(iii) normal compensation and reimbursement of reasonable expenses of officers and directors of the Borrower and its Subsidiaries;

(iv) other transactions with the Equity Investor Group and its Affiliates in existence on the Closing Date to the extent disclosed in Schedule 7.09;

(v) any transaction entered into among the Borrower and its Wholly-Owned Domestic Subsidiaries (other than GCA Finance) or among such Wholly-Owned Domestic Subsidiaries (other than GCA Finance);

(vi) transactions undertaken pursuant to (x) any management, employment, consulting or similar agreement or arrangement in existence on the Closing Date to the extent disclosed in Schedule 7.09 and (y) any amendment, renewal, supplement or modification thereof made after the Closing Date and consented to by the Administrative Agent (which consent shall not be unreasonably withheld); and

(vii) so long as no Default or Event of Default has occurred and is continuing, other transactions which are engaged in by the Borrower or any of its Subsidiaries in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party. Except as expressly permitted by this Section 7.09, none of Holdings or any of its Subsidiaries will enter into any management, employment, consulting or similar agreement or arrangement with, or otherwise pay any professional, consulting, management or similar fees to or for the benefit of, the Equity Investor Group, any members of their families, any Affiliates of the Equity Investor Group or such family members, any director, officer or security holder of any of the foregoing, or any successor or transferee of any of the foregoing.

Section 7.10 Fiscal Year; Accounting; Organizational and Other Documents. None of the Group Companies will (i) change its fiscal year or its accounting policies or reporting practices, (ii) consent to any amendment, modification or supplement of any of the provisions of the Transaction Documents (other than the Senior Finance Documents), the Senior Subordinated Notes or any other documents establishing and setting forth the rights and terms of the Senior Subordinated Notes on the Closing Date or (iii) enter into any amendment, modification or waiver that is materially adverse in any respect to the Lenders to its articles or certificate of incorporation, bylaws (or analogous organizational documents) or any agreement entered into by it with respect to its Equity Interests (including the LLC Agreement), in each case as in effect on the Closing Date. The Borrower will cause the Group Companies to promptly provide the Lenders with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date.

Section 7.11 Restrictions with Respect to Intercorporate Transfers. None of the Group Companies will create or otherwise cause or permit to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Subsidiary to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (B) pay Indebtedness or other obligations owed to any Loan Party, (C) make loans or advances to the Borrower or any Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Senior Finance Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (ii) the ability of Holdings or any Subsidiary of Holdings to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Senior Obligations, except in each case for prohibitions or restrictions existing under or by reason of:

(i) this Agreement, and the other Senior Finance Documents;

(ii) applicable Law;

(iii) restrictions in effect on the date of this Agreement contained in the Senior Subordinated Note Indenture, as in effect on the date of this Agreement, and, if such Indebtedness is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced;

(iv) customary non-assignment provisions with respect to leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices;

(v) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and

(vi) Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

Section 7.12 Ownership of Subsidiaries; Limitations on Holdings and the Borrower.

(a) Holdings and the Borrower will not (i) permit any Person or Persons (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) to own, individually or in the aggregate, 50% or more of the Equity Interests of any Subsidiary of the Borrower, (ii) permit any Subsidiary of the Borrower to issue Equity Interests to any Person, except (A) the Borrower or any Wholly-Owned Subsidiary of the Borrower (other than GCA Finance) or (B) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (C) pro rata to its then existing equity holders or (iii) permit the Borrower or any Subsidiary of the Borrower to issue any shares of Preferred Stock.

(b) Holdings will not (i) hold any assets other than the Equity Interests of the Borrower, (ii) have any material liabilities other than (A) liabilities under the Senior Finance Documents and the Senior Subordinated Note Documents and (B) tax liabilities in the ordinary course of business or (iii) engage in any business or activity other than (A) owning the common Equity Interests of the Borrower (including purchasing additional common Equity Interests after the Closing Date) and activities incidental or related thereto or to the maintenance of the corporate existence of Holdings or compliance with applicable law, (B) acting as a Guarantor under the Guaranty Agreement and pledging its assets to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party and (C) acting as a guarantor in respect of the Indebtedness arising under the Senior Subordinated Note Indenture and the Senior Subordinated Notes.

(c) GCA Finance will not (i) hold any assets, (ii) have any material liabilities other than (A) liabilities under the Senior Finance Documents and the Senior Subordinated Note Documents or (iii) engage in any business or activity other than (A) activities incidental or related thereto or to the maintenance of the corporate existence of GCA Finance or compliance with applicable law, (B) acting as a Guarantor under the Guaranty Agreement and pledging its assets to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party and (C) acting as a co-issuer in respect of the Indebtedness arising under the Senior Subordinated Note Indenture and the Senior Subordinated Notes.

(d) Holdings and the Borrower will not permit any Person other than Holdings to hold any Equity Interests or Equity Equivalents of the Borrower.

Section 7.13 Sale and Leaseback Transactions. None of the Group Companies will directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease (whether an Operating Lease or a Capital Lease) of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which such Group Company has sold or transferred or is to sell or transfer to any other Person which is not a Group Company or (ii) which such Group Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Group Company to another Person which is not a Group Company in connection with such lease.

Section 7.14 Capital Expenditures.

(a) None of the Group Companies will make any Consolidated Capital Expenditures, except that during any of the fiscal years set forth below, the Borrower and its Subsidiaries (other than GCA Finance) may make Consolidated Capital Expenditures so long as the aggregate amount of such Consolidated Capital Expenditures does not exceed the amount indicated opposite such period; provided that the reference below to the 2004 fiscal year shall be to the year from the Closing Date to the last day of such fiscal year:

Period	Amount
2004	$4,000,000
2005	$4,000,000
2006	$4,000,000
2007	$5,000,000
2008	$5,000,000
2009	$5,000,000
2010	$5,000,000

(b) Notwithstanding the foregoing, the Borrower and its Subsidiaries (other than GCA Finance) may make Consolidated Capital Expenditures (which Consolidated Capital Expenditures will not be included in any determination under subsection (a) above) with the Net Cash Proceeds of Asset Dispositions, to the extent such Net Cash Proceeds are not required to be applied to repay Loans or cash collateralize Letter of Credit Liabilities pursuant to Section 2.09(b)(iii).

(c) The aggregate expenditures made by the Borrower and its Subsidiaries with respect to Permitted Business Acquisitions during any fiscal year or period which expenditures constitute Consolidated Capital Expenditures as defined herein shall for all purposes of this Agreement be included in any determination of Consolidated Capital Expenditures under this Section 7.14.

Section 7.15 Additional Negative Pledges. None of the Group Companies will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Senior Finance Documents and the Senior Subordinated Note Indenture and (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to

Section 7.01(iii) or (iv) if any such restriction contained therein relates only to the asset or assets acquired in connection therewith.

Section 7.16 Impairment of Security Interests. None of the Group Companies will (i) take or omit to take any action which action or omission might or would materially impair the security interests in favor of the Collateral Agent with respect to the Collateral or (ii) grant to any Person (other than the Collateral Agent pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for Permitted Liens.

Section 7.17 Sales of Receivables. None of the Group Companies will sell with recourse, discount or otherwise sell or dispose of its accounts or notes receivables.

Section 7.18 Financial Covenants.

(a) Leverage Ratio. As of the close of business on any day on and after the Closing Date, the Leverage Ratio at such date will not be greater than the ratio set forth below opposite the period during which such date occurs:

Period	Ratio
Closing Date through March 31, 2004	5.75 to 1.0
April 1, 2004 through June 30, 2004	5.75 to 1.0
July 1, 2004 through September 30, 2004	5.75 to 1.0
October 1, 2004 through December 31, 2004	5.50 to 1.0
January 1, 2005 through March 31, 2005	5.50 to 1.0
April 1, 2005 through June 30, 2005	5.25 to 1.0
July 1, 2005 through September 30, 2005	5.25 to 1.0
October 1, 2005 through December 31, 2005	4.75 to 1.0
January 1, 2006 through March 31, 2006	4.75 to 1.0
April 1, 2006 through June 30, 2006	4.50 to 1.0
July 1, 2006 through September 30, 2006	4.50 to 1.0
October 1, 2006 through December 31, 2006	4.25 to 1.0
January 1, 2007 through March 31, 2007	4.25 to 1.0
April 1, 2007 through June 30, 2007	4.00 to 1.0
July 1, 2007 through September 30, 2007	4.00 to 1.0
October 1, 2007 through December 31, 2007	3.75 to 1.0
January 1, 2008 through March 31, 2008	3.75 to 1.0
April 1, 2008 and thereafter	3.50 to 1.0

(b) Senior Leverage Ratio. As of the close of business on any day on and after the Closing Date, the Senior Leverage Ratio at such date will not be greater than the ratio set forth below opposite the period during which such date occurs:

Period	Ratio
Closing Date through March 31, 2004	3.25 to 1.0
April 1, 2004 through June 30, 2004	3.25 to 1.0
July 1, 2004 through September 30, 2004	3.25 to 1.0
October 1, 2004 through December 31, 2004	3.00 to 1.0
January 1, 2005 through March 31, 2005	3.00 to 1.0
April 1, 2005 through June 30, 2005	2.75 to 1.0
July 1, 2005 through September 30, 2005	2.75 to 1.0
October 1, 2005 through December 31, 2005	2.50 to 1.0
January 1, 2006 through March 31, 2006	2.50 to 1.0
April 1, 2006 through June 30, 2006	2.25 to 1.0
July 1, 2006 through September 30, 2006	2.25 to 1.0
October 1, 2006 and thereafter	2.00 to 1.0

(c) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of Holdings, in each case taken as a single accounting period, ending on a date set forth below will not be less than the ratio set forth opposite such date:

Fiscal Quarter Ended	Ratio
June 30, 2004	1.10 to 1.0
September 30, 2004	1.10 to 1.0
December 31, 2004	1.10 to 1.0
March 31, 2005 and for each June 30, September 30, December 31 and March 31 thereafter	1.20 to 1.0

Section 7.19 Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

ARTICLE VIII

DEFAULTS

Section 8.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a) Payment. Any Loan Party shall:

(i) default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of any of the Loans or of any L/C Disbursement; or

(ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, or of any fees or other amounts owing hereunder, under any of the other Senior Finance Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Loan Party herein, in any of the other Senior Finance Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c) Covenants. Any Loan Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.13 or Article VII;

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Article VI (other than those referred to in subsection (a), (b) or (c)(i) of this Section 8.01) and such default shall continue unremedied for a period of five Business Days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a), (b) or (c)(i) or (ii) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Other Finance Documents. (i) Any Loan Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Senior Finance Documents and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent, (ii) except pursuant to the terms thereof, any Senior Finance Document shall fail to be in full force and effect or any Loan Party shall so assert or (iii) except pursuant to the terms thereof, any Senior Finance Document shall fail to give the Administrative Agent, the Collateral Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

(e) Cross-Default.

(i) any Group Company (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any Indebtedness or Guaranty Obligation (other than in respect of (x) Indebtedness outstanding under the Senior Finance Documents and (y) Swap Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness or Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Guaranty Obligation to become payable, or cash collateral in respect thereof to be demanded or (C) shall be required by the terms of such Indebtedness or Guaranty Obligation to offer to prepay or repurchase such Indebtedness or the primary Indebtedness underlying such Guaranty Obligation (or any portion thereof) prior to the stated maturity thereof; or

(ii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Group Company is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) as to which any Group Company is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Group Company as a result thereof is greater than the Threshold Amount; or

(iii) (A) an “Automatic Event of Default” or a “Notice Event of Default” (each as defined in the Vault Cash Agreement) or a similar event of default, as may be defined under any successor Vault Cash Agreement (beyond any applicable grace period), shall occur under the Vault Cash Agreement or (B) any Group Company fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under the Vault Cash Agreement, if the effect of such failure, event or condition is to cause, or to permit a Vault Cash Provider or any of its agents, to terminate the Vault Cash Agreement or to retrieve cash from the ATMs.

(f) Insolvency Events. (i) Any Group Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against any Group Company seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against any Group Company under the federal bankruptcy laws as now or hereafter in effect.

(g) Judgments. (i) One or more judgments, orders, decrees or arbitration awards is entered against any Group Company involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount (provided that, in calculating the aggregate liability for purposes of this Section 8.01(g), judgments, orders, decrees or arbitration awards arising out of the GameCash Litigation shall be excluded in the amount not to exceed $7,500,000 in the aggregate), and the same shall not have been discharged, vacated or stayed pending appeal within 30 days after the entry thereof, or any Group Company shall enter into any agreement to settle or compromise any pending or threatened litigation, as to any single or related series of claims, involving payment by any Group Company in excess of the Threshold Amount, or (ii) any non-monetary judgment, order or decree is entered against any Group Company which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(h) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Group Company or any ERISA Affiliate in an aggregate amount in excess of the Threshold Amount, or (ii) there shall exist an amount of Unfunded Liabilities, individually or in the aggregate, for all Plans (excluding for purposes of such computation any Plans with respect to which assets exceed benefit liabilities), in an aggregate amount in excess of the Threshold Amount.

(i) Guaranties. The Guaranty given by any Loan Party or any provision thereof shall, except pursuant to the terms thereof, cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty.

(j) Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Group Company not to be, a valid, perfected, first-priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in the securities, assets or properties covered thereby, other than in respect of assets and properties which, individually and in the aggregate, are not material to the Group Companies taken as a whole or in respect of which the failure of the security interests in respect thereof to be valid, perfected first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interests will not in the reasonable judgment of the Administrative Agent or the Required Lenders have a Material Adverse Effect on the rights and benefits of the Lenders under the Senior Finance Documents taken as a whole;

(k) Ownership. A Change of Control shall occur.

(l) Subordinated Indebtedness. (i) Any Governmental Authority with applicable jurisdiction determines that the Lenders are not holders of Senior Indebtedness (as defined in the Senior Subordinated Note Indenture) or (ii) the subordination provisions creating any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of such Subordinated Indebtedness.

(m) Gaming Contract. Any of the following shall occur:

(i) any Gaming Contract is not in full force and effect;

(ii) any Loan Party shall have breached, on one or more occasions, its obligations under any Gaming Contract; or

(iii) any Gaming Contract shall be amended in any manner that is materially adverse to the Loan Party which is a party thereto;

and such Gaming Contract(s) individually or in the aggregate, represented 10% or more of Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower and its Consolidated Subsidiaries most recently then ended.

(n) Intellectual Property Licenses. Any of the Intellectual Property Licenses ceases to be in full force and effect, is amended, or any party thereto is in breach of its obligations thereunder.

(o) Gaming Licenses. Any material Gaming License is revoked, suspended, expired (without previous or concurrent renewal) or lost for more than 30 days other than as a result of any Asset Disposition made in accordance with Section 7.05 or any voluntary relinquishment that is, in the reasonable judgment of the Borrower, both desirable in the conduct of the business of the Borrower and its Subsidiaries and not disadvantageous to the Lenders in any material respect.

Section 8.02 Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required pursuant to Section 10.01), the Administrative Agent (or the Collateral Agent, as applicable) shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Agents or any Lender to enforce its claims against the Loan Parties except as otherwise specifically provided for herein:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by a Loan Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

(c) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or, to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 8.01(f), it will immediately pay) to the Collateral Agent additional cash, to be held by the Collateral Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to 105% of the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Finance Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Senior Finance Documents shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Loan Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Senior Finance Document shall have been breached by any Loan Party, then the Administrative Agent may proceed to protect and enforce the Lenders’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Senior Finance Document. Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof. The Administrative Agent acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 10.05.

Section 8.03 Allocation of Payments After Event of Default.

(a) Priority of Distributions. Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of its Senior Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Sections 2.09(b) and 2.14, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent or any Finance Party on account of amounts outstanding under any of the Senior Finance Documents or any Swap Agreement or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

SECOND, to pay interest on and then principal of any Swing Line Loan;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent or the Collateral Agent in connection with enforcing the rights of the Finance Parties under the Finance Documents, including all expenses of sale or other realization of or in respect of the Collateral, including reasonable compensation to the agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral;

FOURTH, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of (i) each of the Lenders (including any L/C Issuer in its capacity as such) in connection with enforcing its rights under the Senior Finance Documents or otherwise with respect to the Senior Obligations owing to such Lender and (ii) each Swap Creditor in connection with enforcing any of its rights under the Swap Agreements or otherwise with respect to the Swap Obligations owing to such Swap Creditor;

FIFTH, to the payment of all of the Senior Obligations consisting of accrued fees and interest;

SIXTH, except as set forth in clauses FIRST through FIFTH above, to the payment of the outstanding Senior Obligations and Swap Obligations owing to any Finance Party, pro-rata, as set forth below, with (i) an amount equal to the Senior Obligations being paid to the Collateral Agent (in the case of Senior Obligations owing to the Collateral Agent) or to the Administrative Agent (in the case of all other Senior Obligations) for the account of the Lenders or any Agent, with the Collateral Agent, each Lender and the Agents receiving an amount equal to its outstanding Senior Obligations, or, if the proceeds are insufficient to pay in full all Senior Obligations, its Pro-Rata Share of the amount remaining to be distributed, and (ii) an amount equal to the Swap Obligations being paid to the trustee, paying agent or other similar representative (each a “Representative”) for the Swap Creditors, with each Swap Creditor receiving an amount equal to the outstanding Swap Obligations owed to it by the Loan Parties or, if the proceeds are insufficient to pay in full all such Swap Obligations, its Pro-Rata Share of the amount remaining to be distributed; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Finance Parties shall receive an amount equal to its Pro-Rata Share of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the L/C Issuer from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause “SIXTH” above in the manner provided in this Section 8.03.

(b) Pro-Rata Treatment. For purposes of this Section 8.03, “Pro-Rata Share” means, when calculating a Finance Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Finance Party’s Senior Obligations, Swap Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Senior Obligations, Swap Obligations or Secondary Obligations, as the case may be. When payments to the Finance Parties are based upon their respective Pro-Rata Shares, the amounts received by such Finance Parties hereunder shall be applied (for purposes of making determinations under this Section 8.03 only) (i) first, to their Senior Obligations and (ii) second, to their Swap Obligations. If any payment to any Finance Party of its Pro-Rata Share of any distribution would result in overpayment to such Finance Party, such excess amount shall instead be distributed in respect of the unpaid Senior Obligations, Swap Obligations or Secondary Obligations, as the case may be, of the other Finance Parties, with each Finance Party whose Senior Obligations, Swap Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Senior Obligations, Swap Obligations or Secondary Obligations, as the case may be, of such Finance Party and the denominator of which is the unpaid Senior Obligations, Swap Obligations or Secondary Obligations, as the case may be, of all Finance Parties entitled to such distribution.

(c) Distributions with Respect to Letters of Credit. Each of the Finance Parties agrees and acknowledges that if (after all outstanding Loans and all L/C Obligations with respect to Letters of Credit have been paid in full) the Lenders are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the L/C Cash Collateral Account as cash security for the repayment of Senior Obligations owing to the Lenders as such. Upon termination of all outstanding Letters of Credit, all of such cash security shall be applied to the remaining Senior Obligations of the Lenders. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the L/C Cash Collateral Account and distributed in accordance with Section 8.03(a) hereof.

(d) Reliance by Collateral Agent. For purposes of applying payments received in accordance with this Section 8.03, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) the Representative, if any, for the Swap Creditors for a determination (which the Administrative Agent, each Representative for any Swap Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Senior Obligations, Swap Obligations and Secondary Obligations owed to the Agents, the Lenders or the Swap Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from an Agent, a Lender or a Swap Creditor) to the contrary, each of the Administrative Agent and each Representative for any Swap Creditor, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has actual knowledge (including by way of written notice from a Swap Creditor or any Representatives thereof) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01 Appointment and Authorization of the Administrative Agent.

(a) Appointment. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Senior Finance Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Senior Finance Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Senior Finance Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Senior Finance Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Senior Finance Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) L/C Issuers. Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties hereunder or under the other Senior Finance Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct.

Section 9.03 Exculpatory Provisions. No Agent-Related Person shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection herewith or in connection with any of the other Senior Finance Documents or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or participants for any recitals, statements, representations or warranties made by any of the Loan Parties contained herein or in any of the other Senior Finance Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Senior Finance Documents, or enforceability or sufficiency therefor of any of the other Senior Finance Documents, or for any failure of any Loan Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Loan Parties or any Affiliate thereof.

Section 9.04 Reliance on Communications.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Senior Finance Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Senior Finance Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Administrative Agent; No Reliance on Arranger’s or Agents’ Customer Identification Program.

(a) Independent Credit Decision. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Senior Finance Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

(b) US Patriot Act Customer Identification Programs. Each Lender acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees may rely on the Arranger or any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program or other obligations required or imposed under or pursuant to the U.S. Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or agents, the Senior Finance Documents or the transactions hereunder or contemplated hereby: (i) any identification procedures; (ii) and recordkeeping; (iii) comparisons with government lists, (iv) customer notices; or (v) other procedures required under the CIP regulations or such other Laws.

Section 9.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of the Borrower and the other Loan Parties to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all Indemnified Liabilities which may at any time (including without limitation at any time following payment in full of the Senior Obligations) be imposed on, incurred by or asserted against any Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Senior Finance Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The agreements in this Section 9.07 shall survive the payment of the Senior Obligations and all other obligations and amounts payable hereunder and under the other Senior Finance Documents and the resignation of the Administrative Agent.

Section 9.08 Administrative Agent in Its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

Section 9.09 Successor Agents. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders, with a copy to the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Finance Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Finance Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent or the Collateral Agent, as the case may be, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Finance Document (A) upon termination of the Commitments and payment in full of all Senior Finance Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Senior Finance Document or (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Senior Finance Document to the holder of any Lien on such property that is permitted by Section 7.02; and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

Section 9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Agents’ Fees; Arranger Fee. The Borrower shall pay to the Administrative Agent for its own account, to the Collateral Agent for its own account and to the Arranger, in its capacity as Arranger, for its own account, fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent, the Collateral Agent and the Arranger, respectively, in each case with respect to this Agreement, the other Senior Finance Documents and the transactions contemplated hereby and thereby.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc.

(a) Amendments Generally. No amendment or waiver of any provision of this Agreement or any other Senior Finance Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Senior Finance Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Lender or any L/C Issuer and (y) no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(iii) postpone any date fixed by this Agreement or any other Senior Finance Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or reduction of the Commitments hereunder or under any other Senior Finance Document without the written consent of each Lender directly affected thereby;

(iv) forgive or reduce the principal of, or the rate of interest specified herein on, any Loan or unreimbursed L/C Disbursement, or (subject to subsection (B) below) any fees or other amounts payable hereunder or under any other Senior Finance Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the amount of a default rate set forth in the third sentence of Section 2.05(f), the penultimate sentence of Section 2.05(g), the last sentence of subsections (b) and (c) of Section 2.06, or in Section 2.06(e) or 2.11(b)(iv), or to waive any obligation of the Borrower to pay interest at such default rate;

(v) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(vi) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii) release the Borrower or substantially all of the other Loan Parties from its or their obligations under the Senior Finance Documents, without the written consent of each Lender (provided that the Administrative Agent may, without the consent of any other Lender, release any Guarantor that is sold or transferred in compliance with Section 7.05);

(viii) release all or substantially all of the Collateral securing the Senior Obligations hereunder, without the written consent of each Lender (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party in compliance with Section 7.05 or released in compliance with Section 9.11(i));

(ix) effect any waiver of the conditions to funding any Revolving Loan or to issuing any Letter of Credit in each case after the Closing Date, without the prior written consent of Lenders having in the aggregate at least a majority of the outstanding principal amount of Revolving Loans, L/C Obligations and unused Revolving Credit Commitments;

(x) effect any waiver, amendment or modification of Section 7.08(a) with respect to the subordination provisions of any Indebtedness, without the prior written consent of each Lender;

(xi) (A) affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Request relating to any Letter of Credit issued or to be issued by it, without the prior written consent of the L/C Issuer; (B) affect the rights or duties of the Swing Line Lender under this Agreement, without the prior written consent of the Swing Line Lender; or (C) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, without the prior written consent of the Administrative Agent;

(xii) effect any amendment, modification or waiver of Section 10.07(h) without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

(xiii) amend the definition of “Interest Period” to permit any Interest Period with a duration longer than six months, without the prior written consent of each affected Lender; and

(xiv) without the consent of the Required Revolving Lenders, waive any condition set forth in Section 4.02, including as a result of any waiver (or amendment having the effect of curing or waiving) any Default or Event of Default.

(b) Engagement Letter Amendment; Defaulting Lenders. Notwithstanding anything to the contrary herein, (i) the Engagement Letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(c) Payment Blockage Notices. Notwithstanding the above, the right to deliver a Payment Blockage Notice (as defined in the Senior Subordinated Note Indenture), shall reside solely with the Administrative Agent, and the Administrative Agent shall deliver such Payment Blockage Notice, only upon the direction of the Required Lenders.

(d) Proceedings Under Debtor Relief Laws. Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (ii) the Required Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, such L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer, and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Senior Finance Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to requirements of Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01, and to distribute Senior Finance Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (subject to the limitation set forth in Section 4.01(s)) (i) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Finance Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs; provided that the Borrower shall not be required to pay Attorney Costs of more than one counsel to the Administrative Agent and a single local or special counsel in each applicable jurisdiction, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Finance Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Finance Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all Senior Obligations.

Section 10.05 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, trustees, officers, employees, counsel, advisors, agents and attorneys-in-fact and their respective successors and assigns (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Finance Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Senior Finance Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Finance Obligations

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 10.07 Successors and Assigns.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes, its Commitments and any Participation Interest in Letters of Credit and Swingline Loans held by it); provided, however, that:

(i) except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any Approved Fund (A) the aggregate amount of the Revolving Commitment of the assigning Lender subject to such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not, without the consent of the Administrative Agent be less than $5,000,000 and an integral multiple of $1,000,000 (or such lesser amount as shall equal the assigning Lender’s entire Revolving Commitment), (B) the aggregate amount of any Term B Loans of an assigning Lender subject to each such assignments (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not, without the consent of the Administrative Agent be less than $1,000,000, and an integral multiple thereof (or such lesser amount as shall equal the assigning Lender’s entire Term B Loans owing to it) and (C) after giving effect to such assignment, the aggregate amount of the Revolving Commitment of and Term B Loans at the time owing to the assigning Lender shall not, without the consent of the Borrower if no Event of Default has occurred and is continuing, be less than $1,000,000 (unless the assigning Lender shall have assigned its entire Revolving Commitment and all the Term B Loans at the time owing it pursuant to such assignment or assignments otherwise complying with this Section 10.07 executed substantially simultaneously with such assignment);

(ii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all rights and obligations in respect of a particular Class of Commitments under this Agreement and the other Senior Finance Documents;

(iii) the parties to such assignment shall execute and deliver to the Administrative Agent and, only with respect to any assignment of all or a portion of the Revolving Committed Amount, the L/C Issuers for their acceptance an Assignment and Assumption in the form of Exhibit C, together with any Note subject to such assignment and a processing fee of $3,500, payable or agreed between the assigning Lender and the assignee; and

(iv) if applicable, the assignee shall deliver to the Administrative Agent the information referred to in Section 10.19(b).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall, unless and until the acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon receipt of the assignment made in compliance with subsection (b) of this Section and other information contemplated by subsection (b) of this Section, the Administrative Agent shall record each such assignment in the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitation on Certain Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f) Other Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Certain Definitions. As used herein, the following terms have the following meanings:

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent and (B) in the case of any assignment of a Revolving Commitment, (1) the L/C Issuers and (2) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction, (y) the assignment is being made to such person by an Agent on or prior to the Syndication Date or (z) an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 10.07(b), the Borrower (each such approval not to be unreasonably withheld or delayed and any such approval required of the Borrower to be deemed given by the Borrower if no objection from the Borrower is received by the assigning Lender and the Administrative Agent within five Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower); provided, however, that none of Holdings and its Affiliates shall qualify as Eligible Assignees; and provided, further, that no Person shall be an Eligible Assignee if such Person appears on the list of Specially Designated Nationals and Blocked Persons prepared by the U.S. Treasury Department’s Office of Foreign Assets Control or the purchase by such Person of an assignment or the performance by any Agent of its duties under the Senior Finance Documents with respect to such Person violates or would violate any Anti-Terrorism Law.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Other Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Finance Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guaranty or credit or liquidity enhancement to such SPC who shall then be deemed to be subject to Section 10.08 and shall execute and deliver any agreements respecting the confidentiality of such non-public information which are, in such SPC’s judgment, necessary or appropriate to evidence such rating agency’s, dealer’s or provider’s compliance with the provisions of Section 10.08.

(i) Pledge by Funds. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note or Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, no such pledge shall release the pledging Lender from any of its obligations under the Senior Finance Documents or substitute such trustee for such Lender as a party hereto.

(j) Certain Assignments by Bank of America. Notwithstanding anything to the contrary contained herein, Bank of America may, (i) upon 45 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 45 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or purchase Participation Interests in Letters of Credit and L/C Obligations pursuant to Section 2.05(e)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or Purchase Participation Interests in outstanding Swing Line Loans pursuant to Section 2.01(c)(vi).

Section 10.08 Confidentiality and Disclosure. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over the Administrative Agent or such Lender, as the case may be; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or under any other Senior Finance Document or any action or proceeding relating to this Agreement or any other Senior Finance Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (vii) with the consent of the Borrower; or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

Section 10.09 Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Loan Party against obligations and liabilities of such Loan Party to the Lenders hereunder, under the Notes, under the other Senior Finance Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Loan Parties hereby agree that to the extent permitted by law any Person purchasing a participation in the Loans, Commitments and L/C Obligations hereunder pursuant to Section 2.01(c), 2.05(d), 2.13 or 10.07(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by such Loan Party to the Lender.

Section 10.10 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be charged or contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.10, shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of payment.

Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart by facsimile shall be effective as an original executed counterpart and shall be deemed a representation that the original executed counterpart will be delivered.

Section 10.12 Integration. This Agreement, together with the other Finance Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Senior Finance Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Senior Finance Document shall not be deemed a conflict with this Agreement. Each Senior Finance Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Senior Finance Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14 Severability. If any provision of this Agreement or the other Senior Finance Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Senior Finance Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15 Tax Forms.

(a) Certain Provisions Pertinent to Foreign Lenders.

(i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Senior Finance Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) No Borrower shall be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Senior Finance Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Senior Finance Documents is not subject to withholding or is subject to withholding at a reduced rate; and provided, further, that if the L/C Issuer shall issue, amend or extend any Letter of Credit from a branch or other office in any jurisdiction at the request of (or with the consent of) the Borrower and the L/C Issuer shall not be lawfully able or entitled to satisfy the requirements of this Section 10.15(a) at the time of issuance, amendment or extension of any Letter of Credit by reason of the selection of such branch or office in such jurisdiction, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 owing to the L/C Issuer.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Senior Finance Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

(b) Certain Provisions Pertinent to US Lenders. Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) Lender Indemnification. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Senior Obligations hereunder and the resignation of the Administrative Agent.

Section 10.16 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.17 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER SENIOR FINANCE DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, (i) THE RULES OF THE “INTERNATIONAL STANDBY PRACTICES 1998” PUBLISHED BY THE INSTITUTE OF INTERNATIONAL BANKING LAW & PRACTICE (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME OF ISSUANCE) AND (ii) THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME OF ISSUANCE) AND, AS TO MATTERS NOT GOVERNED BY SUCH RULES REFERRED TO IN THE FOREGOING CLAUSES (i) AND (ii), THE INTERNAL LAWS OF

THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) Any legal action or proceeding with respect to this Agreement or any other Senior Finance Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of Holdings and the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditional, the nonexclusive jurisdiction of such courts. Each of Holdings and the Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each of Holdings and the Borrower hereby irrevocably appoints C.T. Corporation System its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 10.17 and consents to process being served in any such suit, action or proceeding upon C.T. Corporation System in any manner or by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Holdings’ or the Borrower’s address referred to in Section 10.02, as the case may be. Each of Holdings and the Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 10.17 shall affect the right of any Lender to serve process in any manner permitted by law or limit the right of any Lender to bring proceedings against Holdings or the Borrower in the courts of any jurisdiction or jurisdictions.

Section 10.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY SENIOR FINANCE DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY SENIOR FINANCE DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.19 USA Patriot Act Notice; Lenders’ Compliance Certification.

(a) Notice to Borrower. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the US Patriot Act it is required to obtain, verify and record information that identifies each of Holdings and the Borrower, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the Act.

(b) Lenders’ Certification. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the U.S. Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the U.S. Patriot Act and the applicable regulations thereunder: (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or participant of a Lender becomes a Lender, assignee or participant of a Lender hereunder and (ii) at such other times as are required under the U.S. Patriot Act.

Section 10.20 Defaulting Lenders. Each Lender understands and agrees that if such Lender is a Defaulting Lender then, notwithstanding the provisions of Section 10.01, it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders adversely affected thereby; provided, however, that all other benefits and obligations under the Senior Finance Documents shall apply to such Defaulting Lender, except as provided in Section 2.03(e).

Section 10.21 Binding Effect. This Agreement shall become effective at such time when it shall have been executed by Holdings, the Borrower, and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent and each Lender and their respective successors and assigns; provided, however, unless the conditions set forth in Section 4.01 have been satisfied by the Loan Parties or waived by the Lenders on or before March 15, 2004, none of Holdings, the Borrower, the Administrative Agent or the Lenders shall have any obligations under this Agreement.

Section 10.22 Conflict. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any other Senior Finance Document, on the other hand, this Agreement shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GCA HOLDINGS, L.L.C.

By:	/s/ KIRK SANFORD
Name:	Kirk Sanford
Title:	President

GCA Holdings, L.L.C.
3525 East Post Road, Suite 120
Las Vegas, NV 89120
Attn: Chief Executive Officer
Telephone: (702) 855-3006
Fax: (702) 262-5039

GLOBAL CASH ACCESS, L.L.C.

By:	/s/ KIRK SANFORD
Name:	Kirk Sanford
Title:	President

Global Cash Access, L.L.C.
3525 East Post Road, Suite 120
Las Vegas, NV 89120
Attn: Chief Executive Officer
Telephone: (702) 855-3006
Fax: (702) 262-5039

[Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ GINA MEADOR
Name:	Gina Meador
Title:	Vice President

Bank of America, N.A.
CA9-706-17-54
555 South Flower Street, 17th Floor
Los Angeles, California 90071
Attn: Gina Meador
Telephone: (213) 345-1302
Fax: (415) 503-5069

BANK OF AMERICA, N.A., as L/C Issuer, Swing Line Lender and a Lender

By:	/s/ JUSTIN LIEN
Name:	Justin Lien
Title:	Vice President

Bank of America, N.A.
CA9-703-19-23
333 South Beaudry Avenue
Los Angeles, California 90017
Attn: Justin Lien
Telephone: (213) 345-1201
Fax: (213) 345-1213

[Credit Agreement]

KZH SOLEIL LLC, as Lender

By:	/s/ HI HUA
Name:	Hi Hua
Title:	Authorized Agent

KZH SOLEIL LLC
c/o JPMorgan Chase Bank
4 MetroTech Center — 10th Floor
Brooklyn, NY 11245
Attn: Virginia Conway
Telephone: (718) 242-4932
Fax: (718) 242-6220

[Credit Agreement]

KZH STERLING LLC, as Lender

By:	/s/ HI HUA
Name:	Hi Hua
Title:	Authorized Agent

KZH STERLING LLC
c/o JPMorgan Chase Bank
4 MetroTech Center — 10th Floor
Brooklyn, NY 11245
Attn: Virginia Conway
Telephone: (718) 242-4932
Fax: (718) 242-6220

[Credit Agreement]

KZH SOLEIL-2 LLC, as Lender

By:	/s/ HI HUA
Name:	Hi Hua
Title:	Authorized Agent

KZH SOLEIL-2 LLC
c/o JPMorgan Chase Bank
4 MetroTech Center — 10th Floor
Brooklyn, NY 11245
Attn: Virginia Conway
Telephone: (718) 242-4932
Fax: (718) 242-6220

[Credit Agreement]

KZH CRESCENT-3 LLC, as Lender

By:	/s/ HI HUA
Name:	Hi Hua
Title:	Authorized Agent

KZH CRESCENT-3 LLC
c/o JPMorgan Chase Bank
4 MetroTech Center — 10th Floor
Brooklyn, NY 11245
Attn: Virginia Conway
Telephone: (718) 242-4932
Fax: (718) 242-6220

[Credit Agreement]

KZH CYPRESSTREE-1 LLC, as Lender

By:	/s/ HI HUA
Name:	Hi Hua
Title:	Authorized Agent

KZH CYPRESSTREE-1 LLC
c/o JPMorgan Chase Bank
4 MetroTech Center — 10th Floor
Brooklyn, NY 11245
Attn: Virginia Conway
Telephone: (718) 242-4932
Fax: (718) 242-6220

[Credit Agreement]